   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                       CELL ROBOTICS INTERNATIONAL, INC.
                 (Name of small business issuer in its Charter)

           COLORADO                        5049-05                 84-1153295
 (State or other jurisdiction    (Primary Standard Industrial    (IRS Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                          2715 BROADBENT PARKWAY N.E.
                         ALBUQUERQUE, NEW MEXICO 87107
                                 (505) 343-1131
                              (505) 344-8112 (FAX)
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           RONALD K. LOHRDING, PH.D.
                               PRESIDENT AND CEO
                          2715 BROADBENT PARKWAY N.E.
                         ALBUQUERQUE, NEW MEXICO 87107
                                 (505) 343-1131
                              (505) 344-8112 (FAX)
(Name, address, including zip code, and telephone number of agent for service of process)
                           --------------------------

                                   COPIES TO:

       CLIFFORD L. NEUMAN, ESQ.                  STEPHEN A. ZELNICK, ESQ.
        NATHAN L. STONE, ESQ.                   JOEL J. GOLDSCHMIDT, ESQ.
        NEUMAN & DRENNEN, LLC               MORSE, ZELNICK, ROSE & LANDER, LLP
           1507 PINE STREET                          450 PARK AVENUE
       BOULDER, COLORADO 80302                   NEW YORK, NEW YORK 10022
            (303) 449-2100                            (212) 838-8269
         (303) 449-1045 (FAX)                      (212) 838-9190 (FAX)

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
 As soon as practicable after the effective date of the Registration Statement.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED         PER SHARE       OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, $.004 par value(2)............      2,300,000             $5.00            $11,500,000          $3,484.85
Representatives' Warrants...................       200,000               $-0-                $-0-                $-0-
Shares of Common Stock Underlying
  Representatives' Warrants(3)..............       200,000              $6.00             $1,200,000           $363.64
Total:......................................      2,500,000                              $12,700,000           $3848.49

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) Includes Common Stock offered in the offering and issuable upon exercise of Underwriters' Over-Allotment Option.
(3) Consists of Common Stock issuable upon exercise of the Representatives' Warrants.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       CELL ROBOTICS INTERNATIONAL, INC.
                             CROSS-REFERENCE INDEX

ITEM NO. AND HEADING IN FORM SB-2 REGISTRATION STATEMENT                         LOCATION IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
             Front Cover Page of Prospectus.....................  Forepart of Registration Statement and Outside Front
                                                                    Cover Page of Prospectus

       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Inside Front and Outside Back Cover Pages of
                                                                    Prospectus

       3.  Summary and Risk Factors.............................  Prospectus Summary; Risk Factors

       4.  Use of Proceeds......................................  Use of Proceeds; Risk Factors

       5.  Determination of Offering Price......................  Front Cover Page; Underwriting

       6.  Dilution.............................................  Dilution; Risk Factors

       7.  Selling Securityholders..............................                            *

       8.  Plan of Distribution.................................  Underwriting

       9.  Legal Proceedings....................................  Legal Proceedings

      10.  Directors, Executive Officers, Promoters and
             Controlling Persons................................  Management

      11.  Security Ownership of Certain Beneficial Owners and
             Management.........................................  Security Ownership of Management and Principal
                                                                    Stockholders

      12.  Description of Securities............................  Description of Securities

      13.  Interest of Named Experts and Counsel................  Legal Matters; Experts

      14.  Disclosure of SEC Position on Indemnification for
             Securities Act Liabilities.........................  Management--Indemnification and Limitation on
                                                                    Liability of Directors

      15.  Organization Within Last Five Years..................  The Company; Business--Overview

      16.  Description of Business..............................  Prospectus Summary; Risk Factors; Business

      17.  Management's Discussion and Analysis or Plan of
             Operation..........................................  Management's Discussion and Analysis of Financial
                                                                    Condition and Results of Operations; Financial
                                                                    Statements; Business

      18.  Description of Property..............................  Business

      19.  Certain Relationships and Related Transactions.......  Certain Transactions

      20.  Market for Common Equity and Related Stockholder
             Matters............................................  Market for Common Stock

      21.  Executive Compensation...............................  Management--Executive Compensation

      22.  Financial Statements.................................  Financial Statements

      23.  Changes in and Disagreements with Accountants on
             Accounting and Financial Disclosure................  Business--Changes in Independent Public Accountants

------------------------

* Omitted from Prospectus because Item is inapplicable or answer is in the negative

                 SUBJECT TO COMPLETION, DATED NOVEMBER 24, 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                       CELL ROBOTICS INTERNATIONAL, INC.

                                2,000,000 SHARES
                                  COMMON STOCK

    Cell Robotics International, Inc., a Colorado corporation (the "Company"), is offering 2,000,000 shares (the "Shares") of its common stock, $.004 par value (the "Common Stock").

    Although the Company is a publicly-held corporation, the present market for
its Common Stock is limited and sporadic. On November   , 1997, the closing bid
and ask prices of the Common Stock on the OTC Electronic Bulletin Board
("Bulletin Board") under the trading symbol CRII were $     and $     ,
respectively. Application has been made to have the Common Stock approved for quotation on the Nasdaq SmallCap Market under the symbol "CRII", subject to completion of this offering.

    It is currently anticipated that the offering price of the Shares will be between $4.00 and $5.00 per share. The public offering price of the Shares will be determined by negotiation between the Company and Paulson Investment Company, Inc. ("Paulson") and Cohig & Associates, Inc. (together with Paulson, the "Representatives"), as representatives of the several underwriters ("Underwriters"). For a discussion of the factors considered in determining the public offering price, see "Underwriting."
                            ------------------------

  THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 8.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                                                   UNDERWRITING
                                                              PRICE TO             DISCOUNTS AND           PROCEEDS TO
                                                               PUBLIC             COMMISSIONS(1)           COMPANY(2)
Per Share.............................................            $                      $                      $
Total(3)..............................................            $                      $                      $

(1) Excludes a non-accountable expense allowance equal to 3% of the gross proceeds of this offering, payable to Paulson, and five-year warrants (the "Representatives' Warrants") entitling the Representatives to purchase up to 200,000 shares of Common Stock at an exercise price equal to 120% of the public offering price per share. The Company also has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting offering expenses payable by the Company of approximately $550,000 including the non-accountable expense allowance to Paulson. See "Underwriting."

(3) The Company has granted the Underwriters an option, exercisable within 45 days from the date of this Prospectus to purchase up to an additional 300,000 shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any (the "Over-Allotment Option"). If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $10,350,000, $1,035,000 and $9,315,000 respectively, assuming an offering price for the Common Stock of $4.50 per share. See "Underwriting."
                            ------------------------

    The Shares are being offered by the several Underwriters, subject to prior sale, when and if delivered to and accepted by the Underwriters, and subject to their right to reject any order, in whole or in part, and to certain other conditions. It is expected that delivery of the certificates representing the Shares will be made against payment therefor in New York, New York on or about
           , 1997.

PAULSON INVESTMENT COMPANY, INC.                        COHIG & ASSOCIATES, INC.

               THE DATE OF THIS PROSPECTUS IS            , 1997.

                            ------------------------

    The Company is subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company intends to furnish its stockholders with annual reports containing financial statements audited by independent certified public accountants, as well as quarterly financial information for each of the first three quarters of each fiscal year. The Company will also file reports, proxy statements and other information with the Securities and Exchange Commission ("Commission").

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ SMALLCAP MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. FURTHER, SUCH PERSONS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE THE MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            Medical Laser Products

                                 Lasette-TM-

     One photograph of product, two graphic art depictions of skin perforation.

                 In Vitro Fertilization Workstation-TM-

     One photograph of product, two photographs of cells showing product functions, with descriptions.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE RELATED NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION WITH REGARD TO THE CAPITAL STOCK OF THE COMPANY IN THIS PROSPECTUS, INCLUDING SHARE AND PER SHARE INFORMATION, ASSUMES (I) NO EXERCISE OF ANY OUTSTANDING OPTIONS OR WARRANTS OF THE COMPANY PRIOR TO THE OFFERING DESCRIBED HEREIN AND (II) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, OR THE REPRESENTATIVES' WARRANTS. (SEE "DESCRIPTION OF SECURITIES" AND "UNDERWRITING".) UNLESS OTHERWISE SPECIFIED TO THE CONTRARY OR UNLESS THE CONTEXT IMPLIES OTHERWISE, ALL REFERENCES HEREIN TO THE "COMPANY" SHALL BE DEEMED TO REFER TO CELL ROBOTICS INTERNATIONAL, INC., A COLORADO CORPORATION, AND ITS WHOLLY-OWNED SUBSIDIARY, CELL ROBOTICS, INC., A NEW MEXICO CORPORATION.

                                  THE COMPANY

    The Company has developed, and is preparing to manufacture, market and sell, a number of sophisticated medical laser products. The "Lasette-TM-," a compact, lightweight, portable skin perforator, has been designed to permit nearly painless sampling of capillary blood in both clinical and home settings. The "RevitaLase-TM-" is a modularly-designed laser system for dermatological use, which incorporates the laser in the hand-piece. Its design allows for interchangeable hand-pieces, each with a laser having a different wavelength suitable for specific applications, driven by a common base unit containing computer controls, power supply and cooling system. The initial Erbium:YAG laser for the RevitaLase-TM- has been designed for cosmetic uses such as skin resurfacing and wrinkle removal and may find added applications in scar revisioning and burn debridement. The IN VITRO fertilization workstation ("IVF Workstation-TM-") utilizes a microscope, computer-controlled stages and a solid-state laser to enhance human assisted reproduction techniques. Both the Lasette-TM- and RevitaLase-TM- require a disposable shield or disposable delivery tip each time the laser is used. These disposables will be manufactured for and sold by the Company. The new medical laser products utilize core technologies and management skills developed by the Company in connection with its Cell Robotics Workstation-TM-, a laser scientific instrument which transforms a microscope from a viewing device into a tool for physically manipulating and microdissecting living cells. The Company believes that the markets for its new medical laser devices are broader than for its scientific instruments and that its future growth will depend, primarily, on market acceptance of these medical laser devices.

    The Erbium:YAG laser handpiece for the RevitaLase-TM- has received FDA clearance for use in dermatological and surgical applications. It is undergoing continuing testing to finalize protocols for clinical use. The Company expects to begin initial shipments of RevitaLase-TM- units with the Erbium:YAG handpiece in the first quarter of 1998. The Lasette-TM- is a substitute for the stainless steel lancet now used for capillary blood sampling. In clinical settings the Company believes that the Lasette-TM- will lessen the spread of, and the fear among healthcare workers of contracting, infectious diseases through inadvertent needle sticks while also reducing the problems of sharps disposal. The Lasette-TM- has received FDA clearance for capillary blood sampling from all adults, including diabetics, in clinical settings. However, the Company believes that another principal market for the Lasette-TM- will be for home use by diabetics. Diabetics are often required to take multiple blood samples each day and many diabetics develop permanent finger-tip soreness and calluses from recurrent blood sampling. The Company is making application for FDA clearance of Lasette-TM- sales for diabetic home use and for use on children. No assurances can be given that these additional FDA clearances will be received. The Company plans to begin shipping the Lasette-TM- for clinical use in the fourth quarter of 1997.

    The IVF Workstation-TM- has three basic applications: first, for measuring, assessing and storing in computer memory the various properties of a human egg to assess its suitability for fertilization; second, to mechanically inject sperm into an egg; and third, to pierce the outer shell of a fertilized egg with a laser to facilitate "hatching" and promote embryo development and successful pregnancy. In the United States, FDA clearance is required for sale of the IVF Workstation-TM-. Clinical trials necessary to obtain the data required for application for such clearance have recently begun and the Company expects they will take approximately one year to complete. However, no assurance can be given that FDA clearance will ever be obtained for use of the IVF Workstation-TM- in "hatching." The European Community has cleared the use of the IVF Workstation-TM- for marketing and the Company is applying for the CE Mark necessary for sales. The first purchase order for an IVF Workstation-TM- has been received from an IVF clinic in Tunisia.

    The Company's growth plan is to concentrate its resources on the development of the clinical and home markets for its medical laser products. The Company intends to market the Lasette-TM- through strategic alliances with major distributors serving the diabetic and clinical markets, supplemented by distribution arrangements with regional distributors and direct sales by the Company. The Company intends to market the RevitaLase-TM- with its Erbium:YAG laser head by establishing an OEM relationship with a major manufacturer of CO2 and other medical laser systems for the aesthetic market, to be supplemented by direct distribution by the Company under a different trademark. The IVF Workstation-TM- will be marketed and sold over the internet and through other direct selling methods by the Company, except that in the United States the IVF Workstation-TM- will not be offered for laser-assisted hatching until after FDA clearance is obtained.

    The Company was organized on September 28, 1988 as Intelligent Financial Corporation ("IFC"). In February 1995, IFC acquired all of the issued and outstanding shares of Cell Robotics, Inc. ("CRI"), a New Mexico corporation (the "Acquisition"), which had been formed in 1988 to develop the Cell Robotics Workstation. In May 1995, IFC changed its name to Cell Robotics International, Inc.

    The Company maintains its principal offices at 2715 Broadbent Parkway, N.E., Albuquerque, New Mexico 87107. Its telephone number at that address is (505) 343-1131, its facsimile number is (505) 344-8112, and its Internet Website address is http://www.cellrobotics.com/cell.

                                  THE OFFERING

Securities Offered................  2,000,000 shares of $.004 par value Common Stock. See
                                    "Description of Securities."
Common Stock outstanding before
  offering........................  5,222,414 shares(1)
Common Stock outstanding after
  offering........................  7,222,414 shares(1)(2)
Use of proceeds...................  To fund marketing and sales, to acquire fixed assets, to hire additional marketing and manufacturing personnel,
                                    to fund further research and development and for working
                                    capital and other general corporate purposes. See "Use
                                    of Proceeds."
Proposed NASDAQ symbol:
  Common Stock....................  "CRII"

------------------------

(1) Does not include (i) 1,250,000 shares of Common Stock reserved for issuance upon exercise of options which may be granted under the Company's Stock Incentive Plan (the "Plan"), 1,032,000 of which are subject to outstanding and unexercised options having a weighted average exercise price of $1.99 per share, and of which 357,724 options are subject to future vesting, (ii) 450,000 shares of the Common Stock reserved for issuance upon the exercise of options held by the Company's President, Dr. Ronald K. Lohrding , at the same price per share as Common Stock sold in this offering (the "Lohrding Options"), (iii) 345,000 shares of Common Stock reserved for issuance upon exercise of the outstanding Placement Agent's Warrant (as hereinafter defined) and (iv) 300,000 shares of Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan ("ESPP"). See "Management--Stock Incentive Plans" and "Description of Securities--Placement Agent's Warrant."

(2) Assumes no exercise of (i) the Underwriters' Over-Allotment Option and (ii) the Representatives' Warrants.

    The information contained in this Prospectus relates solely to the issuance of up to 2,000,000 shares of Common Stock and additional Common Stock included in the Over-Allotment Option granted to the Underwriters. The Shares are being offered and sold to the public through the Underwriters on the terms set forth in "Underwriting."

                             SUMMARY FINANCIAL DATA

    Set forth below is selected summary financial data with respect to the Company. Actual financial information for the years ended December 31, 1995 and 1996, and as of September 30, 1997 and for the nine months ended September 30, 1996 and September 30, 1997, is derived from the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus and is qualified by reference to such Consolidated Financial Statements and the Notes thereto.

                                                                                      NINE MONTHS ENDED SEPTEMBER
                                                          YEARS ENDED DECEMBER 31,                30,
                                                        ----------------------------  ----------------------------
                                                            1995           1996           1996           1997
                                                        -------------  -------------  -------------  -------------
STATEMENTS OF OPERATIONS DATA
Revenues..............................................  $     942,667  $     663,261  $     592,802  $     828,566
Cost of Sales.........................................        728,719        496,531        400,997        597,299
Operating Expenses....................................      1,192,522      1,771,101      1,306,841      2,091,621
Other Income (Expenses)...............................       (372,576)        60,281         33,379         41,186
Net Loss..............................................     (1,351,150)    (1,544,090)    (1,081,657)    (1,819,168)
Net Loss Per Share(1).................................           (.66)          (.37)          (.28)          (.36)
Average Common Shares Outstanding.....................      2,039,280      4,197,499      3,926,416      5,054,026

                                                                                          SEPTEMBER 30, 1997
                                                                                     ----------------------------
                                                                  DECEMBER 31, 1996     ACTUAL     AS ADJUSTED(2)
                                                                  -----------------  ------------  --------------
BALANCE SHEET DATA
Total Assets....................................................    $   2,570,952    $  1,784,323   $  9,334,323
Working Capital.................................................        1,858,088         771,162      8,321,162
Total Liabilities...............................................          363,722         726,752        726,752
Stockholders' Equity............................................        2,207,230       1,057,571      8,607,571

------------------------

(1) See Note 2 of Notes to Consolidated Financial Statements for a discussion of the calculation of net loss per share for the fiscal years ended December 31, 1995 and 1996, and for the nine-month periods ended September 30, 1996 and 1997.

(2) Adjusted to give effect to the application of the estimated net proceeds of this offering based upon an assumed public offering price of $4.50 per share. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                           FORWARD-LOOKING STATEMENTS

    Certain statements made in this Prospectus are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the plans and objectives of management for future operations. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements made in this Prospectus are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based, in part, on assumptions involving the growth and expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements made in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements made in this Prospectus, particularly in view of the Company's early stage of operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE POSSIBILITY OF THE LOSS OF THEIR ENTIRE INVESTMENT IN THE COMPANY'S SECURITIES AND, ALONG WITH EACH OF THE FOLLOWING FACTORS, CONSIDER THE INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.

    HISTORY OF OPERATING LOSSES; FUTURE PROFITABILITY UNCERTAIN. From its inception in 1988 through September 30, 1997, the Company has incurred losses of approximately $13.0 million, substantially all of which consisted of research and development and general and administrative expenses. To date, the Company has been unable to profitably market its products. For the years ended December 31, 1996 and 1995 and for the nine months ended September 30, 1997 and 1996, the Company's net losses were $1,544,090, $1,351,150, $1,819,168 and $1,081,657, respectively. In addition, the Company's operations used net cash of $1,315,930 and $1,803,286 for the year ended December 31, 1996 and nine months ended September 30, 1997, respectively. The Company has yet to sell any of its products in commercial quantities. Moreover, even if the Company eventually generates increased revenues from product sales, the Company does not expect to achieve operating profits before the first quarter of 1999. The Company's ability to achieve a profitable level of operations in the future will depend in large part on finalizing development of its medical laser products, obtaining additional regulatory approval for such products and bringing several of these products to market. The likelihood of long-term success of the Company must be considered in light of the expenses, difficulties and delays frequently encountered in the development and commercialization of new medical laser products, competitive factors in the marketplace as well as the burdensome regulatory environment in which the Company operates. There can be no assurance that the Company will ever achieve significant revenues or profitable operations. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    GOING CONCERN UNCERTAINTIES. The consolidated financial statements included in this Prospectus have been prepared assuming that the Company will continue as a going concern. As a result of the Company's continuing operating losses and negative cash flows from operations, the Independent Auditors' Report issued in conjunction with the audit of the consolidated financial statements of the Company for the fiscal year ended December 31, 1996, contained an explanatory paragraph indicating that the foregoing matters raised substantial doubt about the Company's ability to continue as a going concern. The Company's continued operating losses have resulted in an accumulated deficit of $12,959,624 at September 30, 1997. There can be no assurance that the Company's operations will be profitable or that the Company will be able to attain its business plan objectives. See Independent Auditors' Report and Notes to Consolidated Financial Statements--Note 12.

    FUTURE REVENUE GROWTH DEPENDENT ON MEDICAL LASER PRODUCTS. The Company is relying heavily upon the success of its medical laser products which are in the product introduction stage. These medical laser products are subject to all of the risks of failure inherent in the market introduction of innovative technologies. Those risks include the possibilities that some or all of the proposed products may fail to receive additional necessary regulatory clearances, that the proposed products may have features which render them uneconomical either to manufacture or market, that there does not exist demand for the products at levels or prices at which the Company can operate profitably, or that third parties will market a superior product. As a result, there can be no assurance that all or any of the Company's medical laser products will receive all of the required governmental regulatory approvals or become commercially viable or achieve market acceptance. See "Business."

    ADDITIONAL FINANCING REQUIREMENTS. The Company will require substantial funds for commercialization of its medical laser products, establishing manufacturing and testing capabilities and marketing and sales efforts. The Company's capital requirements depend upon numerous factors, including the progress of its product commercialization, the requirement for additional clinical testing, the time and cost involved in obtaining additional regulatory approvals, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, the ability of the Company to establish collaborative arrangements, the development of commercialization activities and arrangements, and the purchase of capital equipment. The Company believes that its existing capital resources, including the estimated net proceeds of this offering, will be sufficient to satisfy its current and projected funding requirements for at least 12 months from the date of this Prospectus. Unless the Company is able to achieve profits from operations within that time, which the Company does not anticipate, or if the Company experiences unanticipated cash requirements during the next 12 months, the Company expects that it may require substantial additional capital. The Company may seek additional funding through public or private financings or collaborative or other arrangements with third parties. There can be no assurance that additional funds will be available on acceptable terms, if at all. If additional funds are raised by issuing equity securities, further substantial dilution to existing stockholders, including purchasers of the Shares offered hereby, may result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its development programs or to obtain funds by entering into arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its products or technologies that the Company would not otherwise relinquish. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    PATENT LITIGATION. On October 15, 1997, Venisect, Inc. ("Venisect") commenced a patent infringement action (the "Venisect Litigation") against the Company in the United States District Court for the Eastern District of Arkansas alleging that the Lasette-TM- infringes on certain patents and patent rights owned by Venisect. Venisect seeks injunctive relief and monetary relief, including treble damages. The Company has filed a response to this Complaint, moving to dismiss the Complaint for lack of jurisdiction. The Company believes, and has received an opinion from its patent counsel, that the Lasette-TM- does not infringe on the patents and patent rights owned by Venisect and will assert substantive defenses if the action is not dismissed or is refiled in another jurisdiction. Nevertheless, there can be no assurance that the Company will be able to successfully defend the patent infringement claims made by Venisect. If Venisect prevails in this litigation, the Company may be permanently enjoined from selling the Lasette-TM- and may be obligated to pay significant damages to the plaintiff. Even if the Company is successful in its defense of the Litigation, the cost of such defense could be substantial and the Company's management may be required to devote a substantial amount of time to such defense. Accordingly, the Venisect Litigation could have a material adverse impact on the Company's business and financial condition.

    PATENTS AND PROPRIETARY TECHNOLOGY. The Company's medical laser products currently have no patent protection. The Company intends to file applications for patents covering some features of the medical laser products; however, there can be no assurance that patents will be issued or, if issued, the degree of protection that they will afford. The Company's current scientific research instruments only have limited patent protection. The Company has licenses to or assignments of United States patents and certain corresponding foreign patents that cover certain aspects of some of its products. However, there can be no assurance as to the degree of protection offered by these patents. These patents may have limited commercial value or may lack sufficient breadth or scope to adequately protect the aspects of the Company's technology to which they relate.

    Since there is no patent protection currently afforded the Company's medical laser products, there can be no assurance that other patent holders or other third parties will not claim infringement by the Company or its licensors with respect to current and future technology. Because United States patent applications are held and examined in secrecy, it is also possible that presently pending United States patent applications will eventually issue with claims that will be infringed by the Company's products. There can be no assurance that additional competitors, in the United States and in foreign countries, many of which have substantially greater resources than the Company and have made substantial investments in competing technologies, will not apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make and sell its products. The Company is aware of several patents held by third parties that relate to certain aspects of its products. There can be no assurance that these patents would not be used as a basis to challenge the Company's current or future patents, to limit the scope of its patent rights or to limit its ability to obtain additional or broader patent rights. A successful challenge to the validity of any of the Company's existing or future patents and/or patent rights may adversely affect the Company's competitive position and could limit the Company's ability to commercialize one or more of its medical laser products and its scientific products. Further, the Company may in the future be required to initiate litigation to protect its patent position. There can be no assurance that the Company will have the resources necessary to pursue such litigation or otherwise protect its patent rights. The defense and prosecution of patent suits is costly and time-consuming, even if the outcome is favorable. This is particularly true in foreign countries where the expense associated with a proceeding can be prohibitive. An adverse outcome in the defense of a patent or infringement suit could subject the Company to significant liabilities to third parties, require the Company and others to cease selling products that infringe or require disputed rights to be licensed from third parties. Such licenses may not be available on satisfactory terms or at all. Moreover, if claims of infringement are asserted against future co-development partners or customers of the Company, those partners or customers may seek indemnification from the Company for damages and expenses they incur. There can no be assurance that the Company would prevail in any such action or that any license required under any such patent would be made available under acceptable terms, if at all. There has been, and the Company believes that there will continue to be, significant litigation in the laser-based biotechnological industry regarding patent and other intellectual property rights. Any litigation, including the Venisect Litigation, could consume a substantial portion of the Company's financial and personnel resources and, regardless of the outcome of such litigation, have a material adverse impact upon the Company's business, results of operations and financial condition.

    The Company also relies on trade secret protection for its unpatented proprietary technology. However, trade secrets are difficult to protect. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, that such trade secrets will not be disclosed or that the Company can effectively protect its rights to unpatented trade secrets. Despite precautions taken by the Company, unauthorized parties may attempt to engineer, reverse engineer, copy or obtain and use its products and other information the Company considers proprietary. The Company pursues a policy of having its employees and consultants execute non-disclosure agreements upon commencement of employment or consulting relationships with the Company, which agreements provide that all confidential information developed or made known to the individual during the course of the relationship shall be kept confidential except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or other proprietary information in the event of unauthorized use or disclosure of such information.

    Further, the Company has developed and relies on the trademarks that it uses with its products, including the Lasette-TM-, the RevitaLase-TM- and the IVF Workstation-TM-. The Company has applied for a federal registration for the name Lasette-TM- and intends to apply for federal registration with respect to the use of the RevitaLase-TM- and IVF Workstation-TM- trademarks. Where registrations of trademarks have not been issued, the Company claims common law trademark rights to those names. Notwithstanding, there can be no assurance that the Company will obtain additional registrations for any of its trademarks or that the Company will not be subject to opposition, cancellation or infringement proceedings based upon the use of such trademarks. The loss of the use of any one or more of the trademarks could have a material adverse effect upon the Company's ability to profitably market the associated product. See "Business-- Intellectual Property."

    COMPETITION. The industry in which the Company competes is characterized by intense competition, extensive research and development efforts and rapid technological progress. New product developments and enhancements of existing products are expected to continue and there can be no assurance that discoveries by others will not render the Company's products non-competitive.

    There are many companies, both public and private, that are engaged in the development of products for the same applications being pursued by the Company. Many of those companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than the Company and represent substantial long-term competition for the Company. Such companies may succeed in developing products that are more effective or less costly than any products that may currently be owned or which may be developed by the Company in the future. Specifically, the Company is aware of several other companies which are developing glucose testing products based on non-invasive technologies, such as skin patches and diode-pumping laser products. If these products are approved for sale and become commercially available in the United States in the future, they could have a material adverse effect on sales of the Lasette-TM- and on the business and financial condition of the Company.

    Factors affecting competition in the laser-based medical and biotechnological industry vary depending on the extent to which the competitor is able to achieve a competitive advantage based upon proprietary technology. If the Company is able to establish and maintain a significant proprietary position with respect to its products, competition will likely depend primarily on the effectiveness of the products and their price competitiveness. In addition, the Company's competitive position also depends upon its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, acquire technology from third parties, implement development and marketing plans, obtain patent protection and secure adequate capital resources. See "Business--Competition."

    RISKS ASSOCIATED WITH LICENSES. The LaserTweezers-Registered Trademark-application of the Cell Robotics Workstation is based upon an exclusive patent license from AT&T (the "AT&T License"), which requires the payment of substantial minimum annual royalties in the future. If future sales of the Cell Robotics Workstation do not increase substantially over historical levels, it is likely that future sales of the product will be rendered uneconomical by virtue of the minimum royalty required under the AT&T License. Under such circumstances, the Company may elect to allow the AT&T License to terminate and as a result lose its ability to continue to market the LaserTweezers-Registered Trademark- module of the Cell Robotics Workstation.

    TECHNOLOGICAL CHANGE AND PRODUCT OBSOLESCENCE. The medical device industry is characterized by extensive research efforts, rapid technological progress, evolving industry standards, frequent new product and service introductions and enhancements and intense competition from numerous organizations, including pharmaceutical and medical diagnostic equipment companies, academic institutions, and others. New developments are expected to continue at a rapid pace. There can be no assurance that research and discoveries by others will not render any of the Company's products or potential products non-competitive, obsolete and/or unmarketable. In order to compete successfully, the Company must continue to improve its current products and develop and market new products that keep pace with technological developments. Accordingly, even if the Company's medical laser products achieve market acceptance, its future success will depend in significant part on its ability to continually improve the performance, features, and reliability of its products in response to both evolving demands of the marketplace and competitive product offerings. There can be no assurance that the Company will be successful in so doing. Any failure by the Company to anticipate or respond adequately to technological developments could have a material adverse effect on its operating results and financial condition. The Company's pursuit of necessary technological advances will require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its products to changing technology standards and customer requirements. There can be no assurance that the announcement or introductions of new products by the Company or its competitors or any change in industry standards will not cause customers to defer or cancel purchases of existing products, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business."

    GOVERNMENT REGULATION; NEED FOR ADDITIONAL PRODUCT CLEARANCES AND
APPROVALS. The testing, manufacture, labeling, distribution, marketing and advertising of products such as the Company's existing and proposed products and its ongoing research and development activities are subject to extensive regulation by government regulatory authorities in the United States and other countries. The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of new medical laser products through lengthy and detailed clinical testing procedures, and other costly and time-consuming compliance procedures. The Company's products must receive FDA clearance before they can be commercially marketed in the United States, which in many instances involves rigorous pre-clinical and clinical testing and an extensive FDA approval process. The time required for completing such testing and obtaining such approvals is uncertain, and FDA clearance may never be obtained for some products or applications. Delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA regulatory review of the Company's submitted application. Similar delays may also be encountered in other countries. Failure to receive timely approval from these agencies could result in the Company's incurring substantial costs and could also have a material adverse effect upon the Company's operations and financial condition. In addition, if regulatory clearance of a product is granted, such clearance may entail limitations on the indicated uses for which the product may be marketed. Also, modifications may be made to the Company's products to incorporate enhancements to their functionality and performance based upon new data and design review. There can be no assurance that the FDA will not request additional information relating to product improvements, that any such improvements would not require further regulatory review thereby delaying testing, approval and commercialization of the Company's products or that ultimately any such improvements will receive FDA clearance.

    While the Lasette-TM- has been cleared by the FDA for clinical use for all adult glucose/hematocrit testing, including diabetics, the Company believes that realizing the full commercial potential of the Lasette-TM- will depend upon the Company receiving FDA clearance to sell the Lasette-TM- to all diabetics (adults and children) for home use. The Company is applying for FDA clearance to sell the product for home use by diabetics; however, there can be no assurance that such clearance will be issued or, if issued, that it will not be subject to restrictions that could substantially impair its future profitability. In addition, the laser-assisted hatching module of the IVF Workstation-TM- has only begun clinical trials, which will consist of at least 600 clinical cycles. It is estimated that the clinical trials for this product will take at least one year to complete, with no assurance that once completed the product will receive FDA clearance for sales in the United States.

    FDA regulations also require manufacturers of medical devices to adhere to certain "Medical Device Quality System Regulation" ("MDQS"), which include testing, design, quality control and documentation procedures. Compliance with applicable regulatory requirements is subject to continual review and will be monitored through periodic inspections by the FDA. Similarly, sales of the Company's products outside of the United States are also subject to certain manufacturing standards promulgated by the International Standards Organization ("ISO"). In addition, the Company's manufacturing activities are subject to regulation and control under the Occupational Safety and Health Act (OSHA) and regulations promulgated thereunder. Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including fines, delays, or suspensions of regulatory clearances, seizures, recalls of products, operating restrictions and criminal prosecution. The failure to comply with regulatory requirements could subject the Company to regulatory or judicial enforcement actions, including, but not limited to, product recall or seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products and withdrawal of existing approvals, as well as potentially enhanced product liability exposure. Sales of the Company's products outside of the United States will be subject to regulatory requirements governing clinical trials and marketing approval.

    In addition, the foreign sale by the Company of at least one of its lasers is subject to the Export Control Act and can only be exported under a license held by the Company's supplier. Should that source of supply fail to maintain such license, the Company's ability to export that laser product would be suspended until it was able to identify and enter into an arrangement with a new licensed supplier. These requirements vary widely from country to country and could delay introduction or continuing sales of the Company's products in foreign countries. See "Government Regulation."

    DEPENDENCE UPON SOURCE OF SUPPLY. The Erbium:YAG lasers used by the Company in the Lasette-TM- and the Revitalase-TM- are made from crystals which the Company has manufactured in Russia through a strategic relationship. The Company's competitive advantage in these products is derived to a degree upon the significant cost savings which the Company is able to realize by having its crystals manufactured by its Russian supplier. However, the continuation of the Company's relationship with this source of supply is in doubt due to current unresolved disputes, including problems related to crystal quality. If this source of supply were restricted or eliminated due to factors specifically affecting such supplier, such as the inadvertent or intentional non-performance by such source, or events flowing from Russia's political or economic instability, it is likely that alternative sources of supply would be substantially more expensive. As a result of the foregoing, and other factors beyond the control of the Company, the Company could lose its strategically important source of supply for laser crystals, which would impair its competitive advantage. See "Business."

    UNCERTAINTY OF MARKET ACCEPTANCE. Achieving market acceptance for the Company's proprietary products will require substantial marketing efforts and expense. As with any new technology, there is substantial risk that the marketplace will not accept the potential benefits of such technology or be willing to pay for any cost differential with the existing technologies. For example, the Lasette-TM- will compete directly with stainless steel lancets which only cost pennies apiece and non-invasive procedures and products are currently being developed by other companies. Market acceptance of these current and proposed products will depend, in large part, upon the ability of the Company to educate potential customers, including third-party distributors, of the distinctive characteristics and benefits of its products. There can be no assurance that current or proposed products will be accepted by the end users or that any of the current or proposed products will be able to compete effectively against current and alternative products. See "Business."

    DEPENDENCE ON MANUFACTURERS. The Company is relying upon a third party to manufacture the Lasette-TM-. The Company is dependent on third parties to produce and manufacture certain components for its other products. Certain key components used in the manufacturing of the Company's products are currently obtained from single vendors. There are no written agreements with such third parties, and no third party is obligated to perform any services for the Company on which the Company depends in order to meet its business objectives. Consequently, there can be no assurance that these third parties will commit any resources to the commercialization of the Company's business. Any supply interruption in a single-sourced component would have a material adverse effect on the Company's ability to manufacture products until a new source of supply were qualified. There can be no assurance that the Company would be successful in qualifying additional sources on a timely basis, if ever. Failure to do so would have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business."

    PRODUCT DEFECTS AND WARRANTIES. Products as complex as those developed by the Company may contain undetected errors or defects when first introduced or as new versions are released. In addition, the Company offers on existing products and plans to offer on future products a one-year warranty against defects in materials and workmanship. There can be no assurance that, despite testing by the Company or its customers, errors will not be found in new products resulting in warranty claims, product redevelopment costs and loss of, or delay in, market acceptance and additional costs. If a product initially fails to produce acceptable results, customer acceptance of the Company's products, even those which have been successfully redesigned or improved, could be materially adversely affected. See "Business."

    MARKETING AND SALES; STRATEGIC RELATIONSHIPS. In order for the Company to increase revenues and achieve profitability, the Company's products must achieve a significant degree of market acceptance. The Company's future success is dependent upon its ability to establish an effective sales organization for its proprietary products or to enter into distribution arrangements with other entities selling to its target markets. No assurances can be given that the Company will be able to hire and retain its own sales force or enter into appropriate distribution arrangements. The Company must attract, build, train and motivate a marketing and sales force which the Company currently does not have. Building a successful sales force takes time, and requires a significant amount of capital. The Company intends to acquire experienced marketing personnel, and to enter into marketing and distribution agreements with various strategic partners. There can be no assurance that the Company will be successful in recruiting marketing personnel with the required skills or that it will be able to enter into such strategic relationships. In addition, there can be no assurance that a commercial market for the Company's products will develop, that the Company will be able to compete effectively on price or some other basis, if such a market does develop, or that the Company's products will perform up to market expectations. See "Business."

    DEPENDENCE UPON KEY PERSONNEL. The Company's future success is dependent on the continued service of its key technical, marketing, sales, and management personnel and on its ability to continue to attract, motivate, and retain highly qualified employees. The Company's key employees may voluntarily terminate their employment with the Company at any time. Competition for such employees is intense and the process of locating technical and management personnel with the combination of skills and attributes required to execute the Company's strategy is often lengthy. Accordingly, the loss of the services of key personnel could have a material adverse effect upon the Company's operations and on research and development efforts. Further, the Company does not have key person life insurance covering its management personnel or other key employees, other than a $500,000 term policy on Dr. Lohrding. See "Management."

    MANAGEMENT OF GROWTH. The Company's ability to manage its growth, if any, will require it to continue to improve and expand its management, operational and financial systems and controls. Any measurable growth in the Company's business will result in additional demands on its customer support, sales, marketing, administrative and technical resources and will place significant strain on the Company's management, administrative, operation, financial and technical resources and increase demand upon its systems and controls. There can be no assurance that the Company will be able to successfully address these additional demands. There also can be no assurance that the Company's operating and financial control systems will be adequate to support its future operations and anticipated growth. Failure to manage the Company's growth properly could have a material adverse effect upon the Company's business, financial condition and results of operations. The Company may also seek potential acquisitions of patents, products, technologies and businesses that could complement or expand the Company's business. In the event the Company were to identify an appropriate acquisition candidate, there is no assurance that the Company would be able to successfully negotiate, finance or integrate such acquired patents, products, technologies or businesses. Furthermore, such an acquisition could cause a diversion of management's time and resources. There can be no assurance that a given acquisition, when consummated, would not materially adversely affect the Company's business and results of operations. See "Risk Factors-- Dependence Upon Key Personnel."

    HEALTH CARE REFORM AND POTENTIAL LIMITATIONS ON THIRD-PARTY REIMBURSEMENT RELATED MATTERS. The Company's future success may be affected by the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. The Company cannot predict the effect health care reforms may have on its business, and there can be no assurance that any such reforms will not have a material adverse effect on the Company. Certain of the medical lasers products that the Company is developing are designed for use in elective medical procedures, such as cosmetic surgery and in vitro fertilization. In both the United States and elsewhere, uses of elective medical procedures are dependent in part on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. It is unlikely that the cost of the Lasette-TM-will qualify as a reimbursable expense under most health insurance programs. There can be no assurance that the Company's laser medical products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis. See "Business."

    LIMITED MARKET FOR SCIENTIFIC INSTRUMENTS. The principal markets for the Company's scientific instrumentation products are colleges, universities and other institutions engaged in scientific research. Most, if not all, of these potential customers rely upon federal and state funding in order to support their research activities. The ability of these institutions to purchase the Company's products is dependent upon receiving adequate funding from the public sector. A reduction or withdrawal of government support of scientific pursuits could result in, a diminished demand for the Company's products. See "Business."

    RISK OF PRODUCT LIABILITY. Clinical trials or marketing of any of the Company's products may expose the Company to liability claims from the use of such products. The Company currently carries product liability insurance; however, there can be no assurance that the Company will be able to obtain or maintain insurance on acceptable terms for its clinical and commercial activities or that such insurance would be sufficient to cover any potential product liability claim or recall. Failure to have sufficient coverage could have a material adverse effect on the Company's business and results of operations. See "Business."

    BROAD DISCRETION AND APPLICATION OF PROCEEDS. The Company expects that the proceeds of this offering will be used principally for product research and development and to launch its medical laser products, with approximately 20% to be reserved for use as working capital. The Company is not currently able to estimate precisely the allocation of the proceeds among such uses, and the time and amount of expenditures will vary depending upon numerous factors. The Company's Board of Directors will have broad discretion to allocate the proceeds of this offering and to determine the timing of expenditures. See "Use of Proceeds."

    SUBSTANTIAL DILUTION. Investors acquiring Shares offered hereby will incur immediate and substantial dilution of their investment of approximately $3.32 per share, or 73.8% of the offering price, based upon the Company's adjusted net tangible book value as of September 30, 1997. To the extent that currently outstanding options and warrants to purchase the Company's Common Stock are exercised, there will be further dilution to investors acquiring Shares. See "Dilution."

    OFFERING PRICE ARBITRARILY DETERMINED. The offering price of the Shares being offered hereby were determined by negotiation between the Company and the Representatives and is not necessarily related to the Company's assets, book value or financial condition, and may not be indicative of the actual value of the Company. See "Underwriting."

    POTENTIAL ADVERSE EFFECTS OF SHARES ELIGIBLE FOR FUTURE SALE. Sales of Common Stock (including Common Stock issued upon the exercise of outstanding options and warrants) in the public market after this offering could materially adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems acceptable, or at all. As of November 15, 1997, 5,222,414 shares of the Company's $.004 par value Common Stock, were issued and outstanding, of which 2,749,708 are unrestricted and freely tradeable at the discretion of their owners and 2,472,706 are "restricted securities" and under certain circumstances may, in the future, be sold in compliance with Rule 144 adopted under the Securities Act. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who beneficially owned restricted shares of Common Stock for at least one (1) year is entitled to sell, within any three (3) month period, a number of shares that does not exceed the greater of one percent (1%) of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ or a stock exchange, the average weekly trading volume during the four (4) calendar weeks immediately preceding the sale. A person who presently is not, and who has not been an affiliate of the Company for at least three (3) months immediately preceding the sale, and who has beneficially owned the shares of Common Stock for at least two (2) years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Of these restricted shares, approximately 1,415,106 shares of Common Stock are eligible for sale in the public market without restriction in reliance upon Rule 144(k) under the Securities Act. Of the 2,472,706 restricted shares outstanding, 1,040,100 are beneficially owned by officers, directors and affiliates of the Company, who have agreed, pursuant to lock-up agreements, that they will not offer, sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock owned by them or that could be purchased by them to the exercise of options or warrants to purchase Common Stock of the Company through a period of 90 days after the date of this Prospectus without the prior written consent of the Underwriters. Upon the expiration of the lock-up agreements, the 840,100 shares of Common Stock held by the officers, directors and affiliates will be immediately eligible for resale subject to the volume limitations of Rule 144 and approximately 217,500 other restricted shares will become eligible for resale under Rule 144 from time to time thereafter. In addition, the Company currently has issued and outstanding options and warrants to purchase an aggregate of 1,827,000 shares of Common Stock, of which 1,032,000 underlying shares of Common Stock may be freely tradeable upon exercise due to the registration statement covering the Plan. The Company may also grant options to purchase an additional 300,000 shares of Common Stock under the ESPP. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time-to-time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. Actual sales or the prospect of future sales of shares of Common Stock under Rule 144 may have a depressive effect upon the price of the Common Stock and the market therefor. See "Shares Eligible For Future Sale."

    POSSIBLE DILUTION FROM FUTURE SALES OF COMMON STOCK. The Company's Board of Directors has the authority to issue up to 12,500,000 shares of Common Stock and to issue options and warrants to purchase shares of the Company's Common Stock without stockholder approval. Future issuance of Common Stock could be at values substantially below the offering price in this offering and therefore could represent further substantial dilution to investors in this offering. In addition, the Board could issue large blocks of common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval. See "Description Of Securities" and "Shares Eligible For Future Sale."

    POTENTIAL ADVERSE EFFECTS OF FUTURE SALES OF PREFERRED STOCK. The Company's Articles of Incorporation, as amended, authorize the issuance of up to 2,500,000 shares of $.04 par value preferred stock, none of which are outstanding. The Board of Directors has been granted the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, the Board of Directors could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption of Common Stock. Common stockholders have no redemption rights. In addition, the Board could issue large blocks of preferred stock to fend against unwanted tender offers or hostile takeovers without further stockholder approval. See "Description Of Securities" and "Shares Eligible For Future Sale."

    MANAGEMENT'S LACK OF VOTING INFLUENCE. Upon consummation of this offering, the Company's President, Ronald K. Lohrding, will own 300,000 shares of Common Stock, and vested options exercisable to acquire an additional 325,000 shares of Common Stock, together representing 8.7% of the total issued and outstanding shares following completion of this offering. All of the Company's officers and directors as a group own only 420,800 shares of Common Stock, and vested options exercisable to acquire an additional 496,000 shares of Common Stock. Even giving effect to the exercise of their outstanding and vested options, the Company's officers and directors as a group would exercise voting control over only 11.9% of the Company's outstanding shares of Common Stock following completion of this offering. As a result of this lack of voting influence as stockholders, there can be no assurance that the Company's officers and directors will be able to implement the plans and strategies described in this Prospectus. Further, it is possible that stockholders with greater voting influence could initiate actions which could be adverse to those plans or hostile to current management. See "Security Ownership of Management and Principal Stockholders."

    LIMITED PUBLIC TRADING MARKET FOR THE COMPANY'S COMMON STOCK. While there currently exists in the over-the-counter market a limited and sporadic public trading market for the Common Stock, there can be no assurance that such a market will improve in the future, even if the Common Stock is approved for listing on NASDAQ. There can be no assurances that an investor will be able to liquidate his investment without considerable delay, if at all. If a more active market does develop, the price may be highly volatile. Factors discussed herein may have a significant impact on the market price of the Shares. Moreover due to the relatively low price of the Common Stock, many brokerage firms may not effect transactions in the Common Stock. See "Description Of Securities."

    RISKS OF PRICE AND VOLUME FLUCTUATIONS. The over-the-counter markets for securities such as the Common Stock historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the Company's industry and the investment markets generally, as well as economic conditions and quarterly variations in the Company's results of operations, may adversely affect the market price of the Common Stock. See "Certain Market Information."

    POSSIBLE LOSS OF NASDAQ LISTING. The Company has applied to NASDAQ to have its shares quoted on the SmallCap Market. Even if such application is granted, in order to continue to be listed on NASDAQ, the Company must satisfy certain maintenance standards which relate to the Company's net tangible assets and public trading price of its securities. Currently, NASDAQ rules require that a listed company maintain certain minimum net tangible assets and a minimum public trading price of $1.00 per share. As a result, there can be no assurance that the Company's securities will continue to be listed on NASDAQ. If the Common Stock is delisted from NASDAQ, trading, if any, in those securities would thereafter be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet NASDAQ listing requirements, or in what are commonly referred to as the "pink sheets." As a result, an investor would find it substantially more difficult to dispose of, or to obtain accurate quotations as to the price of the Common Stock, and depending upon several factors including future market price of the Common Stock, the Company's securities could become subject to the "penny stock" rules. See "Risk Factors--The Securities Enforcement and Penny Stock Reform Act of 1990."

    THE SECURITIES ENFORCEMENT AND PENNY STOCK REFORM ACT OF 1990. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission recently adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,
(ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. See "Certain Market Information."

    Although application has been made to have the Common Stock approved for quotation on the NASDAQ SmallCap Market, there can be no assurance that they will be approved or if approved will remain eligible to be included on NASDAQ. In the event that the Common Stock were no longer eligible for quotation on NASDAQ and as a result is delisted, the Common Stock could become subject to rules adopted by the Commission regulating broker-dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to penny stocks require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investments in penny stocks can be very risky and that the investor's salesperson or broker is not an impartial advisor but rather paid to sell the shares. It contains an explanation and disclosure of the bid and offer prices of the security, any retail charges added by the dealer to those prices ("markup" or "markdown"), and the amount of compensation or profit to be paid to or received by the salesperson in connection with the transaction. The disclosure contains further admonitions for the investor to exercise caution in connection with an investment in penny stocks, to independently investigate the security as well as the salesperson with whom the investor is working, and to understand the risky nature of an investment in the security. Further, the disclosure includes information regarding the market for penny stocks, explanations regarding the influence that marketmakers may have upon the market for penny stocks and the risk that one or two dealers may exercise domination over the market for such security and therefore control and set prices for the security not based upon competitive forces. The broker-dealer must also provide the customer with certain other information and must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that following the proposed transaction the broker provide the customer with monthly account statements containing market information about the prices of the securities. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Common Stock became subject to the penny stock rules, many brokers may be unwilling to engage in transactions in the Common Stock because of the added disclosure requirements, thereby making it more difficult for purchasers of Common Stock in this offering to dispose of their securities.

    POTENTIAL ADVERSE EFFECTS OF MARKET OVERHANG FROM WARRANTS AND OUTSTANDING OPTIONS. The Company has outstanding options and warrants exercisable to acquire 795,000 shares of Common Stock, 450,000 of which are subject to future vesting. In addition, the Company has 1,250,000, shares of Common Stock reserved for issuance under the Plan and has granted 1,032,000 options with respect to such shares, all of which are immediately exercisable. In addition, the Company has reserved 300,000 shares for issuance under the ESPP. To the extent that such stock options or warrants are exercised, dilution to the interests of the Company's stockholders may occur. Exercise of these options or warrants, or even the potential of their exercise may have an adverse effect on the trading price and market for the Common Stock. The holders of the options or warrants are likely to exercise them at times when the market price of the Common Stock exceeds the exercise price of the options or warrants. Accordingly, the issuance of shares of Common Stock upon exercise of the options or warrants may result in dilution of the equity represented by the then outstanding shares of Common Stock held by other stockholders. Holders of the options or warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms which are more favorable to the Company than the exercise terms provided by such options or warrants. See "Description of Securities."

    UNDERWRITERS' INFLUENCE ON THE MARKET. A significant number of the Shares may be sold to customers of the Underwriters. Such customers may subsequently engage in transactions for the sale or purchase of such securities through or with the Underwriters. Although they have no legal obligation to do so, the Underwriters from time to time in the future may make a market in and otherwise effect transactions in the Common Stock. To the extent the Underwriters do so, they may be a dominating influence in any market that might develop and the degree of participation by the Underwriters may significantly affect the price and liquidity of the Common Stock. Such market making activities, if commenced, may be discontinued at any time or from time to time by the Underwriters without obligation or prior notice. Depending on the nature and extent of the Underwriters' market making activities and retail support of the Common Stock at such time, the Underwriters' discontinuance could adversely affect the price and liquidity of the Common Stock. See "Underwriting."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Shares offered hereby, assuming an offering price of $4.50 per share, are estimated to be approximately $7,550,000 ($8,765,000 if the Over-Allotment Option is exercised in full) after deducting the underwriting discount and offering expenses.

USE                                                                                             AMOUNT       PERCENT
-------------------------------------------------------------------------------------------  ------------  -----------
Marketing and Sales(1).....................................................................  $  3,200,000        42.4%
Manufacturing Equipment and Personnel(2)...................................................     1,400,000        18.5%
Product Development(3).....................................................................       725,000         9.6%
Future Research and Development(4).........................................................       700,000         9.3%
Working Capital(5).........................................................................     1,525,000        20.2%
                                                                                             ------------         ---
                                                                                             $  7,550,000         100%

------------------------

(1) Consists primarily of salaries to hire additional marketing and sales staff and expenses for negotiating distribution agreements and developing marketing material, including advertising brochures and attending trade shows.

(2) Reflects purchase of machinery, equipment and other fixed assets to be used for manufacturing and testing, and hiring and training additional manufacturing personnel.

(3) Includes funds needed to complete engineering, commercial development and validation of the medical laser products.

(4) Consists of research and development principally for additional dermatology lasers, a dental laser and a smaller version of the Lasette-TM-.

(5) The Company continually evaluates potential acquisitions of patents, products or technologies owned by third parties that could complement the Company's current product portfolio. Funds allocated to working capital could be used to complete one or more product or technology acquisitions, although there are currently no understandings, agreements or commitments with respect to any such material acquisition.

    The amounts set forth above represent the Company's best estimate for the use of the net proceeds of this offering in light of current circumstances. However, actual expenditures could vary considerably depending upon many factors, including, without limitation, changes in the economic conditions, unanticipated complications, delays and expenses, or problems relating to the development of additional products and/or market acceptance for the Company's products. Any reallocation of the net proceeds of the offering will be made at the discretion of the Board of Directors but will be in furtherance of the Company's strategy to achieve growth and profitable operations through the development of additional products and augmentation of the Company's marketing efforts. The Company's working capital requirements are a function of its future sales growth and expansion, neither of which can be predicted with any reasonable degree of certainty. As a result, the Company is unable to precisely forecast the period of time for which net proceeds of this offering will meet its working capital requirements although it expects it to be at least 12 months from the date of this Prospectus. The Company may need to seek funds through loans or other financing arrangements in the future, and there can be no assurance that the Company will be able to make such arrangements in the future should the need arise.

    Pending use of the net proceeds of the offering, the funds will be invested temporarily in certificates of deposit, short-term government securities or similar investments. Any income from these short-term investments will be used for working capital.

                                DIVIDEND POLICY

    The Company has not declared or paid cash dividends on its Common Stock in the preceding two fiscal years. The Company currently intends to retain all future earnings, if any, to fund the operation of its business, and, therefore, does not anticipate paying dividends in the foreseeable future. Future cash dividends, if any, will be determined by the Board of Directors.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of September 30, 1997 (i) on an actual basis and (ii) as adjusted to give effect to the estimated net proceeds from the sale of the Shares offered hereby, based upon an assumed public offering price of $4.50 per share. This section should be read in conjunction with the Consolidated Financial Statements and Notes thereto contained elsewhere in this Prospectus.

                                                                                          SEPTEMBER 30, 1997
                                                                                    ------------------------------
                                                                                                          AS
                                                                                                       ADJUSTED
                                                                                        ACTUAL          (1)(2)
                                                                                    --------------  --------------
Long term debt....................................................................  $          -0-  $          -0-
Stockholders' equity..............................................................
  Preferred Stock, $.04 par value, 2,500,000 shares authorized; no shares
    outstanding...................................................................             -0-             -0-
  Common Stock, $.004 par value, 12,500,000 shares authorized; 5,222,414 shares issued and outstanding actual; and 7,222,414 shares issued and outstanding as
    adjusted(2)...................................................................          20,890          28,890
  Additional paid-in capital......................................................      13,996,305      21,538,305
Accumulated (deficit).............................................................     (12,959,624)    (12,959,624)
Total stockholders' equity........................................................       1,057,571       8,607,571
                                                                                    --------------  --------------
Total capitalization..............................................................  $    1,057,571  $    8,607,571
                                                                                    --------------  --------------
                                                                                    --------------  --------------

------------------------

(1) Does not include (i) 1,250,000 shares of Common Stock reserved for issuance upon exercise of options which may be granted under the Plan, 1,032,000 of which are subject to outstanding and unexercised options having a weighted average exercise price of $1.99 per share, and of which 357,724 options are subject to future vesting, (ii) 450,000 shares of the Common Stock reserved for issuance upon the exercise of the Lohrding Options, (iii) 345,000 shares of Common Stock reserved for issuance upon exercise of the outstanding Placement Agent's Warrant, and (iv) 300,000 shares of Common Stock reserved for issuance under the ESPP. See "Management--Stock Incentive Plans" and "Description of Securities--Placement Agent Warrants."

(2) Assumes no exercise of the Underwriters' Over-Allotment Option or the Representatives' Warrants.

                                    DILUTION

    At September 30, 1997, the Company had a net tangible book value of $986,057 or $.19 per share based upon 5,222,414 shares of Common Stock outstanding. Net tangible book value per share is determined by dividing the number of outstanding shares of Common Stock into the net tangible book value of the Company (total assets less total liabilities and intangible assets). After giving effect to the sale of the Shares offered hereby and receipt of the estimated net proceeds therefrom (after deducting the estimated underwriting discount and offering expenses), the adjusted net tangible book value at September 30, 1997 would have been $8,536,057 or $1.18 per share of Common Stock. This represents an immediate increase in net tangible book value of $.99 per share to current stockholders and an immediate dilution of $3.32 per share, or 73.8%, to the investors in this offering. The following table illustrates the per share dilution, assuming all 2,000,000 Shares are sold in this offering:(1)

Assumed public offering price per share of Common Stock..........................................             $    4.50
  Net tangible book value per share of Common Stock before offering..............................  $     .19
  Increase per share of Common Stock attributable to new investors...............................  $     .99
Adjusted net tangible book value per share of Common Stock after offering........................             $    1.18
Dilution of net tangible book value per share of Common Stock to new investors...................             $    3.32
                                                                                                              ---------
                                                                                                              ---------
Dilution per share of Common Stock as a percentage of offering price.............................                  73.8%
                                                                                                              ---------
                                                                                                              ---------

------------------------

(1) Does not include (i) 1,250,000 shares of Common Stock reserved for issuance upon exercise of options which may be granted under the Plan, 1,032,000 of which are subject to outstanding and unexercised options having a weighted average exercise price of $1.99 per share, and of which 357,724 options are subject to future vesting, (ii) 450,000 shares of the Common Stock reserved for issuance upon the exercise of the Lohrding Options, (iii) 345,000 shares of Common Stock reserved for issuance upon exercise of the outstanding Placement Agent's Warrant, and (iv) 300,000 shares of the Common Stock reserved for issuance under the ESPP. "Management--Stock Incentive Plans" and "Description of Securities--Placement Agent Warrant."

    The following table sets forth, as of November 1, 1997, the number of shares of Common Stock purchased, the percentage of total cash consideration paid, and the average price per share paid by (i) the existing stockholders and (ii) investors purchasing Shares in this offering, before deducting estimated underwriting discounts and offering expenses payable by the Company.

                                                                                    AVERAGE
                                                                            TOTAL CASH CONSIDERATION
                                                     SHARES PURCHASED                                    AVERAGE
                                                  -----------------------  --------------------------   PRICE PER
                                                    NUMBER      PERCENT       AMOUNT        PERCENT       SHARE
                                                  ----------  -----------  -------------  -----------  -----------
Existing Stockholders...........................   5,222,414        72.3%  $  14,017,195        60.9%   $    2.68
New Investors...................................   2,000,000        27.7%(1) $   9,000,000       39.1%(1)  $    4.50(1)
                                                  ----------         ---   -------------         ---
Total...........................................   7,222,414         100%  $  23,017,195         100%

------------------------

(1) Estimated

                           CERTAIN MARKET INFORMATION

PRICE RANGE OF COMMON STOCK

    The Common Stock is traded over-the-counter and quoted on the Bulletin Board on a limited and sporadic basis under the symbol "CRII." The reported high and low bid and asked prices for the Common Stock are shown below for the period through November 20, 1997. The prices presented are bid and asked prices which represent prices between broker-dealers and do not include retail mark-ups and mark-downs or any commission to the broker-dealer. The prices do not necessarily reflect actual transactions.

                                                            BID                   ASK
                                                    --------------------  --------------------
                                                       LOW       HIGH        LOW       HIGH
                                                    ---------  ---------  ---------  ---------
1995
First Quarter.....................................  $  2.75    $  3.625   $  3.25    $  4.00
Second Quarter....................................     2.25       3.00       3.00       3.75
Third Quarter.....................................     1.00       3.125      2.25       3.50
Fourth Quarter....................................     1.75       2.875      2.00       3.25

1996
First Quarter.....................................  $  1.375   $  2.75    $  1.625   $  3.25
Second Quarter....................................     1.875      3.875      2.125      4.125
Third Quarter.....................................     1.375      3.00       1.625      3.125
Fourth Quarter....................................     1.375      2.875      1.563      1.938

1997
First Quarter.....................................  $  1.875   $  2.8125  $  2.00    $  3.00
Second Quarter....................................     1.9375     3.375      2.00       3.50
Third Quarter.....................................     2.9375     4.00       3.0625     4.0625
Fourth Quarter (Through Nov. 20, 1997)............     3.375      3.625      3.4375     3.875

    The bid and ask prices of the Common Stock on November 20, 1997 were $3.38 and $3.63, respectively, as quoted on the Bulletin Board. As of November 20, 1997 there were approximately 176 stockholders of record of the Common Stock.

                            SELECTED FINANCIAL DATA

    Set forth below is selected financial data with respect to the Company. Financial information for the years ended December 31, 1995 and 1996, and as of September 30, 1997 and for the nine months ended September 30, 1996 and September 30, 1997, is derived from the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus and is qualified by reference to such Consolidated Financial Statements and the Notes thereto.

                                                                                          NINE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                                                             ------------------------  ------------------------
                                                                1995         1996         1996         1997
                                                             -----------  -----------  -----------  -----------
STATEMENTS OF OPERATIONS DATA
Revenues...................................................  $   942,667  $   663,261  $   592,802  $   828,566
Cost of Goods Sold.........................................      728,719      496,531      400,997      597,299
Gross Profit...............................................      213,948      166,730      191,805      231,267
Operating Expenses.........................................    1,192,522    1,771,101    1,306,841    2,091,621
Operating Loss.............................................     (978,574)  (1,604,371)  (1,115,036)  (1,860,354)
Other Income (Expenses)....................................     (372,576)      60,281       33,379       41,186
Net Income (Loss)..........................................   (1,351,150)  (1,544,090)  (1,081,657)  (1,819,168)
Net (Loss) Per Share(1)....................................         (.66)        (.37)        (.28)        (.36)
Average Common Shares
  Outstanding(1)...........................................    2,039,280    4,197,499    3,926,416    5,054,026

                                                                             DECEMBER 31, 1996  SEPTEMBER 30, 1997
                                                                             -----------------  ------------------
BALANCE SHEET DATA
  Total Assets.............................................................    $   2,570,952      $    1,784,323
  Working Capital..........................................................        1,858,088             771,162
  Total Liabilities........................................................          363,722             726,752
  Accumulated Deficit......................................................      (11,140,456)        (12,959,624)
  Stockholders' Equity.....................................................        2,207,230           1,057,571

------------------------

(1) See Note 2 of Notes to Consolidated Financial Statements for a discussion of the calculation of net loss per share for the fiscal years ended December 31, 1995 and 1996, and for the nine-month periods ended September 30, 1996 and 1997.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

PLAN OF OPERATION--OVERVIEW

    In 1995, the Company introduced its laser-based scientific research instruments, which in 1996 were refined and redesigned into the modularized Cell Robotics Workstation. Sales of these scientific instruments during 1995 and 1996 were disappointing, resulting in significant operating losses in both periods. Given the limited market for the scientific research instruments, the Company acquired certain technology in January 1996, (see Business--"Intellectual Property") which it has used to develop medical laser products for the clinical and consumer markets. Having now completed the development of the Lasette-TM- (skin perforator), the RevitaLase-TM- (skin resurfacer) and the IVF Workstation-TM-, and having obtained initial regulatory clearances for limited domestic sales of the Lasette-TM- and RevitaLase-TM-, the Company intends to use the net proceeds of this offering principally to stimulate both domestic and international sales of its medical laser products and concurrently complete the processes necessary for additional domestic and international regulatory clearances for those products.

RESULTS OF OPERATIONS--NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THE NINE
  MONTHS ENDED SEPTEMBER 30, 1996

    During the nine month period ended September 30, 1997, the Company's operating activities were limited to continuing efforts to complete the development of its medical laser products. Product sales for the period were generated only from sales of its scientific research instruments. Total revenues from product sales and grant revenue increased from $592,802 for the nine month period ended September 30, 1996 to $828,566 for the nine month period ended September 30, 1997, an increase of 39.8%. Research and development grant revenue increased, from $69,190 during the nine months ended September 30, 1996 to $105,720 during the nine month period ended September 30, 1997, an increase of 52.8%. The Company's gross profit for the nine months ended September 30, 1997 increased by 20.6%, from gross profit of $191,805 for the period ended September 30, 1996 to $231,267 for the period ended September 30, 1997.

    The Company believes that its increased product sales reflect, in part, the fact that during the fourth quarter of fiscal 1996, the Company converted its exclusive distribution agreement with Carl Zeiss, Inc. covering its scientific research instruments to a non-exclusive marketing arrangement. Management believes this has allowed the Company to more aggressively market and sell its research based instruments through its own internal efforts, as well as through other microscope companies. However, the Company's ability to substantially increase future revenue is heavily dependent upon the successful introduction and subsequent market acceptance of its new medical laser products.

    Total operating expenses for the nine month period increased from $1,306,841 for the period ended September 30, 1996 to $2,091,621 for the period ended September 30, 1997, an increase of $784,780, or 60.1%. This increase was principally attributable to costs related to the continuing design and development of the Company's medical laser products. Salaries increased by $184,399, or 46.1%, due to the addition of personnel and increased wage rates. Professional fees increased by $301,992, or 175.3%, principally as a result of professional design and engineering consulting fees related to the development of the Company's medical laser products. Other operating expenses, consisting of overhead, general and administrative expenses, consulting and professional fees, and other costs associated with the conduct of the Company's business also increased, from $457,667 during the nine months ended September 30, 1996 to $666,696 for the comparable period ended September 30, 1997, an increase of $209,029, or 45.7%. This increase is also related to the Company's accelerated product development activities during the most recent nine months.

    During the nine month period ended September 30, 1997, other income and expenses also increased from a $33,379 net contribution to income for the nine month period ended September 30, 1996 to a $41,186 net contribution to income during the period ended September 30, 1997. This increase was due almost exclusively to an increase in interest income of $12,034, or 66.7%, realized from the Company's short term investment of the remaining proceeds from the exercise of warrants during the third quarter of 1996.

    As a result of the foregoing, the Company's net loss for the nine month period ended September 30, 1997 increased by $737,511, or 68.2%, from a net loss of $1,081,657 for the nine month period ended September 30, 1996 to a net loss of $1,819,168 for the comparable period ended September 30, 1997. This resulted in a net loss of $.36 per share on 5,054,026 weighted average shares outstanding for the nine months ended September 30, 1997 compared to a net loss of $.28 per share on 3,926,416 weighted average shares outstanding for the comparable period ended September 30, 1996.

RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED
  DECEMBER 31, 1995.

    The Company's total revenues for the year ended December 31, 1996 were $663,261, a decrease of $279,406, or 29.6%, over revenues for the comparable period in 1995. The gross profit realized by the Company on revenues generated during fiscal 1996 was $166,730, or 25.1%, compared to a gross profit of $213,948, or 22.7%, realized during fiscal 1995.

    Operating expenses incurred during fiscal 1996 were $1,771,101, an increase of $578,579, or 48.5%, over fiscal 1995 operating expenses of $1,192,522. This increase was due primarily to a 117.0% increase in other operating expenses, to $647,617 in fiscal 1996 from $298,397 in fiscal 1995, This increase reflects expenses associated with the re-design of the Cell Robotics Workstation, as well as the efforts to develop its new medical laser products. Also contributing to the increase in operating expenses was a $98,138, or 23.8%, increase in salaries and a $142,622, or 153.2%, increase in professional fees. The increase in salaries was driven by the hiring of additional personnel, and an increase in the compensation of existing employees. Payroll taxes and benefits increased correspondingly. Expenses related to the testing of the Company's research instrument line to ensure compliance with certain federal and international regulations contributed to the increase in professional fees, as did fees related to the filing of international patents on the Company's recently acquired proprietary technology and the new products incorporating that technology. Slight decreases in rent and utilities, travel, and depreciation and amortization served to partially offset the overall increase in operating expenses.

    Other income and expenses increased to $60,281 for the year ended December 31, 1996, from a negative $372,576 for the year ended December 31, 1995, arising from a reduction in interest expense of $344,364. This resulted from the conversion of a stockholder's note payable to equity, thereby reducing the Company's outstanding debt.

    The foregoing resulted in the Company experiencing a net loss for the year ended December 31, 1996 of $1,544,090, or $0.37 per weighted average share. This compares to a net loss of $1,351,150, or $0.66 per weighted average share for fiscal 1995. As a result of the exercise of Class A Common Stock Purchase Warrants, the weighted average shares outstanding increased to 4,197,499 for the year ended December 31, 1996 from 2,039,280 for the year ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

    Since its inception, the Company has relied principally upon the proceeds of both debt and equity financings to provide working capital for its product development and marketing activities and, to a lesser extent, the proceeds of two small SBIR grants. The Company has not been able to generate sufficient cash from operations and, as a consequence, additional financings have been required to fund ongoing operations. Initially, the Company relied upon one investor, Mitsui Engineering & Shipbuilding Company ("Mitsui"), a Japanese corporation, which provided, through a series of loans and stock purchases, in excess of $7 million in working capital. In 1995, the Company completed a private offering of equity in which it raised approximately $2.875 million. As part of that private offering, the Company issued a series of warrants, whose exercise during the third quarter of 1996 resulted in an additional capital infusion of approximately $2 million. Finally, in connection with that private offering, the Company issued to Paulson, who served as placement agent, warrants exercisable for a period of five years to purchase 11.5 units at a price of $25,000 per unit, each unit consisting of 20,000 shares of Common Stock and 10,000 Class A Warrants (the "Placement Agent's Warrants"). As of the date of this Prospectus, none of the Placement Agent's Warrants have been exercised. Most recently, the Company completed a private sale of 200,000 shares for gross proceeds of $650,000.

    Cash used in operations for the years ended in December 31, 1995 and 1996 and nine months ended September 30, 1997 were $1,267,920, $1,315,930, and $1,803,286, respectively. The primary reason for the increase in the negative cash flow from operations in the nine months ended September 30, 1997 as compared to prior periods is the increase in product development and operating expenses during that period.

    At its present level of research, development and product introduction, the Company requires approximately $200,000 per month to cover operating expenses, in excess of cash flow currently generated from operations. In August, 1997, the Company sold in a private transaction to one investor 200,000 shares of Common Stock at a price of $3.25 per share. The proceeds of that private sale are being used to satisfy the Company's working capital requirements pending completion of this offering. The Company does not have any available commercial lines of credit or other sources of capital to satisfy its cash requirements until revenues from operations can be realized through future product introduction and sales. Accordingly, the Company will rely exclusively upon the proceeds of this offering to satisfy its working capital requirements for the foreseeable future.

    Cash provided by financing activities for the years ended December 31, 1995 and 1996 and nine months ended September 30, 1997 were $1,953,778, $2,444,812, and $669,509, respectively. These figures reflect the equity financings discussed above.

    The Company's liquidity and capital resources continued to decrease during the nine month period ended September 30, 1997, due primarily to the Company's ongoing operating losses.

    The Company's current ratio at September 30, 1997 was 2.1:1, compared to a current ratio of 6.1:1 on December 31, 1996. This decrease in liquidity is primarily due to a reduction of the Company's current assets, principally cash. Total assets decreased from $2,570,952 at December 31, 1996 to $1,784,323 at September 30, 1997, a decrease of $786,629, or 30.6%. Of this decrease, current assets accounted for $723,896, or 92%.

    The decrease in the Company's current assets of $723,896, or 32.6%, was the result of a large decrease in cash and cash equivalents which fell from $1,724,671 at December 31, 1996, to $559,060 at September 30, 1997, a decrease of $1,165,611 or 67.6%. This decrease in cash and cash equivalents was primarily the result of continuing operating losses. Slightly offsetting the decrease in cash and cash equivalents was an increase in accounts receivable of $282,179, from $69,845 at the end of fiscal 1996, to $352,024 at September 30, 1997. The increase in accounts receivable was primarily due to increased sales during the first nine months of fiscal 1997 of the Cell Robotics Workstation. Inventory increased in the amount of $114,837, or 28.1% to support the increased sales. Finally, as a result of the pre-payment of a purchase commitment made to a supplier of a particular inventory component, other current assets increased from $19,121 to $63,820, an increase of 234%.

    During the nine month period ended Septembere 30, 1997, the Company's total liabilities increased $363,030, from $363,722 at December 31, 1996 to $726,752 at September 30, 1997. Increases in accounts payable of $264,590, or 164.5%, and royalties payable of $110,914, or 263.9%, and a smaller increase in payroll related liabilities were slightly offset by a small decrease in other current liabilities of $4,561, or 14.3%. The Company did not have any long term liabilities on December 31, 1996 or September 30, 1997.

    As a result of the foregoing, the Company's working capital decreased from $1,858,088 at December 31, 1996 to $771,162 at September 30, 1997, a decrease of $1,086,926. This decrease was due almost exclusively to the Company's operating loss incurred during the nine month period.

    The Company will be required to expend resources and working capital in the defense of the Venisect Litigation. The defense of this action, even if the Company is successful, could have a material adverse effect on the Company's future liquidity. See "Risk Factors--Patent Litigation."

    The Company expects that its cash used in operating activities will increase in the near future. The timing of the Company's future capital requirements, however, cannot accurately be predicted. The Company's capital requirements depend upon numerous factors, principally the market acceptance of its new medical laser products. If capital requirements vary materially from those currently planned, the Company may require additional financing, including but not limited to, the sale of equity or debt securities. The Company has no commitments for any additional financing and there can be no assurance that such commitments can be obtained. Any additional equity financing may be dilutive to the Company's existing stockholders, and debt financing, if available, may involve pledging some or all of the Company's assets and may contain restrictive covenants with respect to raising future capital and other financial and operational matters. If the Company is unable to obtain additional financing as needed, the Company may be required to reduce the scope of its operations, which would have a material adverse effect upon the Company's business, financial condition and results of operation. The Company believes that the net proceeds from this offering will be sufficient to meet the Company's working capital requirements for at least the next 12 months, although there can be no assurance in this regard. See "Risk Factors--Additional Financing Requirements."

NET OPERATING LOSS CARRYFORWARDS

    At December 31, 1996, the Company had a net operating loss carryforward for income tax purposes of approximately $10,000,000, which expires beginning in 2006. Under the Tax Reform Act of 1986, the amounts of and the benefits from net operating loss carryforwards are subject to certain limitations in the amount of net operating losses that the Company may utilize to offset future taxable income. It is likely that the ownership changes in 1995 in connection with the Acquisition (as hereafter defined) will limit the use of this net operating loss carryforward under applicable Internal Revenue Service regulations.

EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board issued SFAS 128, "Earnings Per Share." SFAS 128 establishes new standards for computing and presenting earnings per share ("EPS"). Specifically, SFAS 128 replaces the currently required presentation of primary EPS with a presentation of basic EPS, requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the numerator and denominator of the basic and diluted EPS computations to the financial statements issued for periods ending after December 15, 1997, and early application is not permitted. Upon adoption, SFAS 128 requires restatement of prior period EPS presented to conform to the requirements of SFAS 128. Management believes the adoption of SFAS 128 will not have a material effect on the Company's previously-issued financial statements.

COMPREHENSIVE INCOME

    In June 1997, the Financial Accounting Standards Board issued SFAS 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expense, gains, and losses) in a full set of general purposes financial statements.

Specifically, SFAS 130 requires that all items that meet the definition of components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. However, SFAS 130 does not specify when to recognize or how to measure the items that make up comprehensive income. SFAS 130 is effective for fiscal years beginning after December 15, 1997, and early application is permitted. SFAS 130 requires reclassification of financial statements for all periods presented for comparative purposes. Management believes the adoption of SFAS 130 will not have a material effect on the Company's future financial statements.

REPORTING FOR SEGMENTS

    In June 1997, the Financial Accounting Standards Board issued SFAS 131, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 supersedes the "industry segment" concept of SFAS 14 with a "management approach" concept as the basis for identifying reportable segments. SFAS 131 is effective for fiscal years beginning after December 15, 1997, and early application is permitted. Management believes the adoption of SFAS 131 will not have a material effect on the Company's future financial statements.

                                    BUSINESS

OVERVIEW

    The Company has developed, and is preparing to manufacture, market and sell, a number of sophisticated medical laser products. The Lasette-TM-, a compact, lightweight, portable skin perforator, has been designed to permit nearly painless sampling of capillary blood in both clinical and home settings. The RevitaLase-TM- is a modularly-designed laser system for dermatological use which incorporates the laser in the hand-piece. Its design allows for interchangeable, hand-pieces each with a laser having a different wavelength suitable for specific applications to be driven by a common base unit containing computer controls, power supply and cooling system. The initial Erbium:YAG laser for the RevitaLase-TM- has been designed for cosmetic uses such as skin resurfacing and wrinkle removal and may find added applications in scar revisioning and burn debridement. The IVF Workstation-TM-" utilizes a microscope, computer-controlled stages and a solid-state laser to enhance human assisted reproduction techniques. Both the Lasette-TM- and RevitaLase-TM- will require a disposable shield or disposable delivery tip each time the laser is used. These disposables will be manufactured for and sold by the Company. The new medical laser products utilize core technologies and management skills developed by the Company in connection with its Cell Robotics Workstation, a laser scientific instrument which transforms a microscope from a viewing device into a tool for physically manipulating and microdissecting living cells. The Company believes that the markets for its new medical laser devices are broader than for its scientific instruments and that its future growth will depend, primarily, on market acceptance of these medical laser devices.

    The Erbium:YAG laser handpiece for the RevitaLase-TM- has received FDA clearance for use in dermatological and surgical applications. It is undergoing continuing testing to finalize protocols for clinical use. The Company expects to begin initial shipments of RevitaLase-TM- units with the Erbium:YAG handpiece in the first quarter of 1998. The Lasette-TM- is a substitute for the stainless steel lancet now used for such capillary blood sampling. In clinical settings the Company believes that the Lasette-TM- will lessen the spread of, and the fear among healthcare workers of contracting, infectious diseases through inadvertent needle sticks while also reducing the problems of sharps disposal. The Lasette-TM- has received FDA clearance for capillary blood sampling from all adults, including diabetics, in clinical settings. However, the Company believes that another principal market for the Lasette-TM- will be for home use by diabetics. Diabetics are often required to take multiple blood samples each day and many diabetics develop permanent finger-tip soreness and calluses from recurrent blood sampling. The Company is making application for FDA clearance of, Lasette-TM- sales for diabetic home use and for use on children. No assurances can be given that these additional FDA clearances will be received. The Company plans to begin shipping the Lasette-TM- for clinical use before the end of 1997.

    The IVF Workstation-TM- has three basic applications: first, for measuring, assessing and storing in computer memory the various properties of a human egg to assess its suitability for fertilization; second, to mechanically inject sperm into an egg; and third, to pierce the outer shell of a fertilized egg with a laser to facilitate "hatching" and promote embryo development and successful pregnancy. In the United States, FDA clearance is required for sale of the IVF Workstation-TM-. Clinical trials necessary to obtain the data required for application for such clearance have recently begun and the Company expects they will take approximately one year to complete. However, no assurance can be given that FDA clearance will ever be obtained for use of the IVF Workstation-TM- in "hatching." The European Community has cleared for marketing the IVF Workstation-TM- and the Company is applying for the CE Mark necessary for sales. The first purchase order for an IVF Workstation-TM- has been received from an IVF clinic in Tunisia.

    The Company's growth plan is to concentrate its resources on the development of the clinical and home markets for its medical laser products. The Company intends to market the Lasette-TM- through strategic alliances with major distributors serving the diabetic and clinical markets, supplemented by distribution arrangements with regional distributors and direct sales by the Company. The Company intends to market the RevitaLase-TM- with its Erbium:YAG laser head by establishing an OEM relationship with a major manufacturer of CO(2) and other medical laser systems for the aesthetic market, to be supplemented by direct distribution by the Company under a different trademark. The IVF Workstation-TM- will be marketed and sold over the internet and through other direct selling methods by the Company, except that in the United States the IVF Workstation-TM- will not be offered for laser-assisted hatching until after FDA clearance is obtained.

HISTORY

    CRI was organized in 1988 under the laws of the State of New Mexico to develop and commercialize the discoveries embodied in the AT&T Patent (defined below) as well as related technologies. See "Intellectual Property--Patents and Licenses." In 1991, it obtained a non-exclusive license covering the AT&T Patent and, using funding provided by Mitsui, began developing instruments using those technologies. In 1994, the license with AT&T was converted from non-exclusive to exclusive. In February 1995, IFC, the shares of which were publicly traded, acquired 100% of the issued and outstanding shares of Common Stock of CRI in a transaction treated as a reverse merger (the Acquisition), and subsequently changed its name to "Cell Robotics International, Inc."

BUSINESS STRATEGY

    The Company has developed a business strategy to provide a line of technologically-advanced proprietary medical laser products for both clinical and consumer markets. The Company's goal is to provide advanced medical laser products that provide superior safety, efficacy and comfort at competitive prices. The key components of this business strategy include:

    EXPLOIT PROPRIETARY TECHNOLOGY. Through its patents, licenses and know-how, the Company has developed and plans to continue to improve sophisticated laser technology for medical applications.

    DEVELOP MARKET RECOGNITION. The Company plans to position its medical laser products as the preferred technological solution to clearly-defined medical needs.

    ESTABLISH EXCLUSIVE DISTRIBUTION CHANNELS. The Company plans to enter into exclusive distribution agreements with large, well-established manufacturers and distributors of medical products to take advantage of existing distribution channels and name recognition.

    RAPIDLY EXPAND CAPACITY TO ASSEMBLE PRODUCTS. The Company is committed to rapidly expand its manufacturing capacity to assemble some of its medical laser products. Through a combination of outsourcing for components, OEM (Original Equipment Manufacturers) relationships and internal assembly capacity, the Company plans to be prepared to respond efficiently to market demand for its new products.

    Through the implementation of the foregoing, the Company hopes to become a leader in the development and sale of technologically sophisticated medical laser products that respond to the rapidly increasing market demand for products that offer more effective, safer and less painful solutions than conventional procedures.

PRODUCTS

                                  LASETTE-TM-

    DESCRIPTION. The Lasette-TM- is a compact, lightweight, portable skin perforator that uses a laser to pierce the skin on a fingertip to permit the taking of capillary blood samples . The Lassette-TM- is designed to reduce patient discomfort, and the Company believes it is a safer and cleaner process than the lancet or pinprick method now in use... As a result, the Company believes the Lasette-TM- can replace stainless steel lancets in certain applications which contribute to large quantities of medical sharps, blood-infected medical waste and pose the risk of infection to both the clinician as well as the patient.

    The present generation of the Lasette-TM- is approximately the size of a video cassette and consists of a battery-driven primary perforator unit, a recharger and wall mount. The next generation Lasette-TM- is currently under design and development and, when completed (projected sometime in the fourth quarter of 1998), will be the approximate size of a handheld cellular telephone. To protect the laser, enhance its safety and reduce the risk of inadvertent transmission of disease, the Lasette-TM- requires the use of a disposable plastic shield for each perforation, which the Company has manufactured on an OEM basis. The Company expects to initially sell the Lasette-TM- for $2,000 and the shields for $3.00 for a box of 25.

    MARKETS. The Lasette-TM- is a product that addresses the collection of capillary blood from fingertips, which according to industry data is a procedure that is performed approximately one billion times a year in homes, hospitals, clinics and doctors' offices. Capillary blood sampling is performed in virtually all clinical settings, including hospitals, dialysis clinics, blood banks, nursing facilities, home health agencies and physicians' offices. Data indicates that in the United States alone, there are 9,500 hospitals and 21,000 other clinical sites performing routine daily capillary blood sampling. Currently the most commonly used device for capillary blood sampling is the stainless steel lancet. In the hospital setting, inadvertent transmission of disease from accidental lancet sticks is a recognized problem. The Company believes that the Lasette-TM- can substantially reduce the trauma involved in this procedure and the risk of inadvertent infection for both the clinician and the patient.

    While the Company believes that the potential clinical market for the Lasette-TM- is significant, a substantially greater opportunity lies in the worldwide consumer market of persons afflicted with diabetes. Diabetics throughout the world are required to take capillary blood samples in order to monitor their blood sugar levels on average four times per day. The recurring fingersticks become painful and annoying when performed on a daily basis, causing many patients to test less frequently than prescribed by their physicians. The Company believes that, if it can obtain the necessary regulatory clearances for home use by diabetics, of which there can be no assurance, the Lasette-TM- can reduce the trauma involved in this procedure and provide valuable assistance to such patients.

    MARKETING AND DISTRIBUTION. Initial marketing targets will be hospitals, clinics, and physicians' offices, where sales of multiple units will be possible. The Company has designed a sales, marketing and distribution program for the Lasette-TM- which includes (i) strategic alliances with worldwide distributors already serving the worldwide diabetic and other clinical markets,
(ii) direct sales by the Company and (iii) arrangements with smaller regional distributors in specific world market segments. The Company is engaged in negotiations with large companies that already have a presence in the worldwide diabetic products market. Finalizing those arrangements will depend upon the satisfactory delivery and testing of pre-production Lasettes-TM- to permit the distributor to verify product performance and regulatory clearances for diabetic use. In addition to the Company's efforts to establish major distribution arrangements, the Company has existing distributorships in South Korea, Singapore, Thailand and Malaysia, with sales beginning in these locations in the fourth quarter of 1997. Direct sales by the Company will be accomplished both through mail order and through the Company's own sales staff and sales representatives.

    MANUFACTURING. In August 1996, the Company established a strategic development and production alliance with Big Sky Laser Technologies, Inc., an OEM manufacturer and developer of medical laser products in Montana. Big Sky Laser Technologies, Inc. is a recognized laser OEM manufacturer that has agreed to comply with FDA, MDQS and other regulatory requirements. Big Sky Laser Technologies, Inc. began the commercial manufacture of the Lasette-TM- for the Company in the third quarter of 1997.

    COMPETITION. The Lasette-TM- represents a technological alternative to the traditional stainless steel lancet for routine capillary blood sampling. It eliminates the risk of cross-contamination and attendant indirect costs, and has been designed to reduce the pain, fear and anxiety associated with blood sampling. It also eliminates the cost and risk of lancet waste disposal.

    While each stainless steel lancet costs only pennies, the Company believes that by eliminating the associated indirect costs of their use described above, the Lasette-TM- can be successfully marketed at an initial end price of $2,000 per unit. The Company expects to price the second generation Lasette-TM- below $1,000 per unit.

    The only other commercialized approach to laser-based capillary blood sampling that has come to the attention of the Company is a laser skin perforator developed by Venisect. The Company is aware from industry sources, however, that the Venisect laser is substantially larger than the Lasette-TM- , more expensive and, most significantly, has been determined by the FDA to be unsuitable for use by diabetics. In October 1997, Venisect commenced the Venisect Litigation in which it claims the Lasette-TM- infringes the U.S. patent underlying its competitive skin perforator. The Company has investigated the Venisect patent with its advisors, including patent counsel, and believes that no basis for any infringement claim exists. Nevertheless, there can be no assurance that the ultimate outcome of the Venisect Litigation will not have a material adverse effect upon the Company's ability to market and sell the Lasette-TM- or the competitive position of this product. See "Legal Proceedings."

    The development of new advanced technologies for determining and/or controlling glucose levels in diabetic patients is a focus of many corporate research and development efforts throughout the world. Several companies are developing glucose testing products based on non-invasive technologies, using skin patches and diode-pumping lasers. To the Company's knowledge, none of these products has received FDA clearance for sales in the United States. However, if these products are approved for sale and become commercially available in the United States in the future, they could have a material adverse effect on sales of the Lasette-TM- and, as a result, on the business and financial condition of the Company.

    REGULATORY STATUS. The Lasette-TM- obtained FDA clearance for clinical use for all adult glucose/ hematocrit testing, including diabetics, in October 1997. In addition, the Company will soon begin clinical studies for additional applications for clearance for children in clinical settings and home use for all ages. These studies are scheduled to be completed by the end of 1997, and the FDA is required to respond within 90 days. See "Risk Factors--Government Regulation" and "Business--Government Regulation--Product Approval Process."

                                 REVITALASE-TM-

    DESCRIPTION. Aesthetic procedures are performed worldwide to remove wrinkles and other cosmetic blemishes. The Company's newly-developed RevitaLase-TM- is a sophisticated skin resurfacing laser that introduces a new modular design and concept to clinicians performing aesthetic surgery. The unit is small, portable and operates on standard 110 volt wall current so that the clinicians and their staff can easily move the system within a facility or from office to office. The Company's solid state laser system will consist of a portable, Erbium:YAG laser with a variable power supply, cooling system and disposable delivery tip. The most distinguishing feature of the system will be the location of the laser in the handpiece, which will eliminate the need for the expensive delivery systems, such as wave guides, optical fibers or articulated arms, that make competing systems heavy and expensive. This design offers numerous advantages to the clinician, including a substantial cost savings from other products currently available, as well as the use of interchangeable laser heads using different crystals that permit the same unit to be used for multiple dermatological applications such as wrinkle removal, scar revision, hair removal and tatoo removal.

    The Company has completed manufacture of prototype RevitaLase-TM- systems which is currently being made available to potential distributors for evaluation.

    MARKETS. In January 1995, CO(2) laser technology was introduced that could remove wrinkles much more effectively than the topical treatments then available and at substantially less cost than surgery. CO(2) lasers quickly emerged as the predominant new treatment for wrinkles and over 20 companies began selling lasers for this application. According to Medical Laser Insight, through 1996 over 4,000 units have been sold worldwide, generating over $200 million in revenue.

    Market expansion for CO(2) lasers has been hampered by the extended healing times, high cost, inability to treat skin colors other than Caucasian, and other product limitations. In March 1997, new Erbium lasers were introduced. The use of Erbium:YAG lasers has been shown to shorten the healing times and be safe to treat most skin colors. Since the introduction of Erbium:YAG lasers, more than 100 such lasers have been sold, with worldwide sales rapidly expanding.

    Skin resurfacing is one of the fastest growing fields in dermatology, with approximately 25,000 dermatologists, plastic surgeons and general physicians qualified to do skin resurfacing procedures in the United States. Industry data suggests that there are over 70,000 licensed physicians in the United States practicing in areas of dermatology, plastic surgery, otolaryngology (ENT), ocular plastic surgery and general practice who collectively performed more that 46,000 laser resurfacings during 1996. In addition, because the Erbium:YAG laser has been proven effective on all skin colors, the Company believes that the RevitaLase-TM- can be marketed successfully in many heretofore unserved areas, such as Asia, South America and the Middle East. The Company believes that the advantages of the Erbium laser plus the low price of the Company's laser system will allow it to capture greater market share in international markets.

    Traditionally, cosmetic removal of wrinkles and other skin treatments have been administered by dermatologists, plastic surgeons and other physicians. Sales of skin resurfacing lasers have in the past been primarily to hospitals and clinics that could afford the high cost of the lasers. Because of their cost, single physician or group practice sales have been limited in most instances to high volume practices or to physicians who are willing to invest in new technology. The Company believes that at the RevitaLase-TM-'s expected price point of $35,000 to $40,000 per unit, the RevitaLase-TM- will be attractive to single physician and small group practices.

    MARKETING AND DISTRIBUTION. The Company's primary distribution strategy for the RevitaLase-TM- involves the establishment of an OEM relationship with a major manufacturer and distributor of medical laser systems in the aesthetic market. Under this arrangement, a strategic partner would use its existing presence in the market to promote and sell the RevitaLase-TM- under its own brand name. The Company is currently engaged in negotiations with a major distributor of medical laser systems; however, as of the date of this Prospectus, no definitive agreements, commitments or understandings exist with any third party, and there can be no assurance that the Company will be successful in these efforts. The Company will also establish its own worldwide distribution network to sell a similar product under its own trademark.

    MANUFACTURING. The Company will outsource the manufacture of certain components of the Revitalase-TM- and then complete the final assembly and delivery of the finished product. The Company is remodeling a portion of its existing facility and will purchase the fixed assets necessary to assemble the RevitaLase-TM- internally, with a projected capacity of 30 units per month. All manufacturing must be in conformity with the requirements of the FDA, GMP, the European Community's ISO 9001 and other applicable requirements. The Company expects the first units to be ready for initial shipments in February 1998.

    COMPETITION. The worldwide market for laser skin resurfacers is characterized by the dominance of several large, well-established competitors, including Coherent, Inc., LaserScope, Inc., Sharplan Lasers, Inc., Laser Industries, Ltd., ESC Medical Systems, Ltd., and Continuum Biomedical, Inc. These manufacturers already have achieved varying degrees of market penetration with the first generation of CO(2) lasers and are in a position to offer their existing and expanding markets significant advantages by upgrading to the technology offered by the RevitaLase-TM-.

    Erbium:YAG lasers have recognized advantages over the CO(2) lasers previously marketed to clinicians performing aesthetic surgery. Healing times of patients treated with Erbium lasers are four to 14 days while CO(2) lasers can take as long as six weeks to three months. In addition, clinical trials suggest that the Erbium wavelength of the laser may enhance healing and reduce thermal damage.

    Because of their clinical and aesthetic advantages, Erbium:YAG laser systems currently are the best selling lasers in the skin resurfacing market. The Erbium:YAG skin resurfacers which are currently available range in price from $61,000 to $90,000 per unit. The Company believes that it can profitably manufacture and market a RevitaLase-TM- for $35,000 to $40,000 per unit, giving it a significant price advantage over existing competition. Further, the interchangeable heads offering expanded applications will be offered at approximately $10,000 to $15,000 each, which is substantially below the cost to the clinician of buying an entire unit to service a new application. The Company believes that this significant price advantage as well as its versatility, reduced size and portability will open new markets beyond the high performance, high-priced user to include the single physician's office and additional international markets.

    REGULATORY STATUS. In July 1997, the Company received all necessary FDA clearances for marketing and sales of the RevitaLase-TM- for dermatological and surgical applications. It will be tested on additional patients to develop protocols for clinical use.

                       IN VITRO FERTILIZATION WORKSTATION

    DESCRIPTION. The IVF Workstation-TM- is a computer-controlled multi-functional workstation that combines for the first time a technological solution to both the functional and informational requirements of clinicians working in the IVF environment. Utilizing a microscope, computer-controlled motorized stage, video camera, sophisticated laser technology and data storage and retrieval systems, the IVF Workstation-TM- permits standardized evaluation, measurement and diagnosis of eggs and embryos, sperm injection and laser-assisted embryo hatching in one integrated system. With its computer hardware and software, the IVF Workstation-TM- also permits the detailed cataloguing and documentation of each IVF procedure and the organization and retrieval of data and other information.

    The Company plans to offer the IVF Workstation-TM- in various configurations, including a standard platform plus optional laser modules and a pair of micromanipulators and/or micro syringe pumps for sperm injection. The computer controls the pumps used for sperm injection, positions and fires the laser and documents each step with a video image in a Microsoft Word document.

    IVF is a rapidly-growing area of human fertility treatment. However, success rates with current procedures vary significantly from clinic to clinic. While sperm injection is a technique commonly used by IVF clinics, it has been found that problems encountered in embryo hatching often contribute to infertility and poor success rates. The Company believes the IVF Workstation-TM- is the only product currently available that offers laser-assisted hatching technology, while providing more accurate diagnosis of the embryo and documentation of the procedure for improved future outcomes. An IVF clinic's reputation is dependent upon the number of successful pregnancies it is able to achieve. The IVF Workstation-TM- is designed to improve success rates for clinics and IVF patients. Initial animal trials have demonstrated improved success rates utilizing the IVF Workstation-TM- with its laser-assisted hatching. Using laser-assisted hatching, the Company believes that IVF clinics will have the ability to provide substantially improved success rates with fewer IVF cycles, thereby also reducing costs. The complete IVF Workstation-TM- can currently be sold in most of the world, excluding the United States and Japan. The European Community allows the Company to market and sell the product and much of the rest of the world follows the European Community guidance. The Company has received its first purchase order from an IVF clinic in Tunisia.

    MARKETS. The market for the IVF Workstation-TM- consists of the more than 1,300 clinics worldwide that treat infertility, approximately 300 of which are located in the United States. Worldwide these clinics conduct approximately 100,000 IVF treatment cycles a year. At an average cost of $5,000 per treatment cycle, it is estimated that over $500 million is spent annually at these clinics. It is believed that the IVF Workstation-TM- will substantially increase success rates and reduce the time and cost required to successfully complete a fertility treatment cycle, thereby increasing profits and revenue to the clinician.

    MARKETING AND DISTRIBUTION. The IVF Workstation-TM- has received all necessary clearances within the European Community and most foreign markets. Clinical trials for FDA clearance for marketing in the United States have begun in Europe, Australia, Israel and, more recently in the United States. The Company hopes that the improved success rate experienced by foreign clinics will have the effect of stimulating interest in the product in domestic markets.

    Sales, service and installation of the IVF Workstation-TM- will be handled directly by the Company's staff. The Company is also using its Internet Website as a sales medium. In addition, the Company is entering into arrangements with distributors in foreign markets. Currently, distribution agreements are in place covering South Korea and Brazil.

    The complete IVF Workstation-TM- will be offered with two pricing structures. Wherever permitted, the Company will promote the pricing strategy of a reduced purchase price with ongoing revenues based upon each laser shot. Under this scenario, the Company will maintain ownership of the laser and will provide annual calibration and maintenance of the laser module. This will ensure that the system is performing as it was designed and the Company expects that customers will increase their use of the laser as they experience a reduction in time and expense and improve their success rates. In the United States, clinics will be able to pass along the fees for laser-assisted hatching to their patients since most procedures are direct patient-pay procedures. This will allow the clinic to purchase the equipment initially at a much lower price. In many countries outside of the United States, however, the Company expects the IVF Workstation-TM- will be sold for a single, higher flat fee.

    MANUFACTURING. The Company plans to outsource the manufacture of certain components and then assemble the IVF Workstation-TM- at its facility. The Company expects to use a portion of the proceeds of this offering to purchase equipment and hire personnel required for the assembly of the IVF Workstation-TM- at its own facility. The Company anticipates that it will be able to assemble and ship sufficient units to satisfy demand for the product, if any.

    COMPETITION. The Company is not aware of any other product that combines all of the features and performance specifications of the IVF Workstation-TM-. Once operational, the IVF Workstation-TM- will offer IVF clinics a tool that integrates the latest in technological advances together with needed documentation for better outcomes.

    REGULATORY STATUS. The IVF Workstation-TM- has been approved for marketing and sale in Europe and international sales efforts have been initiated. The only functional component of the IVF Workstation-TM- that requires FDA clearance is the laser module used for laser-assisted hatching. An Investigational Device Exemption (IDE) application for clinical trials of the IVF Workstation-TM- has been approved by the FDA. Clinical trials started in October 1997 at two sites in the United States and are scheduled to begin in Belgium, Israel, and Australia. It is expected that FDA clinical trials of the IVF Workstation-TM-will be completed no earlier than late 1998. There can be no assurance when, if ever, FDA clearance for sales in the United States will be obtained.

                        SCIENTIFIC RESEARCH INSTRUMENTS

    APPLICATIONS OF THE RESEARCH INSTRUMENTS. The Company's microrobotic technology allows scientists to manipulate objects in microspace, upgrading the microscope from simply an instrument for observation to an interactive micro-laboratory. The scientific research instruments are designed to enhance the usefulness and importance of the conventional laboratory microscope as a tool in medical, biological and genetic applications in the life sciences. The technology can be used for cell separation, cell-cell interaction, microdissection, and intercellular manipulation of living cells. The Company has either demonstrated itself that its products can be used for, or is aware of others using its products in, cancer research and immunology, neurobiology, assisted reproductive techniques and genome research.

    DESCRIPTION. In 1996, the Company introduced the computer-controlled Cell Robotics Workstations for optical trapping, micromanipulation and microsurgery. These workstations are based on the Company's core LaserTweezers-Registered Trademark-, LaserScissors-Registered Trademark-, CellSelector-Registered Trademark- and SmartStage-Registered Trademark- technologies. The functionality of the Cell Robotics Workstations has been improved through the addition of computer control, providing more powerful and user-friendly features such as interactive software with mouse or keyboard control, unique motorized stage and motorized focus drive providing motion in three directions. The Cell Robotics Workstation integrates the Company's research instruments into a complete computer-controlled optical trapping and ablation workstation. The Cell Robotics Workstation provides and improves upon functions that are routinely used in research microscopy, but offers advanced laser-mediated micromanipulation. With the Cell Robotics Workstation, instruments are controlled via an easy-to-use software program. Performance and observation of experiments are entirely on screen. Video and image capture capabilities allow the storage of images while experiments are in progress for use in papers, reports, and presentations. A fully-equipped Cell Robotics Workstation includes the SmartStage-Registered Trademark-, LaserTweezers-Registered Trademark-, LaserScissors-Registered Trademark-, and CellSelector-Registered Trademark- modules, an electronic controller, a motorized stage, computer, motorized focus drive, instrument control software, and video camera. A fully-equipped Cell Robotics Workstation sells for a retail price of $80,940 in the United States. The modules included in the complete Cell Robotics Workstation are also offered separately, with the basic microscope Workstation offered at a retail price of $25,000, the LaserTweezers-Registered Trademark- Workstation for a retail price of $52,250 and the LaserScissors-Registered Trademark- Workstation at a retail price of $52,440.

    MARKETS. The initial market for the Company's research workstations has been the national and international biology research community. In the United States, the research market consists of approximately 108,000 research biologists working in 2,400 institutions. The Company specifically targets users of inverted microscopes, for which there were approximately 10,000 existing users in 1996 and approximately 1,000 new purchases made annually in the United States and Canada. Worldwide, the installed base of inverted microscopes was approximately 33,000 in 1996, with 3,000 additional new sales annually. Another potential market, and a form of competition to the Company's products, is the mechanical micromanipulator market. A micromanipulator consists of a very thin needle, or micropipette, that performs many of the same functions as the Company's CellSelector-Registered Trademark- and SmartStage-Registered Trademark- but is operated manually and often compromises the sterility of the specimen. Annual sales of micromanipulators totaled approximately 800 in the United States in 1996 and 2,000 worldwide.

    Principal markets for the Company's research instruments are researchers using inverted microscopes in universities, research laboratories, biotechnology and pharmaceutical companies, and commercial laboratories currently conducting biological research. The Company's marketing strategy is to identify key scientists who are engaged in specific research applications for which the Company's instruments are particularly well suited.

    MARKETING AND DISTRIBUTION. While the Company intends to focus its marketing efforts on the distribution and sale of its medical laser devices, it will continue to promote and market its scientific instruments through direct sales, dealers, representatives and distribution arrangements. The Company previously had an exclusive distribution arrangement with Carl Zeiss, Inc. ("Zeiss"), one of the largest worldwide manufacturers of microscopes and lenses. However, due to disappointing performance by Zeiss under the agreement, the Company chose not to renew the arrangement at the end of 1996. The Company has decided that direct marketing of its scientific instrument products will provide a more effective and lucrative strategy for this industry segment. The Company also has a distribution agreement with Mitsui granting Mitsui exclusive distribution rights for the Company's products in Japan for a term of ten years. The Company also expanded its domestic and international distribution channels, and now distributors in 15 countries are starting to sell the research instruments.

MANUFACTURING

    The Company has entered into an arrangement for the manufacture of the Lasette-TM- by a third party on an OEM basis. The Company's manufacturing approach for the RevitaLase-TM- and IVF Workstation-TM- attempts to minimize the capital outlay by outsourcing parts to machine shops and circuit board companies, but completing all final assembling and testing on its premises to ensure the quality of the final products. The Company plans to continue to use this approach with the new and current products. The Company is instituting the record keeping, quality control, and production procedures to meet the requirements of the FDA MDQS , and the European Community's ISO 9001 manufacturing requirements.

COMPETITION

    The industry in which the Company competes with its medical laser products is characterized by rapidly evolving technology and intense competition. Many companies of all sizes, including both large organizations as well as several specialized medical laser products companies are engaged in activities similar to that of the Company. In addition, colleges, universities, governmental agencies and other public and private research institutions will continue to conduct research and to protect technologies that they have developed, some of which will be directly competitive with that of the Company. Many of the Company's competitors have substantially greater financial, research and development, human and other resources than the Company.

    The Company believes it has certain technological advantages in producing the compact, low-cost laser design in the Lasette-TM- and the RevitaLase-TM-. However, the Company's cost advantage is dependent in part upon its ability to maintain its relationship with New Technology Enterprise Center ("NTEC"), its Russian associate, the supplier of the crystals used in the manufacture of its lasers, the continuation of which is in doubt due to current unresolved disputes between the Company and NTEC. In addition, the Company has experienced quality or supply problems with its Russian supplier, either of which, if not remedied, could necessitate it changing the source of supply. Alternative sources of supply for the crystals, while available, would increase the production cost of the Company's product and reduce its competitive advantage.

    The development of new advanced technologies for determining and/or controlling glucose levels in diabetic patients is a focus of many corporate research and development efforts throughout the world. Several companies are developing glucose testing products based on non-invasive technologies, using skin patches and diode-pumped lasers. To the Company's knowledge, none of the products has received FDA clearance for sales in the United States. However, if these products are approved for sale and become commercially available in the United States in the future, they could have a material adverse effect on sales of the Lasette-TM-, and, as a result, on the business and financial condition of the Company.

    The Company believes that its success is highly dependent upon its ability to complete distribution agreements for the sale of its new medical laser products and create additional internal sales and marketing resources. Although several distribution agreements are in place, there can be no assurance that the Company can achieve these goals.

    The Company believes that the principal factor affecting its competitive position is the suitability of its instruments for, and performance in, a particular application. Because of the highly specialized nature of its markets, such traditional competitive factors as price, delivery, upgradability and support are less significant, with the exception of the RevitaLase-TM- which is in a very cost-competitive market. The Company faces potential competition from a number of established domestic and international companies, all of which have vastly greater engineering, manufacturing, marketing and financial capabilities than the Company. The ability of the Company to compete successfully in existing and future markets will depend on elements both within and outside its control, including, but not limited to, its success in market penetration, protection of its products by effective utilization of intellectual property laws, including full exercise of its patent rights, improvements in product quality and reliability, ease of use, price, diversity of product line, efficiency of production, the rate at which customers incorporate the Company's instruments into their products, product introductions by the Company's competitors and general domestic and international economic conditions.

INTELLECTUAL PROPERTY

    The Company relies primarily on a combination of patent, trade secret, copyright and trademark laws, confidentiality procedures and other intellectual property protection methods to protect its proprietary technology. The Company's medical laser products currently have no patent protection and its scientific research instruments only have limited patent protection. The commercial success of the Company's medical laser products will depend, in part, upon the Company's ability to protect and defend its intellectual property rights and the competitive advantages that those rights offer to its products. There can be no assurance that the Company will be successful in these efforts.

    Both the Lasette-TM- and the RevitaLase-TM- were originally developed under the MCR Patent (defined and described below). However, the RevitaLase-TM-currently does not use the MCR Patent and, in fact, does not currently have any direct patent protection. The Company is, however, in the process of preparing, and will be submitting, design patents related to the RevitaLase-TM-. Similarly, the Lasette-TM-, also does not use the MCR Patent design, but uses other crystals which the Company believes offer certain advantages over crystals made under the MCR Patent. As a result, the Lasette-TM- also does not currently have any direct patent protection. The IVF Workstation-TM- does not have any direct patent protection, although the Company believes that certain features may be patentable and intends to make patent applications for them in the future. Finally, the LaserTweezers-Registered Trademark- application of the Cell Robotics Workstation is being developed and sold under the AT&T License and the related optical trapping patent (defined and described below).

    PATENTS AND LICENSES

    AT&T LICENSE--In 1991, the Company entered into a license agreement with AT&T (the "AT&T" License") pursuant to which the Company was granted a worldwide exclusive license to manufacture, use and sell products and processes covered by the claims of one (1) United States patent held by AT&T (the "AT&T Patent") related to "Optical Traps" which covers all biological optical trapping applications for wavelengths that are longer than 800nm. The AT&T Patent expires in 2007. Corresponding patents have also been issued in Canada, Japan, Australia, Hong Kong and the European Community. The inventions covered by the AT&T Patent and License apply to the Company's LaserTweezers-Registered Trademark-. Under the terms of the AT&T License, the Company is required to pay a royalty equal to five percent (5%) of the value of each product sold utilizing the patents, subject to minimum annual royalties initially in the amount of $100,000 at December 31, 1996 and increasing by an additional $50,000 per year to as high as $500,000 per year, regardless of actual sales. As of the date of this Prospectus, the Company is current in its minimum royalty payment obligations under the AT&T License. However, the Company recognizes that the minimum royalty will escalate to a substantial annual capital commitment, and there can be no assurance that its future financial condition or results of operations will be able to support that commitment. The Company is engaged in efforts to renegotiate the terms of the AT&T License, but there can be no assurance that these efforts will be successful. If the Company is unable to renegotiate the AT&T License, it may be forced to abandon the LaserTweezers-Registered Trademark- product.

    TECNAL PATENTS--On January 10, 1996, the Company acquired from Tecnal Products, Inc., a subsidiary of Lovelace Scientific Resources, Inc., one United States patent known as the Multifaceted Crystal Resonator patent, ("MCR Patent"), and one foreign patent application and a strategic license. These acquisitions comprised a package of technological assets covering two laser products: a low-cost, high-power solidstate laser that eliminates many of the delicate optical components required by conventional solidstate lasers, and a laser perforator. The MCR Patent was originally developed under the license agreement with NTEC of Russia. The advanced laser design of the MCR Patent and other related technology developments can be used in a variety of laser applications, including skin resurfacing (facial wrinkle removal), laser dentistry, eye surgery and other medical and industrial procedures. While these technologies were used in early versions of the Lasette-TM- and the RevitaLase-TM-, the Company has now developed its own technology for these products.

    The Company acquired the MCR Patent and other technological assets in consideration of cash payments in the amount of approximately $15,000, the issuance of an aggregate of 17,500 shares of Common Stock and the grant of a 1% royalty on future net revenue based upon the technology, with a lifetime maximum royalty of $20,000.

    OTHER PATENTS--The Company has also been issued two (2) United States patents. One patent covers three dimensional mechanical staging and the other a specialized chamber for the LaserTweezers-Registered Trademark-, both used in the Cell Robotics Workstation. In addition, the Company is in the process of preparing, and will be submitting, applications for design patents related to the RevitaLase-TM- as well as applications for patents associated with the IVF Workstation-TM-. However, neither the RevitaLase-TM- nor the IVF Workstation is currently covered by any of the Company's existing patents.

    Because of rapid technological developments in the industries in which the Company competes and the broad and rapidly developing patent coverage, the patent position of the Company is subject to certain uncertainties and may involve complex legal and factual issues. Consequently, although the Company holds certain patents, is licensed under other patents and is currently prosecuting additional patent applications, there can be no assurance that patents will issue from any pending or future applications or that claims allowed by any existing or future patents issued or licensed to the Company will not be challenged, invalidated or circumvented, or that any rights granted thereunder will provide adequate protection to the Company. Moreover, the Company may be required to participate in interference proceedings to determine the priority of inventions, which could result in substantial costs to the Company. Further, while the Company believes, based upon its research and investigations, as well as those of its advisors, including patent counsel, that none of its products infringe upon the domestic or foreign patent rights, or other intellectual property rights, of third parties, there can be no assurance that the Company will not be required to defend against future infringement claims of third parties in addition to the Venisect-TM- Litigation. Such additional litigation could represent a substantial commitment of the Company's limited capital resources, including both funds and human resources, without any assurance that the Company will ultimately prevail on the merits. As a result, the potential of such litigation could represent a material adverse effect upon the Company's future financial condition and results of operations.

    OTHER INTELLECTUAL PROPERTY

    In addition to its patent rights, the Company relies upon certain proprietary know-how in its manufacturing process and has entered into employee and third party nondisclosure agreements to protect its proprietary technology. In addition, the Company has developed distinctive trademarks for both its medical laser devices and its scientific research instruments which it believes constitute valuable intellectual property rights. The Company has obtained federal registrations for LaserTweezers-Registered Trademark-, LaserScissors-Registered Trademark-, CellSelector-Registered Trademark- and SmartStage-Registered Trademark-, all modules of its Cell Robotics Workstation. The Company has not obtained federal registrations for Lasette(TM), Revitalase(TM), and IVF Workstation(TM). While it intends to apply for these registrations, to date it has made application only for Lasette(TM). However, there can be no assurance that federal registrations for these trademarks will be issued or, if issued, the degree of protection that they will afford. In the absence of Federal registration, the Company relies on common law rights for its trademarks.

RESEARCH AND DEVELOPMENT

    The Company's success will depend in large part upon its ability to enhance existing products and to continue developing new products incorporating the latest improvements in laser technology. Accordingly, the Company is committed to investing significant resources in research and development activities.

    During the year ended December 31, 1996 and in the nine months ended September 30, 1997, the Company spent approximately $709,000 and $813,000, respectively, on internal research and development programs. As of September 30, 1997, three of the Company's scientists and engineers were engaged primarily in research and development activities. The majority of funds expended by the Company for its internal research and development activities was derived from sales of capital stock and short-term borrowings from its principal stockholder, Mitsui, and the sale of securities in 1995, 1996 and 1997. The Company does not have any research arrangements with outside R&D firms and does not anticipate entering into development arrangements with third parties in the foreseeable future. The Company does not currently perform any research and development under contract to third parties except for Small Business Innovative Research ("SBIR") grants from the federal government. These include a Phase II grant from the National Cancer Institute (NCI) of the National Institutes of Health (NIH). The award funds two years of development of a proprietary laser instrument for semi-automated single cell sorting. The total award over two years is approximately $749,000, of which approximately $42,600 has been received to date. The receipt of this award should facilitate the Company's goal of developing a single cell analysis workstation which could aid in the understanding of cancer cells and viruses. Proceeds from this award will be used to expand the current capabilities of the Cell Robotics Workstation and LaserTweezers-Registered Trademark-technology.

    While the Company is actively engaged in the development of potential future products from its core technology, these products are essentially extensions of the current product lines. There can be no assurance that any of these programs will be continued or completed. Even if these products are successful, the Company does not expect to introduce any resulting new products for at least six months, and there can be no assurance that any such products will be commercially successful.

GOVERNMENT REGULATION--PRODUCT APPROVAL PROCESS

    The Company is subject to a variety of government regulations pertaining to various aspects of its marketing, sales and manufacturing processes. The Company has been successful in obtaining many of the regulatory clearances that are required to market and sell its products, however additional clearance for broader markets will be required, of which there can be no assurance.

    For research applications, the Company's products are subject only to safety regulations by the FDA. However, the European Community ("EC") has recently required that the research instruments receive their CE mark before they can be exported to the EC. The Company received the CE mark for its Cell Robotics Workstation and all of its modules in September 1997. However, the Company's medical device products require more extensive regulatory approval.

    In the United States, the Company's medical instruments are subject to rigorous regulation under federal and state statutes and regulations governing the testing, manufacture, safety and efficacy, labeling, recordkeeping, approval, advertising and promotion of the Company's products. Product development and approval within this regulatory framework may take many months and may involve the expenditure of substantial resources. In addition to obtaining FDA clearances for each product, each manufacturing establishment must be registered with, and approved by the FDA and meet ISO 9001 requirements.

    The FDA has separate review processes for medical devices that must be followed before such products can be commercially marketed in the United States. There are two basic review procedures for medical devices in the United States. Certain products may qualify for a Section 510(k) procedure, under which the manufacturer gives the FDA a Pre-Market Notification ("510(k) Notification") of the manufacturer's intention to commence marketing of the product at least 90 days before the product will be introduced for clinical use. Among other things, the manufacturer must establish in the 510(k) Notification that the product to be marketed is "substantially equivalent" to another legally-marketed, previously existing product. If a device does not qualify for the 510(k) procedure, the manufacturer must file a Pre-Market Approval Application ("PMA"). The PMA requires more extensive pre-filing testing than the 510(k) procedure and involves a significantly longer FDA review process.

    As Class II devices, both RevitaLase-TM- and Lasette-TM- were eligible to qualify under the Section 510(k) procedure. The RevitaLase-TM- received FDA clearance within a few months without clinical trials. The

Lasette-TM-, on the other hand, required approximately one year to obtain its first FDA clearance, limited to clinical use with healthy adults, due to the required extensive clinical trials. FDA clearance for use of the Lasette-TM- for adult diabetics in clinical settings was issued in October 1997, and the Company has begun clinical studies for additional applications for clearance for children in clinical settings and home use for all ages. Until such clearances are obtained, the Company will not be able to market or sell the Lasette-TM- in the United States for home use by diabetics, a principal market for the product. The IVF Workstation-TM-, as a Class III device insofar as laser-assisted hatching is concerned, was not eligible for the Section 510(k) procedure and requires complete Pre-Market Approval. The IVF Workstation-TM- was granted an IDE and is in the process of completing detailed clinical trials, which may take more than two years in their entirety. However, while marketing in the United States must await FDA clearance which is likely not to occur before the fourth quarter of 1998, the Company has the right to market and sell the IVF Workstation-TM- in Europe and most foreign countries, since it is not deemed a medical device in those jurisdictions. Nevertheless, as an electronic laser product, actual shipments of the IVF Workstation-TM- to the EC requires a CE Mark which the Company expects to receive by the end of 1997.

    For marketing outside of the United States, the Company or its prospective licensees will be subject to foreign regulatory requirements governing clinical trials and marketing approval for the products. The requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary widely from country to country. Although the Company does have employees experienced in the EC and other regulatory procedures, it does not currently have any facilities or employees outside of the United States. In some cases the Company will rely on its strategic partners in foreign markets to satisfy the regulatory requirements imposed by those jurisdictions.

EMPLOYEES

    At September 1, 1997, the Company had 15 full-time employees and two part-time employees. Of the full-time employees, 4 were principally engaged in product development, 4 in manufacturing, 5 in marketing and sales and the balance in administration and finance. None of the Company's employees is represented by a labor union or covered by a collective bargaining agreement. The Company has experienced no work stoppages and believes that its employee relations are good. The Company believes that its success will depend, in part, on its continuing ability to attract and retain qualified technical, marketing and management personnel.

FACILITIES

    The Company's facilities are located in approximately 12,000 square feet in Albuquerque, New Mexico. This facility contains the Company's executive and administrative offices, as well as its assembly, production, testing, storage and inventory functions. The lease covering the facility requires monthly payments of $7,986, subject to a 3% annual increase, and has recently been renegotiated to terminate in 2002. The Company believes that this facility is adequate for its present and near-term requirements. The equipment, fixtures and other assets of the Company located within the facility are adequately insured against loss.

LEGAL PROCEEDINGS

    In October 1997, a civil action was brought by Venisect, Inc. against the Company in the United States District Court of the Eastern District of Arkansas, Case No. LR-C-97-877 (the "Venisect Litigation") in which Venisect claims that the Lasette-TM- infringes a U.S. patent, underlying its competitive laser skin perforator. The Company and its advisors, including patent counsel, have conducted a comprehensive investigation of the basis of the claims underlying the Venisect Litigation and believe that the Lasette-TM- does not infringe upon the Venisect U.S. patent or any of its related foreign patents. The Company intends to vigorously defend the claims being asserted in the Venisect Litigation. See "Risk Factors--Patent Litigation."

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The name, position with the Company, age of each Director, executive officer and key employee of the Company is as follows:

NAME                            AGE                      POSITION(1)
------------------------------  ---   -------------------------------------------------
Dr. Ronald K. Lohrding........  56    President, Chief Executive Officer and Chairman
                                      of the Board
Craig T. Rogers...............  35    Vice-President of Investor Relations, Secretary,
                                        Treasurer and Director
Jean Scharf...................  35    Chief Financial Officer and Controller
Travis Lee....................  38    Vice-President of Sales and Marketing
Richard Zigweid...............  49    Manufacturing Manager
Connie White..................  43    Regulatory Affairs and Quality Manager
Michael Wolf..................  55    Chief Engineer
Dr. Larry Keenan..............  50    Product Manager, CR Workstation
Dr. Jerome Conia..............  37    Product Manager, IVF Workstation-TM-
David Costello................  42    Product Manager, Lasette-TM-
Mark T. Waller................  46    Director
Dr. Raymond Radosevich........  59    Director
Dr. Debra Bryant..............  46    Director

------------------------

(1) There exists no family relationship between any officer or director.

    DR. RONALD K. LOHRDING, has served as the Company's Chief Executive Officer, President and Chairman of the Board since February 23, 1995. He co-founded the wholly-owned subsidiary, Cell Robotics, Inc., in 1988 and has served as the Chairman, President and CEO since incorporation. He has over 20 years of management experience. He received his Ph.D. in mathematical statistics from Kansas State University in 1969, and then spent from 1968 to 1988 at LANL as an R&D manager and as a scientist. He served as LANL 's Assistant Director for Industrial and International Initiatives, Deputy Associate Director for Environment and Biosystems, as well as Program Director for Energy, Environment and Technology, among other senior management positions. Concurrently, he has been a general partner in seven real estate partnerships, two of which are still currently active.

    CRAIG T. ROGERS has served as the Company's Vice President for Investor Relations, Secretary, Treasurer and as a Director since 1995. From 1991 until 1995, he served as the Chief Executive Officer, President and a Director of IFC. As a result of the Acquisition, Mr. Rogers resigned as the Chief Executive Officer and President of IFC and, in February 1995, concurrently was appointed Chief Financial Officer, Secretary and Treasurer of the Company. Mr. Rogers served as Chief Financial Officer until January 8, 1997 Mr. Rogers served as Chief Operating Officer of The Rockies Fund, Inc. from July 1993 to October 1, 1996. Mr. Rogers also currently serves as an officer and director of Discovery Technologies, Inc., a Colorado-based publicly-held holding company. From April 1988 to June 1991, he also served as Chief Financial Officer for DMA Computer Solutions, a general partnership operating four Connecting Point franchise stores. Mr. Rogers received a Bachelor of Arts Degree in Business/Economics from Colorado College in 1984.

    JEAN SCHARF was appointed Chief Financial Officer and Controller of the Company in August 1997. From April 1995 to August 1997, she served as, the Controller for TPL, Inc., a $7 million defense and private sector contractor. From April 1984 to September 1994, she was employed by with Applied Technology Associates and with SAIC. She has also owned her own financial software consulting business since 1994. She has a BA degree in business with an accounting specialty from the University of New Mexico and is currently working on a M.B.A. degree.

    TRAVIS LEE was appointed Vice-President of Sales and Marketing in January, 1997. During 1996, Mr. Lee, was responsible for International Marketing and Business Development at LaserScope Surgical Systems, San Jose, CA, a $70 million manufacturer of surgical laser systems. From February 1994 to September 1996, he was Vice President for Marketing at Heraeus Surgical Inc., a $30 million manufacturer of surgical lasers and other medical products. He held senior management, marketing and sales positions with Medasonics, Inc. and Xintec Corporation from 1991 to 1994. Mr. Lee received his B.S. degree from San Jose State University in Graphic Design.

    RICHARD ZIGWEID, Manufacturing Manager, joined the Company in August, 1996. Mr. Zigweid was Manufacturing Manager at Olympus America from May 1994 to August 1996. He served as engineering manager at Bausch & Lomb and as engineering manager and manufacturing engineer at Baxter Healthcare from December 1988 to February 1994. He received his B.S. degree from the University of Wyoming in Mechanical Engineering.

    CONNIE WHITE, Regulatory Affairs and Quality Assurance Manager, joined the Company in January, 1997. She, served as Compliance Officer for Tissue Technologies, Inc., a skin resurfacing laser manufacturer and wholly-owned subsidiary of Palomar Medical Technologies, Inc. during 1995 and 1996, where she achieved FDA Medical Device Quality System compliance, European market permission, and ISO 9000 registration for Tissue Technologies' skin resurfacing laser systems. From 1986 to 1995, was responsible for regulatory affairs at the "O" Company, a dental implant company. Ms. White received her B.A. degree from the University of New Mexico.

    MICHAEL WOLF, Chief Engineer, joined the Company in June 1991, and has been principally responsible for designing the Company's flagship products. He served as Senior Engineer at Amtech Systems Corp. and spent 24 years at LANL in various technical positions beginning in 1967. He has authored over 30 technical papers, holds 10 United States patents, and has been the lead designer on three projects that were awarded the R&D 100 Award, signifying one of the 100 most significant technological advances of the year.

    DR. LARRY KEENAN, Sales Representative, joined the Company in January 1993 and has been Product Manager for the Cell Robotics Workstation since July, 1997. Dr. Keenan was the Regional Sales Manager of BioRad for the confocal microscope product line of BioRad from 1991 through 1992. He received his Ph.D. in Biological Sciences at the University of California at Irvine and was an Associate Research Scientist in Neurobiology at Yale University.

    DR. JEROME CONIA joined the Company in May 1992 as a Scientist and has been the IN VITRO Fertilization Workstation Product Manager since May 1996. He has authored several scientific papers on optical trapping and scissoring and is the principal investigator on several SBIR grants. He received his M.S. in Embryology, Cellular Biology, and Physiology from the University of Paris, and his Ph.D. in Specialty Life Science from the University of Orsay, Paris, France. He also was a post-doctoral fellow in the Genetics Group at the LANL from March 1989 until May 1992.

    DAVID COSTELLO, Product Manager of the Lasette-TM-, joined the Company in August 1996. From February 1994 to September 1995, he was founder and Executive Vice-President of Technal Products, Inc. From May 1992 to February 1994, he was Technology Development Program Manager at Lovelace Scientific Resources. His qualifications include five patents in medical optics, experience in regulatory development of new clinical products, and a master's degree in Biomedical Engineering from Texas A&M University.

    MARK WALLER, DIRECTOR, was elected to the Board in February 1995. Since 1990, Mr. Waller has been President and founder of BridgeWorks Capital, a sole proprietorship which arranges public and private financing for and provides public relations services to client companies. Mr. Waller was Interim President and Director of Totem Health Sciences, Inc., a Canadian medical products and research company, from 1988 to 1990.

    DR. RAYMOND RADOSEVICH, Director, was elected to the Board in 1992. From 1985 to 1989, he was Dean of the Anderson School of Management at the University of New Mexico, where he is currently a Professor of Management, specializing in business strategy and the management of technology. In addition, he teaches a course in Technology Entrepreneurship and lectures on the subject nationally and internationally. Dr. Radosevich earned his Ph.D. from Carnegie-Mellon University, a B.S. in Mechanical Engineering and an M.S. in Industrial Engineering from the University of Minnesota.

    DR. DEBRA BRYANT, Director, was elected to the Board in July 1997. She is President, CEO and majority stockholder of Humagen Fertility Diagnostics, Inc., which is the largest manufacturer of micropipets for the worldwide IN VITRO fertilization market. In 1984, Dr. Bryant joined Humagen, Inc. as a Senior Scientist. In 1991, Dr. Bryant purchased the fertility diagnostics division of Humagen, Inc. and founded Humagen Fertility Diagnostics, Inc. Dr. Bryant received her Ph.D. in Medical Microbiology from Bowman Gray School of Medicine, Wake Forest University and completed a NIH postdoctoral fellowship in molecular biology at the University of Virginia.

    Each director is elected to serve for a term of one year until a successor is duly elected and qualified.

    The executive officers of the Company are elected annually at the first meeting of the Company's Board of Directors held after each annual meeting of stockholders. Each executive officer will hold office until his successor is duly elected and qualified, until his resignation or until he shall be removed in the manner provided by the Company's By-Laws.

    During the fiscal year ended December 31, 1996, the Company had a standing Audit Committee of the Board of Directors, but did not have a Compensation or Nominating Committee of the Board. The members of the Audit Committee were Dr. Raymond Radosevich and Dr. Denis Burger. Dr. Burger has since resigned as a director and was succeeded on the Audit Committee by Mr. Waller. No member of the Audit Committee receives any additional compensation for his service as a member of that Committee. The Audit Committee is responsible for providing assurance that financial disclosures made by management reasonably portray the Company's financial condition, results of operations, plan and long-term commitments. To accomplish this, the Audit Committee oversees the external audit coverage, including the annual nomination of the independent public accountants, reviews accounting policies and policy decisions, reviews the financial statements, including interim financial statements and annual financial statements, together with auditor's opinions, inquires about the existence and substance of any significant accounting accruals, reserves or estimates made by management, reviews with management the Management's Discussion and Analysis section of the Annual Report, reviews the letter of management Representations given to the independent public accountants, meets privately with the independent public accountants to discuss all pertinent matters, and reports regularly to the Board of Directors regarding its activities.

    The Company plans to form a Compensation Committee during fiscal 1997. No member of the Compensation Committee will receive any additional compensation for his service as a member of that Committee. The Compensation Committee will be responsible for reviewing pertinent data and making recommendations with respect to compensation standards for the executive officers, including the President and Chief Executive Officer, establishing guidelines and making recommendations for the implementation of management incentive compensation plans, reviewing the performance of the President and CEO, establishing guidelines and standards for the grant of incentive stock options to key employees under the Company's Incentive Stock Option Plan, and reporting regularly to the Board of Directors with respect to its recommendations.

    There are no family relationships among Directors or persons nominated or chosen by the Company to become a Director, nor any arrangements or understandings between any Director and any other person pursuant to which any Director was elected as such. The present term of office of each Director will expire at the next annual meeting of stockholders.

TECHNICAL ADVISORY BOARD

    The Company has voluntarily formed a Technical Advisory Board (the "Advisory Board ") whose members are chosen by the Board of Directors based upon their individual technical and scientific expertise in areas related to the Company's business. In consideration of their services as members of the Advisory Board, each member has been granted non-qualified stock options exercisable to purchase 6,000 shares of Common Stock at exercise prices ranging from $1.75 per share to $2.50 per share. Members of the Advisory Board receive no other compensation for their services, which consist of approximately one day per year devoted to the business of the Company. The following persons currently serve as members of the Advisory Board:

    DR. MICHAEL BERNS is President, Beckman Laser Institute and Professor of Cell Biology at the University of California.

    DR. STEVEN CHU is Chairman of the Physics Department, Stanford University.

    DR. STEVEN BLOCK is Associate Professor of Molecular Biology at Princeton University.

    DR. PAUL JACKSON is a Molecular and Plant Biologist at a national laboratory.

    DR. WILFRIED FEICHTINGER is at the Institute for Fertility in Vienna, Austria and was the recent chairman of the IXth World Congress on IN VITRO Fertilization and Assisted Reproduction.

    DR. CHARLES BRACKER is the G. B. Cummins Distinguished Professor, Department of Botany and Plant Pathology, Purdue University.

    DR. ROBERT STEVENSON is a biotech consultant in marketing and acquisitions.

    DR. OTIS PETERSON is a laser expert and an inventor of the Alexandrite
Laser.

DIRECTOR COMPENSATION

    During the fiscal year ended December 31, 1996, outside Directors received no cash compensation or other remuneration for their services as such, however they were reimbursed their expenses associated with attendance at meetings or otherwise incurred in connection with the discharge of their duties as Directors of the Company.

    Directors who are also executive officers of the Company receive no additional compensation for their services as Directors.

EXECUTIVE COMPENSATION

    The following table and discussion set forth information with respect to all compensation earned by or paid to the Company's Chief Executive Officer ("CEO"), and its most highly compensated executive officers other than the CEO, for all services rendered in all capacities to the Company and its subsidiaries for each of the Company's last three fiscal years; provided, however, that no disclosure has been made for any executive officer, other than the CEO, whose total annual salary and bonus does not exceed $100,000.

                                    TABLE 1
                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM COMPENSATION
                                                                                           ----------------------------
                                               ANNUAL COMPENSATION                                    AWARDS
                                                                                           ----------------------------
                                            --------------------------    OTHER ANNUAL       RESTRICTED      OPTIONS/
NAME AND PRINCIPAL POSITION        YEAR      SALARY($)     BONUS($)      COMPENSATION($)   STOCK AWARD(S)      SARS
-------------------------------  ---------  -----------  -------------  -----------------  ---------------  -----------
Dr. Ronald K. Lohrding(1)......       1996   $ 115,500           -0-        $   3,623               -0-         25,000
  President and CEO                   1995   $  96,821           -0-        $   3,220               -0-        150,000
Craig T. Rogers(2).............       1995   $  24,525           -0-           -0-                  -0-         50,000
  President, CEO and Treasurer
  of IFC                              1994   $  27,000           -0-           -0-                  -0-         -0-


                                     PAYOUTS
                                 ---------------        ALL OTHER
NAME AND PRINCIPAL POSITION      LTIP PAYOUTS($)     COMPENSATION($)
-------------------------------  ---------------  ---------------------
Dr. Ronald K. Lohrding(1)......           -0-                 -0-
  President and CEO                       -0-                 -0-
Craig T. Rogers(2).............           -0-                 -0-
  President, CEO and Treasurer
  of IFC                                  -0-

------------------------------

(1) Dr. Lohrding replaced Mr. Rogers as President and CEO of the Company in February 1995, following consummation of the Acquisition.

(2) Mr. Rogers served as President and CEO of the predecessor company, IFC, until the Acquisition in February 1995. Mr. Rogers served as the Company's Chief Financial Officer through January 8, 1997, and currently serves as the Company's Vice-President of Investors Relations, Secretary and Treasurer.

EMPLOYMENT AGREEMENTS

    The Company has entered into written Employment Agreements, having terms of five years each, with Dr. Lohrding and Mr. Rogers. The Employment Agreement with Dr. Lohrding provides for Dr. Lohrding to serve the Company as its Chairman, President and CEO, on a full-time basis, for a minimum base salary of $100,000 per year. During fiscal 1996, Dr. Lohrding was paid a base salary of $115,500. The Employment Agreement with Mr. Rogers provides for his serving as Chief Financial Officer, Secretary and Treasurer, on a part-time basis, for a minimum base salary of $27,000 per year. Mr. Rogers was paid a base salary of $40,000 during fiscal 1996. Effective January 9, 1997, Mr. Rogers resigned as Chief Financial Officer; however, he remains as the Company's Vice-President of Investor Relations, Secretary and Treasurer. The Company also has a written employment agreement with Mr. Travis Lee, Vice President of Marketing and Sales. Under Mr. Lee's agreement, he receives a base salary of $110,000 per year; provided, however, that either the Company or Mr. Lee may terminate the employment relationship upon thirty days' prior written notice.

STOCK INCENTIVE PLAN

    During fiscal 1992, the Company adopted the Plan. Pursuant to the Plan, stock options granted to eligible participants may take the form of Incentive Stock Options ("ISO's") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or options which do not qualify as ISO's (Non-Qualified Stock Options or "NQSO's"). As required by Section 422 of the Code, the aggregate fair market value of the Company's Common Stock with respect to its ISO's granted to an employee exercisable for the first time in any calendar year may not exceed $100,000. The foregoing limitation does not apply to NQSO's. The exercise price of an ISO may not be less than 100% of the fair market value of the shares of the Company's Common Stock on the date of grant. The exercise price of an NQSO may be set by the administrator. An option is not transferable, except by will or the laws of descent and distribution. If the employment of an optionee terminates for any reason (other than for cause, or by reason of death, disability, or retirement), the optionee may exercise his options within a ninety day period following such termination to the extent he was entitled to exercise such options at the date of termination. Either the Board of Directors (provided that a majority of directors are "disinterested") can administer the Plan, or the Board of Directors may designate a committee comprised of directors meeting certain requirements to administer the Plan. The Administrator will decide when and to whom to make grants, the number of shares to be covered by the grants, the vesting schedule, the type of award and the terms and provisions relating to the exercise of the awards. An aggregate of 1,250,000 shares of the Company's Common Stock is reserved for issuance under the Plan.

    At September 30, 1997, the Company had granted a total of 1,032,000 Stock Options under the Plan consisting of 694,000 Incentive Stock Options exercisable at prices ranging from $1.75 per share to $1.875 per share, and 338,000 Non-Qualified Stock Options (NQSO's), which NQSO's have been issued to members of the Advisory Board and other Company advisors, and to certain members of the Board of Directors, and are exercisable at prices ranging from $1.75 per share to $2.81 per share. All options have been issued with exercise prices at or above market value on the date of issuance.

    The following tables set forth certain information concerning the granting and exercise of incentive stock options during the last completed fiscal year by each of the named executive officers and the fiscal year-end value of unexercised options on an aggregated basis:

                                    TABLE 2
                           OPTION/SAR GRANTS FOR LAST
                         FISCAL YEAR--INDIVIDUAL GRANTS

                                               NUMBER OF        % OF TOTAL OPTIONS/
                                              SECURITIES          SARS GRANTED TO       EXERCISE
                                          UNDERLYING OPTIONS/   EMPLOYEES IN FISCAL       PRICE
NAME                                        SARS GRANTED(#)            YEAR              ($/SH)      EXPIRATION DATE
----------------------------------------  -------------------  ---------------------  -------------  ---------------
Ronald K. Lohrding......................          25,000                  14.3%         $   1.875         12/13/01
Craig T. Rogers.........................          10,000                   5.7%         $   1.875         12/13/01

                                    TABLE 3
              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                                             VALUE OF
                                                                                             NUMBER OF      UNEXERCISED
                                                                                            UNEXERCISED    IN-THE-MONEY
                                                                                           OPTIONS/SARS   OPTIONS/SARS AT
                                                                                           AT FY-END(#)    FY-END($)(2)
                                               SHARES ACQUIRED ON     VALUE REALIZED(1)    -------------  ---------------
NAME                                               EXERCISE(#)               ($)            EXERCISABLE     EXERCISABLE
---------------------------------------------  -------------------  ---------------------  -------------  ---------------
Ronald K. Lohrding(3)........................             -0-                   -0-            175,000     $   40,625.00
Craig T. Rogers..............................             -0-                   -0-             60,000     $   13,750.00

------------------------

(1) Value Realized is determined by calculating the difference between the aggregate exercise price of the options and the aggregate fair market value of the Common Stock on the date the options are exercised.

(2) The value of unexercised options is determined by calculating the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise price of the options. The fair market value of the securities underlying the options, based on the closing bid price of the Company's Common Stock at December 31, 1996, as quoted on OTC Electronic Bulletin Board, was $2.00 per share.

(3) Does not reflect the Lohrding Options issued in anticipation of this offering exercisable to purchase, in the aggregate, 450,000 shares of the Company's Common Stock at an exercise price equal to the initial price per share of the Shares sold in this offering, or $4.50 per share, whichever is greater. The Lohrding Options are subject to vesting. Specifically, 150,000 Lohrding Options will vest and become exercisable on the closing of this offering and the balance will vest on November 30, 2002; provided, however,
    (i) 150,000 Lohrding Options will vest and become exercisable thirty days after the end of any quarter in which the Company reports pre-tax income of at least $50,000; and (ii) 150,000 Lohrding Options shall vest and become exercisable upon the Company reporting its first fiscal year with net income of at least $500,000. The Lohrding Options are exercisable for a period of 36 months from each respective vesting date, but in no event later than December 31, 2002.

EMPLOYEE STOCK PURCHASE PLAN

    The Board of Directors and stockholders have approved the ESPP which has been adopted pursuant to Section 423 of the Code. The ESPP has an initial term of three years at which time it will terminate except as to any options outstanding on the termination date. The ESPP is available to all employees of the Company and its subsidiaries, except those employees of less than six months, those employed on a part-time basis (20 hours per week or less), those customarily employed for not more than five months in any calendar year, and those persons who are officers, supervisors, or highly-compensated employees. In addition, no persons owning five percent (5%) or more of the Company's Common Stock may participate in the ESPP. No employee may purchase any more than $25,000 worth of stock in any calendar year. The plan is limited to 100,000 shares per year over the three-year term with a maximum aggregate number of shares which may be purchased by the Company's employees pursuant to the ESPP being 300,000.

    Under the plan, the year is divided into two enrollment periods of six months each. At the commencement of each six month enrollment period, an employee is given the ability to subscribe for and purchase shares of the Company's Common Stock at the end of the six month enrollment at a price equal to 85% of the fair market value of the Company's Common Stock on the commencement date or the termination date of such enrollment, whichever price per share is lower. The shares are purchased pursuant to a payroll deduction program pursuant to which an employee may elect to have up to 10% of that employee's compensation withheld during each pay period for the purposes of covering subscriptions made under the plan.

    As of the date of this Prospectus, no shares of Common Stock have been issued under the ESPP and there have been no subscriptions of employees to participate in the plan. The Company expects to begin implementing the ESPP during fiscal 1998.

    No officer of the Company receives any additional compensation for his services as a director. The Company does not contribute to any retirement, pensions, or profit sharing plans covering its directors who are not also employees of the Company. The Company does, however, maintain a group health insurance plan for its employees.

INDEMNIFICATION AND LIMITATION ON LIABILITY OF DIRECTORS

    The Company's Articles of Incorporation provide that the Company shall indemnify, to the fullest extent permitted by Colorado law, any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    The Company's Articles of Incorporation limit the liability of its directors to the fullest extent permitted by the Colorado Business Corporation Act. Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Articles.

                              CERTAIN TRANSACTIONS

ACQUISITION

    Effective February 23, 1995, IFC and CRI consummated the Acquisition pursuant to which IFC acquired 100% of the issued and outstanding shares of common stock and equity rights of CRI in exchange for which IFC issued to the stockholders of CRI, PRO RATA, 668,019 shares of IFC Common Stock, Incentive Stock Options exercisable to purchase 66,594 shares of Common Stock at an exercise price of $2.39 per share, and non-qualified stock options exercisable to purchase 36,000 shares of Common Stock at an exercise price of $2.39 per share, the latter of which were issued in exchange for non-qualified stock options of CRI held by members of its Board of Technical Advisors and Board of Directors. As a result, CRI became a wholly-owned subsidiary of IFC. IFC subsequently changed its name to "Cell Robotics International, Inc." The shares of Common Stock issued to the stockholders of CRI, PRO RATA, represented immediately following the Acquisition, 62.3% of the total issued and outstanding shares of the Company's Common Stock. The Acquisition was accounted for as a reverse purchase of all of the assets and liabilities of IFC by CRI.

    In connection with the Acquisition, Mitsui voluntarily surrendered to CRI for cancellation a total of 491,499 shares of common stock of CRI. As a result of this surrender and cancellation, Mitsui retained 231,519 shares of CRI common stock which were exchanged for an equal number of shares of Company Common Stock in the Acquisition. The number of shares that Mitsui retained after the voluntary surrender was subject to adjustment based upon the completion of a subsequent financing. See "Financing and Capital Contribution Agreement." In addition, Mitsui executed a Forbearance Agreement pursuant to which it agreed to forebear from exercising or enforcing any rights it had by virtue of a series of promissory notes having an outstanding principal balance of $5,758,338, including unpaid interest, penalty interest and expenses due and owing of $358,338, pending performance by the Company of its agreements under the Financing Agreement described below.

FINANCING AND CAPITAL CONTRIBUTION AGREEMENT

    Concurrently with the Acquisition, IFC, CRI, Mitsui and BridgeWorks Investors I, L.L.C., an Oregon limited liability company ("BW") entered into a Financing and Capital Contribution Agreement ("Financing Agreement"). Pursuant to the terms of the Financing Agreement, BW executed a Subscription Agreement to subscribe for and purchase 380,000 shares of the Company's Common Stock at an exercise price of $1.00 per share, 50,000 of which were subsequently assigned to, and purchased by R.O.I., Inc., controlled by Craig T. Rogers, Vice President of Investor Relations of the Company. As of the date of this Prospectus, all 380,000 shares have been purchased in accordance with the Subscription Agreement.

    Further, under the terms of the Financing Agreement, BW agreed to obtain on behalf of the Company a financing commitment which would result, when consummated, in the infusion of a minimum of $1,400,000 of additional equity into the Company (the "Financing"). Following consummation of the Acquisition, the Company completed a $12.875 million private placement of its securities through Paulson, a Representative in this offering, which served as placement agent (the "Private Offering"). The Private Offering was designed, in part, to meet the requirements of the Financing and the Financing Agreement.

    In accordance with and fulfilling the terms of the Financing Agreement, following the first closing of the private offering which occurred on August 31, 1995, the Company and Mitsui consummated the following transactions:

    (1) The Company paid to Mitsui the sum of $250,000;

    (2) The Company issued to Mitsui an additional 177,887 shares of Common
       Stock;

    (3) The Company and Mitsui executed and delivered a Royalty Agreement pursuant to which the Company agreed to pay to Mitsui a royalty equal to one percent (1%) of the aggregate net sales of certain products for a term of ten years; and

    (4) Mitsui executed and delivered to the Company a Capital Contribution Agreement pursuant to which it agreed to contribute to the capital and equity of the Company $5,400,000 in aggregate principal debt obligation of Cell Robotics, Inc. to Mitsui, together with all accrued and unpaid interest in the aggregate amount of $358,338.

TRANSACTIONS WITH DIRECTOR

    Mark Waller, a director of the Company, is also the managing member of BW. In addition, Mr. Waller provided services to the Company in connection with structuring the Private Offering and arranging on the Company's behalf for Paulson to serve as placement agent, therefor. In consideration of his services in connection with the Private Offering, Mr. Waller was granted non-qualified stock options exercisable to purchase, in the aggregate, 200,000 shares of the Company's Common Stock at an exercise price of $1.75 per share.

    Any transactions between the Company and its officers, directors, principal stockholders, or other affiliates have been, and will be, on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arms-length basis and will be approved by a majority of the Company's independent, disinterested directors.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of the date of this Prospectus, the stock ownership of each person known by the Company to be the beneficial owner of five (5%) percent or more of the Company's Common Stock, all executive officers of the Company and directors individually and all directors and executive officers of the Company as a group. Each person has sole voting and investment power with respect to the shares shown, except as noted.

                                                                                          PERCENT OF CLASS(1)
                                                         AMOUNT AND NATURE OF   ----------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP   BEFORE OFFERING(2)    AFTER OFFERING(2)
------------------------------------------------------  ----------------------  -------------------  -------------------
Ronald K. Lohrding (3) ...............................           475,000                   8.8%                 6.4%
c/o Cell Robotics, Inc.
2715 Broadbent Parkway, NE
Albuquerque, NM 87107

Mitsui Engineering & (4) .............................           409,406                   7.8%                 5.7%
Shipbuilding Co., Ltd.
405 Park Avenue, Suite 501
New York, NY 10022

Mark T. Waller (5) ...................................           220,000                   4.0%                 3.0%
1820 North Shore Road
Lake Oswego, OR 97304

Craig T. Rogers (6) ..................................           180,800                   3.4%                 2.3%
c/o Rockies Fund, Inc.
4465 Northpark Drive
Colorado Springs, CO 80907

Raymond Radosevich (7) ...............................            26,000                   0.5%                 0.4%
c/o Cell Robotics, Inc.
2715 Broadbent Parkway, NE
Albuquerque, NM 87107

Debra Bryant (8) .....................................            15,000                   0.3%                 0.2%
c/o Cell Robotics, Inc.
2715 Broadbent Parkway, NE
Albuquerque, NM 87107

Richard S. Hall (9) ..................................           619,300                  11.9%                 8.6%
280 Estrellita Drive
Ft. Myers Beach, FL 33931

Travis Lee (10) ......................................           -0-                    -0-                  -0-
c/o Cell Robotics, Inc.
2715 Broadbent Parkway, NE
Albuquerque, NM 87107

Jean Scharf (11) .....................................           -0-                    -0-                  -0-
c/o Cell Robotics, Inc.
2715 Broadbent Parkway, NE
Albuquerque, NM 87107

                                                                                          PERCENT OF CLASS(1)
                                                         AMOUNT AND NATURE OF   ----------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP   BEFORE OFFERING(2)    AFTER OFFERING(2)
------------------------------------------------------  ----------------------  -------------------  -------------------
All Officers and Directors as a Group (7 persons).....           916,800                  16.0%                11.9%

------------------------

(1) Shares not outstanding but deemed beneficially owned by the virtue of the individual's right to acquire them within sixty days of the date of this Prospectus are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by the group.

(2) Assumes no exercise by Paulson of the Placement Agent's Warrant to purchase 230,000 shares of Common Stock and 115,000 Class A Warrants issued to Paulson in conjunction with the Company's Private Placement of securities in September, 1995, and no subsequent exercise of the Class A Warrants by Paulson. Also assumes no exercise by the Representatives of the Representatives' Warrants.

(3) Includes Incentive Stock Options exercisable to purchase 150,000 shares of Common Stock at an exercise price of $1.75 per share, and Incentive Stock Options exercisable to purchase 25,000 shares of Common stock at an exercise price of $1.875 per share, issued under the Plan. Does not include additional Lohrding Options exercisable to purchase 450,000 shares of the Company's Common Stock subject to future vesting. Of the Lohrding Options, 150,000 will vest and become exercisable upon completion of this offering, resulting in Dr. Lohrding being the beneficial owner (as defined herein) of an aggregate of 625,000 shares or 8.7%, of the total issued and outstanding shares immediately after the offering.

(4) Mitsui Engineering & Shipbuilding Co., Ltd., a Japanese corporation, is the record owner and exercises the sole power to vote and invest 409,406 shares of the Company's Common Stock.

(5) Represents non-qualified stock options exercisable to purchase, in the aggregate, 200,000 shares of Common Stock at $1.75 per share, and Non-Qualified Stock Options exercisable to purchase 20,000 shares of Common Stock at an exercise price of $2.81 per share.

(6) Mr. Rogers exercises the sole voting and investment power with respect to 40,800 shares of Common Stock. Also includes 10,000 shares of Common Stock owned of record by Leslie Rogers, Mr. Roger's wife, and 70,000 shares of Common Stock owned of record by R.O.I, Inc., a Colorado corporation, of which Mr. Rogers is an officer, director and fifty percent stockholder, and as a result would be deemed to exercise the shared voting and investment power with respect to the securities. Mr. Rogers disclaims beneficial ownership of 35,000 shares of Common Stock owned of record by R.O.I., Inc. for purposes of Section 16 of the Exchange Act Also includes Incentive Stock Options exercisable to purchase 50,000 shares of Common Stock at an exercise price of $1.75 per share, and Incentive Stock Options exercisable to purchase 10,000 shares of Common Stock at an exercise price of $1.875 per share, granted pursuant to the Company's 1992 Stock Incentive Plan.

(7) Reflects Non-Qualified Stock Options exercisable to purchase 6,000 shares of Common Stock at an exercise price of $1.75 per share, and Non-Qualified Stock Options exercisable to purchase 20,000 shares of Common Stock at an exercise price of $2.81 per share.

(8) Represents nonqualified stock options exercisable to purchase 15,000 shares of Common Stock at $3.56 per share.

(9) Includes 320,500 shares of Common Stock owned by Mr. Hall individually and/or by the R.S. Hall IRA; 6,000 shares of Common Stock owned collectively by the Hall Grantor Retained Annuity Trust and the R.S. Hall Gift Trust, both of which were created and are controlled by Mr. Hall; 2,500 shares of Common Stock owned by the Wildwood Foundation, Inc., a non-profit private foundation founded by Mr. Hall, and for whom Mr. Hall serves as President of the Board of Trustees and supervises investment decisions; and 1,000 shares of Common Stock owned by the Hall Scholarship Trust which was created and supervised by Mr. Hall. Also includes 139,000 shares of Common Stock owned by Richard S. Hall, Jr., and 148,000 shares of Common Stock owned by Mr. Hall's son, William R. Hall, with whom Mr. Hall shares voting and dispositive power. Finally, includes 2,300 shares of Common Stock owned by Tayloreel Corporation South, Inc., a controlled corporation of Mr. Hall. Mr. Hall disclaims beneficial ownership of all shares of Common Stock owned by Messrs. Richard S. Hall, Jr. and William R. Hall, the Hall Scholarship Trust, and the Wildwood Foundation, Inc. for purposes of Section 16 of the Exchange Act.

(10) Does not reflect incentive stock options exercisable to purchase 74,174 shares of Common Stock at a price of $2.25 per share which are subject to future vesting.

(11) Does not reflect incentive stock options exercisable to purchase 20,000 shares of Common Stock at a price of $3.50 per share which are subject to future vesting.

                           DESCRIPTION OF SECURITIES

    The Company is authorized to issue up to 12,500,000 shares of $.004 par value Common Stock and 2,500,000 shares of $.04 par value Preferred Stock. As of November 15, 1997, 5,222,414 shares of Common Stock and no shares of Preferred Stock were issued and outstanding, and there were 176 stockholders of record.

COMMON STOCK

    Each holder of Common Stock is entitled to one vote for each share held of record. There is no right to cumulative voting of shares for the election of directors. The shares of Common Stock are not entitled to pre-emptive rights and are not subject to redemption or assessment. Each share of Common Stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, pro-rata, the assets of the Company which are legally available for distribution to stockholders. The issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK

    The Company is authorized to issue up to 2,500,000 shares of $.04 par value Preferred Stock. The preferred stock of the corporation can be issued in one or more series as may be determined from time-to-time by the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. The Board of Directors has the authority, without stockholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock including, without limitation: (1) the rate of distribution, (2) the price at and the terms and conditions on which shares shall be redeemed, (3) the amount payable upon shares for distributions of any kind, (4) sinking fund provisions for the redemption of shares, and (5) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and (6) voting rights except as limited by law.

    Although the Company currently does not have any plans to issue shares of Preferred Stock or to designate any series of Preferred Stock, there can be no assurance that the Company will not do so in the future. As a result, the Company could authorize the issuance of a series of Preferred Stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to Common Stock. The common stockholders of the Company have no redemption rights. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

PLACEMENT AGENT'S WARRANT

    In connection with a private placement undertaken by the Company in 1995, the Company issued to Paulson, a Representative in this offering, a warrant (the "Placement Agent's Warrant") to purchase 11.5 units at a price of $25,000 per unit, each unit consisting of 20,000 shares of Common Stock and 10,000 Class A Warrants. The Placement Agent's Warrant is exercisable until September 30, 2000. Each Class A Warrant included in the units gives to the holder the right to purchase one additional share of the Company's Common Stock at an exercise price of $1.75 share. The Class A Warrants are exercisable until December 31, 2000.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

    The transfer agent, registrar and Warrant Agent for the Company's Common Stock is Corporate Stock Transfer, Inc., Denver, Colorado.

REPORTS TO STOCKHOLDERS

    The Company intends to furnish annual reports to stockholders which will include audited financial statements reported on by its certified public accountants. In addition, the Company will issue unaudited quarterly or other interim reports to stockholders as it deems appropriate.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been only a limited public market for the Common Stock. No prediction can be made of the effect, if any, that future market sales of shares of Common Stock or the availability of such shares for sale will have on the prevailing market price of the Common Stock following this offering. Nevertheless, sales of substantial amounts of such shares in the open market following this offering could adversely affect the prevailing market price of the Common Stock.

    Upon completion of this offering, and assuming no exercise of outstanding options and warrants to purchase Shares, the Company will have 7,222,414, outstanding shares of Common Stock. Of those, 2,749,708 shares of Common Stock that are currently outstanding, together with the 2,000,000 Shares sold in this offering (plus any shares sold as a result of any exercise of the Over Allotment Option) by the Company and, commencing approximately three months after the date of this Prospectus, up to 200,000 shares of Common Stock that are issuable upon exercise of the Representatives' Warrants, will, subject to any applicable state law restrictions on secondary trading, be freely tradeable without restriction under the Securities Act, except that any shares purchased by an "affiliate" of the Company (as that term is defined in Rule 144 under the Securities Act) will be subject to the resale limitations of Rule 144.

    The remaining 2,472,706 shares of Common Stock are "restricted" within the meaning of Rule 144 under the Securities Act (the "Restricted Shares"). Of this number, 1,415,106 shares are eligible for immediate sale in the public market without restriction under Rule 144k. Beginning 90 days after the date of this Prospectus (or earlier with the consent of the Underwriters), 840,100 additional shares of Common Stock will become eligible for sale upon the expiration of a lock-up agreement between the Underwriters and certain stockholders not to sell such shares, subject to the volume limitation, set forth in Rule 144.

    In general, under Rule 144, as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 72,224 shares immediately after the offering) or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq Small Cap Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are also subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and whose Restricted Shares have been fully-paid for two years since the later of the date they were acquired from the Company or the date they were acquired from an affiliate of the Company may sell such Restricted Shares under Rule 144(k) without regard to the limitations and requirements described above. Under Rule 701, shares privately issued under certain compensatory stock-based plans, such as the Plan or the ESPP, may be resold under Rule 144 by non-affiliates, subject only to the manner of sale requirements, and by affiliates without regard to the two-year holding period requirement.

    The Company has filed a registration statement under the Securities Act covering shares of Common Stock reserved for issuance under the Company's outstanding stock options and stock option plans, which registration statement was declared effective on June 14, 1996. Based on the number of options outstanding and options and shares reserved for issuance, said registration statement currently covers 1,250,000 shares.

    Prior to the offering, there has been only a limited and sporadic public market for the Common Stock. No prediction can be made of the effect, if any, that sales of shares under Rule 144 or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time after the offering. The Company is unable to estimate the number of shares that may be sold in the public market under Rule 144, because such amount will depend on the trading volume in, and market price for, the Common Stock and other factors. Nevertheless, sales of substantial amounts of shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock of the Company. See "Underwriting."

                                  UNDERWRITING

    The underwriters named below (the "Underwriters"), acting through the Representatives, have agreed, severally and not jointly, subject to the terms and conditions contained in the Underwriting Agreement between the Company and the several Underwriters (the "Underwriting Agreement"), to purchase from the Company the Shares offered by this Prospectus in the amounts set forth below.

                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
---------------------------------------------------------------------------------  ----------
Paulson Investment Company, Inc..................................................
Cohig & Associates, Inc..........................................................

                                                                                   ----------
    Total........................................................................   2,000,000
                                                                                   ----------
                                                                                   ----------

    The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the Shares offered by this Prospectus if any shares are purchased. The Company has been advised that the Underwriters propose to offer the Shares offered by this Prospectus to the public, initially at the offering price set forth on the cover page of this Prospectus and to selected dealers, including Underwriters, at that price less a concession to be determined by the Representatives. After the initial offering of the Shares offered by this Prospectus, the public offering price and other offering terms may be changed.

    The Company has granted the Underwriters an option, exercisable by the Representatives, during the 45-day period after the date of this Prospectus to purchase up to 300,000 additional shares of Common Stock on the same terms as the Shares being purchased by the Underwriters from the Company. The Representatives may exercise this option only to cover over-allotments, if any, incurred in the sale of the Shares.

    The Underwriters will purchase the Shares offered hereby (including the shares subject to the Over-Allotment Option) at a discount equal to 10% of the public offering price, or $4.05 per share, assuming an initial offering price of $4.50 per share.

    As one of the Representatives, Paulson will also receive at the closing a non-accountable expense allowance equal to 3% of the aggregate initial offering price of the Shares sold in the offering, of which $25,000 has already been paid.

    The Company has agreed to issue to the Representatives the Representatives' Warrants giving the Representatives the right to purchase up to 200,000 shares of Common Stock. The Representatives' Warrants are exercisable for a period of four years beginning one year from the date of this Prospectus at a price equal to 120% of the public offering price, or $5.40 per share, assuming a public offering price of $4.50 per share. The Representatives' Warrants are not transferrable for a period of one year from the date of this Prospectus except
(i) to any of the Representatives or to individuals who are either a partner or an officer of a Representative, or (ii) by will or by the laws descent and distribution. The holders of the Representatives' Warrants will have, in that capacity, no voting, dividend or other shareholder rights. Any profits realized by the Representatives on the sale of the Common Stock issuable upon exercise of the Representatives' Warrants may be deemed to be additional underwriting compensation.

    The shares of Common Stock underlying the Representatives' Warrants are being registered on the Registration Statement of which this Prospectus is a part. The Company has agreed to maintain an effective Registration Statement with respect to such shares to permit their resale at all times during the period in which the Representatives' Warrants are exercisable. The sale of the shares issuable upon exercise of the Representatives' Warrants could dilute the interest of other holders of Common Stock and the existence of the Representatives' Warrants may make the raising of additional capital by the Company more difficult. At any time at which exercise of Representatives' Warrants might be expected, it is likely that the Company could raise additional capital on terms more favorable than the terms of the Representatives' Warrants.

    The Company has agreed that, for a period of 90 days following the closing of this offering, it will not, subject to certain exceptions, offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any securities of the Company without Paulson's prior written consent. All officers and directors and 5% stockholders of the Company have agreed that for a period of 90 days following the closing of this offering, they will not offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any securities of the Company pursuant to Rule 144 under the Securities Act or otherwise without Paulson's prior written consent.

    Until the distribution of the Shares is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the securities. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. If the Underwriters create a short position in the Shares in connection with the offering, i.e., if they sell more Shares than are set forth on the cover page of this Prospectus, the Underwriters may reduce that short position by purchasing Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the Over-Allotment Option described above.

    The Underwriters may also impose a penalty bid on selling group members. This means that if the Underwriters purchase Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, it may reclaim the amount of the selling concession from the selling group members who sold those securities as part of this offering.

    In general, purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. Neither the Company nor the Underwriters make any representation or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Prior to this offering, there has been only a limited and sporadic public market for the shares of Common Stock. Accordingly, the public offering price of the Shares offered by this Prospectus has been determined by negotiations between the Company and Paulson. Among the factors considered in determining the public offering price of the Shares included the Company's net worth and earnings, the amount of dilution per share of Common Stock to the public investors, the history and the prospects of the Company and the industry in which it operates, the status and development prospects for the Company's proposed products and the trends of such results, the experience and qualifications of the Company's executive officers and the general condition of the securities markets at the time of the offering.

    The Underwriting Agreement provides for indemnification between the Company and the Underwriters against certain liabilities, including liabilities under the Securities Act and for contribution by the Company and the Underwriters to payments that may be required to be made in respect thereof.

                                 LEGAL MATTERS

    The validity of the issuance of the Shares offered hereby will be passed upon for the Company by Neuman & Drennen, LLC, Boulder, Colorado. Clifford L. Neuman, a partner in the firm of Neuman & Drennen, LLC, is the beneficial owner of 3,100 shares of the Company's Common Stock. Certain legal matters will be passed upon for the Underwriters by Morse, Zelnick, Rose & Lander, LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Cell Robotics International, Inc. as of December 31, 1996 and 1995 and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The report of KPMG Peat Marwick LLP covering the December 31, 1996 financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and negative cash flows from operations raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements referred to above do not include any adjustments that might result from the outcome of that uncertainty.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Exchange Act, and in accordance with the Exchange Act files periodic reports, proxy statements and other information with the Commission. Reports, proxy statements and other information concerning the Company can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549, as well as at the following Regional Offices: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and are publicly available through the Commission's website at http:\\www.sec.gov.

    The Company has filed a Registration Statement on Form SB-2 with the Commission in Washington, D.C., in accordance with the provisions of the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the Shares offered hereby and the Company, reference is made to the Registration Statement, including the exhibits and financial statement schedules filed as a part thereof. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an Exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement may be obtained from the Commission upon payment of the fees prescribed therefor and may be examined at the principal office of the Commission in Washington, D.C.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

    This index relates to the consolidated financial statements set forth in this Prospectus of Cell Robotics International, Inc.

Independent Auditors' Report of KPMG Peat Marwick LLP.................................         F-2

Consolidated Financial Statements

  Consolidated Balance Sheets.........................................................         F-3

  Consolidated Statements of Operations...............................................         F-4

  Consolidated Statements of Stockholders' Equity (Deficit)...........................         F-5

  Consolidated Statements of Cash Flows...............................................         F-6

Notes to Consolidated Financial Statements............................................         F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Cell Robotics International, Inc.:

    We have audited the accompanying consolidated balance sheets of Cell Robotics International, Inc. and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cell Robotics International, Inc. and subsidiary as of December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 12 to the consolidated financial statements, the Company has suffered recurring losses from operations and negative cash flows from operations. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in note 12. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                  KPMG Peat Marwick LLP

February 21, 1997
Albuquerque, New Mexico

                       CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,        SEPTEMBER
                                                         ----------------------      30,
                                                            1995        1996        1997
                                                         ----------  ----------  -----------
                                                                                 (UNAUDITED)
Current assets:
  Cash and cash equivalents............................  $  739,952   1,724,671     559,060
  Restricted cash (note 5).............................     425,000      --          --
  Accounts receivable, net of allowance for doubtful
    accounts of $2,500 and $1,841 in December 1995 and
    1996, respectively and $1,841 (unaudited) in
    September 1997.....................................     389,608      69,845     352,024
  Inventory............................................     169,076     408,173     523,010
  Other................................................      29,067      19,121      63,820
                                                         ----------  ----------  -----------
    Total current assets...............................   1,752,703   2,221,810   1,497,914
Property and equipment, net (note 3)...................     213,447     256,635     214,895
Other assets, net (note 4).............................      33,963      92,507      71,514
                                                         ----------  ----------  -----------
                                                         $2,000,113   2,570,952   1,784,323
                                                         ----------  ----------  -----------
                                                         ----------  ----------  -----------

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable.....................................  $  129,483     160,824     425,414
  Payroll related liabilities..........................      99,226     128,932     121,019
  Royalties payable....................................      56,587      42,029     152,943
  Other current liabilities............................      24,871      31,937      27,376
                                                         ----------  ----------  -----------
    Total current liabilities..........................     310,167     363,722     726,752
                                                         ----------  ----------  -----------
Stockholders' equity (note 5):
  Preferred stock, $.04 par value. Authorized 2,500,000
    shares, no shares issued and outstanding...........      --          --          --
  Common stock, $.004 par value. Authorized 12,500,000
    shares, 3,825,914 and 5,003,414 shares issued and
    outstanding in December 1995 and 1996, respectively
    and 5,222,414 (unaudited) in September 1997........      15,304      20,014      20,890
  Additional paid-in capital...........................  11,271,008  13,327,672  13,996,305
  Accumulated deficit..................................  (9,596,366) (11,140,456) (12,959,624)
                                                         ----------  ----------  -----------
    Total stockholders' equity.........................   1,689,946   2,207,230   1,057,571
Commitments and contingencies (notes 9 and 11).........
                                                         ----------  ----------  -----------
                                                         $2,000,113   2,570,952   1,784,323
                                                         ----------  ----------  -----------
                                                         ----------  ----------  -----------

          See accompanying notes to consolidated financial statements.

                       CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                          NINE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,        SEPTEMBER 30,
                                                           --------------------------  ------------------------
                                                               1995          1996         1996         1997
                                                           -------------  -----------  -----------  -----------
                                                                                             (UNAUDITED)
Product sales............................................  $     932,761      594,071      523,612      722,846
Research and development grants..........................          9,906       69,190       69,190      105,720
                                                           -------------  -----------  -----------  -----------
    Total revenues.......................................        942,667      663,261      592,802      828,566
Product cost of goods sold...............................        718,813      427,341      331,807      491,358
SBIR direct expenses.....................................          9,906       69,190       69,190      105,941
                                                           -------------  -----------  -----------  -----------
Total cost of goods sold.................................        728,719      496,531      400,997      597,299
                                                           -------------  -----------  -----------  -----------
    Gross profit.........................................        213,948      166,730      191,805      231,267
                                                           -------------  -----------  -----------  -----------
Operating expenses:
  Salaries...............................................        412,536      510,674      400,409      584,808
  Payroll taxes and benefits.............................         51,086       78,466       56,220       97,259
  Rent and utilities.....................................        122,484      119,371       88,553      108,606
  Travel.................................................        100,211       68,499       51,854       80,793
  Depreciation and amortization..........................        114,708      110,752       79,893       79,222
  Professional fees......................................         93,100      235,722      172,245      474,237
  Other operating expenses...............................        298,397      647,617      457,667      666,696
                                                           -------------  -----------  -----------  -----------
    Total operating expenses.............................      1,192,522    1,771,101    1,306,841    2,091,621
                                                           -------------  -----------  -----------  -----------
    Loss from operations.................................       (978,574)  (1,604,371)  (1,115,036)  (1,860,354)
                                                           -------------  -----------  -----------  -----------
Other income (deductions):
  Interest income........................................         17,160       40,645       18,032       30,066
  Interest expense.......................................       (345,777)      (1,413)      (1,303)        (680)
  Other..................................................        (43,959)      21,049       16,650       11,800
                                                           -------------  -----------  -----------  -----------
    Total other income (deductions)......................       (372,576)      60,281       33,379       41,186
                                                           -------------  -----------  -----------  -----------
    Net loss.............................................  $  (1,351,150)  (1,544,090)  (1,081,657)  (1,819,168)
                                                           -------------  -----------  -----------  -----------
                                                           -------------  -----------  -----------  -----------
Average common shares outstanding........................      2,039,280    4,197,499    3,926,416    5,054,026
                                                           -------------  -----------  -----------  -----------
                                                           -------------  -----------  -----------  -----------
Net loss per common share................................  $        (.66)        (.37)        (.28)        (.36)
                                                           -------------  -----------  -----------  -----------
                                                           -------------  -----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                       CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

            AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

                                                                CELL ROBOTICS INTERNATIONAL,
                                                                            INC.
                                  CELL ROBOTICS, INC.          -------------------------------
                          ------------------------------------
                                                 COMMON CLASS    PREFERRED
                              COMMON CLASS A           B           STOCK       COMMON STOCK
                          ---------------------- ------------- ------------- -----------------  PAID-IN   ACCUMULATED
                            SHARES     AMOUNT    SHARES AMOUNT SHARES AMOUNT   SHARES   AMOUNT  CAPITAL     DEFICIT
                          ---------- ----------- ------ ------ ------ ------ ---------- ------ ---------- -----------
Balance at December 31,
  1994...................  1,101,279 $ 1,602,967 58,239 $81,174  --   $--        --     $--    $1,202,665 $(8,245,216)
Forfeiture of shares at
  $.00 per share (note
  5).....................   (491,499)     --       --     --    --     --        --      --        --         --
Issuance of Cell Robotics
  International, Inc.
  shares in substitution
  for the capital stock
  of Cell Robotics, Inc.
  (note 5)...............   (609,780)  (1,602,967) (58,239) (81,174)  --  --    668,019 2,672   1,681,469     --
Issuance of Cell Robotics
  International, Inc.
  shares in substitution
  for the capital stock
  of Intelligent
  Financial Corporation
  (note 5)...............     --         --        --     --    --     --       300,008 1,200     248,800     --
Sale of shares at $1.00
  per share
  (note 5)...............     --         --        --     --    --     --       380,000 1,520     378,480     --
Sale of shares at $1.25
  per share, less costs
  of offering (note 5)...     --         --        --     --    --     --     2,300,000 9,200   2,251,968     --
Payment to a stockholder
  (note 5)...............     --         --        --     --    --     --        --      --      (250,000)     --
Conversion of a
  stockholder's debt to
  equity (note 5)........     --         --        --     --    --     --        --      --     5,758,338     --
Issuance of shares at
  $0.00 per share (note
  5).....................     --         --        --     --    --     --       177,887   712        (712)     --
Net loss for 1995........     --         --        --     --    --     --        --      --        --     (1,351,150 )
                          ---------- ----------- ------ ------ ------ ------ ---------- ------ ---------- -----------
Balance at December 31,
  1995...................     --         --        --     --    --     --     3,825,914 15,304 11,271,008 (9,596,366 )
Issuance of shares for
  asset acquisition (note
  4).....................     --         --        --     --    --     --        17,500    70      41,492     --
Exercise of warrants.....     --         --        --     --    --     --     1,150,000 4,600   1,997,712     --
Issuance of shares at
  $1.75 per share........     --         --        --     --    --     --        10,000    40      17,460     --
Net loss for 1996........     --         --        --     --    --     --        --      --        --     (1,544,090 )
                          ---------- ----------- ------ ------ ------ ------ ---------- ------ ---------- -----------
Balance at December 31,
  1996...................     --         --        --     --    --     --     5,003,414 20,014 13,327,672 (11,140,456)
                          ---------- ----------- ------ ------ ------ ------ ---------- ------ ---------- -----------
                          ---------- ----------- ------ ------ ------ ------ ---------- ------ ---------- -----------
Issuance of shares at
  $3.25, less costs of
  offering (unaudited)...     --         --        --     --    --     --       200,000   800     629,700     --
Issuance of shares at
  $2.39 (unaudited)......     --         --        --     --    --     --         9,000    36      21,474     --
Issuance of shares at
  $1.75 (unaudited)......     --         --        --     --    --     --        10,000    40      17,459     --
Net loss (unaudited).....     --         --        --     --    --     --        --      --        --     (1,819,168 )
                          ---------- ----------- ------ ------ ------ ------ ---------- ------ ---------- -----------
Balance at September 30,
  1997 (unaudited).......     --     $   --        --   $ --    --    $--     5,222,414 $20,890 $13,996,305 $(12,959,624)
                          ---------- ----------- ------ ------ ------ ------ ---------- ------ ---------- -----------
                          ---------- ----------- ------ ------ ------ ------ ---------- ------ ---------- -----------

          See accompanying notes to consolidated financial statements.

                       CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEARS ENDED          NINE MONTHS ENDED
                                                                     DECEMBER 31,            SEPTEMBER 30,
                                                                -----------------------  ----------------------
                                                                   1995         1996        1996        1997
                                                                -----------  ----------  ----------  ----------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net loss....................................................  $(1,351,150) (1,544,090) (1,081,657) (1,819,168)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization.............................      114,708     126,096      88,893      94,567
    Decrease (increase) in accounts receivable................     (327,913)    319,763     293,984    (282,179)
    Decrease (increase) in inventory..........................       39,422    (239,097)   (125,074)   (114,837)
    Decrease (increase) in other current assets...............      (21,231)      9,946      (1,737)    (44,699)
    Increase in other long-term assets........................      (11,120)    (42,103)    (62,701)     --
    Increase (decrease) in accounts payable and payroll
      related liabilities.....................................     (104,935)     61,047     (15,546)    256,677
    Increase in accrued interest payable......................      329,508      --          --          --
    Increase (decrease) in other current liabilities and
      royalties payable.......................................       64,791      (7,492)    (14,600)    106,353
                                                                -----------  ----------  ----------  ----------
      Net cash used by operating activities...................   (1,267,920) (1,315,930)   (918,438) (1,803,286)
                                                                -----------  ----------  ----------  ----------
Cash flows from investing activities--Purchase of property and
  equipment...................................................      (84,659)   (144,163)   (115,728)    (31,834)
                                                                -----------  ----------  ----------  ----------
Net cash used by investing activities.........................      (84,659)   (144,163)   (115,728)    (31,834)
Cash flows from financing activities:
  Proceeds from loans.........................................       70,010      --          --          --
  Repayments of loans.........................................     (172,400)     --          --          --
  Payment to stockholder......................................     (250,000)     --          --          --
  Proceeds from issuance of common stock......................    3,345,000   2,030,000   2,012,500     689,009
  Costs of offering common stock..............................     (613,832)    (10,188)    (10,188)    (19,500)
  Restricted proceeds released (received) from issuance of
    common
    stock.....................................................     (425,000)    425,000     425,000      --
                                                                -----------  ----------  ----------  ----------
      Net cash provided by financing activities...............    1,953,778   2,444,812   2,427,312     669,509
                                                                -----------  ----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents..........      601,199     984,719   1,393,146  (1,165,611)

Cash and cash equivalents:
  Beginning of period.........................................      138,753     739,952     739,952   1,724,671
                                                                -----------  ----------  ----------  ----------
  End of period...............................................  $   739,952   1,724,671   2,133,098     559,060
                                                                -----------  ----------  ----------  ----------
                                                                -----------  ----------  ----------  ----------
Supplemental information:
  Interest paid...............................................  $    12,659      --           1,303         680
                                                                -----------  ----------  ----------  ----------
                                                                -----------  ----------  ----------  ----------
  Noncash financing activity:
    Note payable to a stockholder and accrued interest
      contributed to paid-in capital (note 5).................  $ 5,758,338      --          --          --
                                                                -----------  ----------  ----------  ----------
                                                                -----------  ----------  ----------  ----------
    Stock issued in exchange for asset acquisition (note 4)...  $   --           41,562      41,562      --
                                                                -----------  ----------  ----------  ----------
                                                                -----------  ----------  ----------  ----------
    Short-term borrowings repaid with common stock............  $   160,000      --          --          --
                                                                -----------  ----------  ----------  ----------
                                                                -----------  ----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                       CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (AMOUNTS AND INFORMATION WITH RESPECT TO
                   SEPTEMBER 30, 1996 AND 1997 ARE UNAUDITED)

(1) ORGANIZATION AND ACTIVITIES

    (A) ORGANIZATION

    Cell Robotics International, Inc., a Colorado corporation ("CRII"), was organized on September 28, 1988 as Intelligent Financial Corporation ("IFC"). As described in note 5, in 1995 the Company acquired Cell Robotics, Inc. ("CRI"), a New Mexico corporation, in a transaction which resulted in the stockholders of CRI owning 62.3 percent of IFC. Accordingly, the transaction was recorded as a reverse purchase of IFC by CRI. Therefore, the historical financial information in the accompanying consolidated financial statements is that of CRI adjusted to reflect the capital structure of IFC. The consolidated financial statements include the accounts of CRII and CRI (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

    On May 19, 1995, IFC changed its name to Cell Robotics International, Inc.

    (B) BUSINESS

    The Company is developing and preparing to manufacture and market a series of laser-based medical devices with applications in the blood sample collection, skin resurfacing, and IN VITRO fertilization markets. Currently, the Company also develops, produces and markets a line of advanced scientific instruments which increase the usefulness and importance of the conventional laboratory microscope. The Company markets its scientific instruments in both domestic and international markets. Currently, approximately two-thirds of the Company's sales are in the United States, with Japan being the largest international market.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) FINANCIAL STATEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (B) CASH AND CASH EQUIVALENTS

    For purposes of the statements of cash flows, the Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

    (C) INVENTORY

    Inventory is recorded at the lower of cost, determined by the first-in, first-out method, or market.

                       CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Inventory at December 31 consists of the following:

                                                                            1995       1996
                                                                         ----------  ---------
Parts and components...................................................  $  161,311    267,273
Sub-assemblies.........................................................       7,765    140,900
                                                                         ----------  ---------
                                                                         $  169,076    408,173
                                                                         ----------  ---------
                                                                         ----------  ---------

    (D) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, which range from five to seven years. Leasehold improvements are amortized over the life of the lease.

    (E) LICENSES

    Licenses are recorded at cost and are amortized on a straight-line basis over the shorter of economic or legal lives of the underlying patents.

    (F) OTHER ASSETS

    Certain legal fees and other related costs associated with start-up, organization, license fees, software development costs, patents and noncompete agreements have been capitalized. Start-up and organization costs are amortized on a straight-line basis over five years, loan acquisition costs are amortized over the life of the respective loan, license fees are amortized over the life of the license, and software development costs are amortized as sales occur based on the estimated total number of units to be sold.

    (G) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    The Company adopted the provisions of SFAS No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF," on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

    (H) FAIR VALUE OF FINANCIAL INSTRUMENTS

    Cash and cash equivalents, restricted cash, accounts receivable, accounts payable, royalties payable and accrued liabilities are reflected in the consolidated financial statements at fair value because of the short-term maturity of these instruments.

                       CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (I) INCOME TAXES

    The Company follows the asset and liability method for accounting for income taxes whereby deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

    (J) REVENUE

    The Company recognizes revenue on sales of its products when the products are shipped from the plant and ownership is transferred to the customer.

    Total export sales, primarily in the Far East, were $443,653 and $248,278 for the years ended December 31, 1995 and 1996, respectively. Sales revenues to individual customers, each of which accounted for 10 percent or more of total sales, are as follows for the years ended December 31:

                                                                            1995       1996
                                                                         ----------  ---------
Mitsui, a related party (note 5).......................................  $  229,043    201,314
Customer A.............................................................     230,200    105,421
Customer B.............................................................     149,494     --
Customer C.............................................................      --         92,821
                                                                         ----------  ---------
                                                                         ----------  ---------

    (K) RESEARCH AND DEVELOPMENT

    Research and development costs related to both present and future products are expensed as incurred. Research and development costs consist primarily of salaries, materials and supplies.

    (L) WARRANTIES

    The Company warrants their microrobotic laser systems against defects in materials and workmanship for one year. The warranty reserve is reviewed periodically and adjusted based upon the Company's historical warranty costs and its estimate of future costs.

    (M) STOCK OPTION PLAN

    Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, "ACCOUNTING FOR STOCK BASED COMPENSATION," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                       CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (N) NET LOSS PER COMMON SHARE

    Net loss per common share is based on the weighted average shares of common stock and, if dilutive, common equivalent shares (options and warrants) outstanding during the period. None of the common stock equivalents were dilutive during the periods presented.

    (O) PRESENTATION OF UNAUDITED FINANCIAL STATEMENTS

    The unaudited consolidated financial statements as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 have been prepared in accordance with the rules of the Securities and Exchange Commission and, therefore, do not include all information and footnotes otherwise necessary for a fair presentation of financial position, results of operations and cash flows, in conformity with generally accepted accounting principles. However, the information furnished, in the opinion of management, reflects all adjustments necessary to present fairly the financial position, results of operations and cash flows on a consistent basis. Such adjustments consisted only of normal recurring items. The results of operations are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

    (P) RECLASSIFICATION

    Certain prior period amounts have been reclassified to conform with the current presentation.

(3) PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at December 31:

                                                                          1995         1996
                                                                       -----------  ----------
Furniture and fixtures...............................................  $     8,028       8,028
Computers............................................................      250,164     299,894
Equipment............................................................      272,239     366,672
Leasehold improvements...............................................       48,150      48,150
                                                                       -----------  ----------
                                                                           578,581     722,744
Accumulated depreciation.............................................     (365,134)   (466,109)
                                                                       -----------  ----------
  Net property and equipment.........................................  $   213,447     256,635
                                                                       -----------  ----------
                                                                       -----------  ----------

                       CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(4) OTHER ASSETS

    Other assets consist of the following at December 31:

                                                                          1995         1996
                                                                       -----------  ----------
Software development costs...........................................  $    11,120      59,019
Patents..............................................................      --           48,246
License and prepaid royalties........................................       36,320      --
Start-up and organization costs......................................       33,116      33,116
Noncompete agreements................................................      --            8,116
                                                                       -----------  ----------
                                                                            80,556     148,497
Accumulated amortization.............................................      (46,593)    (55,990)
                                                                       -----------  ----------
  Net other assets...................................................  $    33,963      92,507
                                                                       -----------  ----------
                                                                       -----------  ----------

    In January, 1996, the Company acquired certain technological assets and covenants not to compete from Tecnal Products, Inc. for a consideration of approximately $15,000 cash, 17,500 shares of the Company's common stock and the grant of a 1 percent royalty on future sales, with a lifetime maximum of $20,000.

    During 1996, the Company expensed the remaining net costs relating to the license and prepaid royalty on specific technology. That technology is not currently incorporated into the Company's product lines and it is not anticipated that it will be used in future products.

    During 1995, the Company expensed the remaining net costs relating to the acquisition of notes payable since all the principal and interest has been forgiven and contributed to capital (note 7).

    During 1995 and 1996, the Company capitalized $11,120 and $47,899 of software development costs relating to a project whose technological feasibility has been established. During 1996, the Company recorded amortization of $15,345 as cost of goods sold.

(5) CAPITAL TRANSACTIONS

    In February 1995, IFC acquired 100 percent of CRI's issued and outstanding shares of Class A and B common stock (the "Acquisition"). In connection with the Acquisition, IFC issued 668,019 shares of IFC common stock to shareholders of CRI, which represents 62.3 percent of the issued and outstanding IFC common stock immediately following the transaction. In addition, the options to purchase CRI's common stock described in note 6 were exchanged for options to purchase the same number of IFC shares of common stock with identical terms. The Acquisition was accounted for using the purchase method of accounting, treating the merger as a reverse purchase of the assets and liabilities of IFC by CRI. Immediately prior to the Acquisition, all operations, assets and liabilities of IFC, except $250,000 of receivables from CRI and cash, were transferred to a separate entity ("IFHC"). The assets, liabilities and results of operation of IFHC are excluded from the accompanying consolidated financial statements. Pro forma results of operations of the combined entities are substantially identical to the results of operations of CRI presented in the accompanying consolidated statements of operations.

    On September 19, 1995, the Company successfully closed a private equity offering to selected qualified investors at a price of $25,000 per Unit (the "Private Offering"). Each Unit consisted of

                       CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(5) CAPITAL TRANSACTIONS (CONTINUED)
20,000 shares of Common Stock and Class A Warrants exercisble to purchase an additional 10,000 shares of common stock at an exercise price of $1.75 per share. Proceeds of this private offering, net of offering costs, were $2,261,168 of which $425,000 was held in escrow until the Company's SB-2 was declared effective on February 14, 1996, at which time the funds were released. During 1996, 100 percent of the Class A Warrants were exercised generating net proceeds of $2,002,312. As part of the Private Offering, the placement agent was issued warrants to purchase 230,000 shares of common stock at $1.25 per share and, if these placement agent warrants are exercised, the placement agent will receive up to 115,000 additional Class A Warrants, exercisable at $1.75 per share.

    At December 31, 1994, CRI had outstanding notes payable of $5,400,000 due to a wholly owned subsidiary of Mitsui Engineering and Shipbuilding Company ("Mitsui"), a Japanese corporation, and majority stockholder of CRI's Class A common stock at the time. Immediately prior to the Acquisition, Mitsui voluntarily surrendered to CRI, for cancellation, a total of 491,499 shares of common stock of CRI. During 1995, in conjunction with the Private Offering and in accordance with agreements entered into prior to the Acquisition, the Company paid to Mitsui the sum of $250,000, issued to Mitsui 177,887 shares of CRII common stock, increasing their ownership to approximately 8 percent, and Mitsui contributed to the capital of the Company the $5,400,000 of notes payable together with unpaid interest totaling $358,338.

(6) STOCK OPTIONS

    The Company has adopted a Stock Incentive Plan ("the Plan") pursuant to which the Company's Board of Directors may grant to eligible participants options in the form of Incentive Stock Options ("ISO's") under Section 422 of the Internal Revenue Code of 1986, as amended, or options which do not qualify as ISO's (Non-Qualified Stock Options of "NQSO's"). An aggregate of 1,000,000 shares of the Company's Common Stock is reserved for issuance under the Plan. Generally, stock options granted under the Plan have five-year terms and become fully exercisable after three or four years from the date of grant.

    During 1995, 97,579 options were re-priced to an exercise price of $1.75, all vesting requirements were eliminated and the expiration date was extended to December 31, 2003. The exercise price of $1.75 is only effective if the options are exercised after January 1, 2000. If the options are exercised before that date, the exercise price reverts back to the original grant with an exercise price range of $2.39 to $2.50. During 1996, the vesting requirements were eliminated on 360,000 options having original, and in some cases amended, exercise prices of $1.75.

                       CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(6) STOCK OPTIONS (CONTINUED)
    The following is a summary of the stock options granted under the Plan:

                                                                                     WEIGHTED-
                                                                      NUMBER OF       AVERAGE
                                                                       SHARES     EXERCISE PRICE
                                                                     -----------  ---------------
Options at December 31, 1994.......................................     102,594      $    2.39
  Options expired..................................................     (19,115)          2.39
  Options granted..................................................     672,100           1.85
  Options repriced.................................................     (97,579)          2.41
  Options repriced.................................................      97,579           1.75
                                                                     -----------         -----
Options at December 31, 1995.......................................     755,579           1.83
  Options expired..................................................     (34,753)          1.75
  Options granted..................................................     175,000           2.17
  Options exercised................................................     (10,000)          1.75
                                                                     -----------         -----
Options at December 31, 1996.......................................     885,826      $    1.91
                                                                     -----------         -----
                                                                     -----------         -----

    At December 31, 1996, range of exercise prices and weighted-average remaining contractual life of outstanding options were $1.75--$2.875, and 4.20 years, respectively.

    At December 31, 1996, the number of options exercisable was 665,826 and the weighted-average exercise price of those options was $1.77.

    During 1995, the Board of Directors and stockholders approved an Employee Stock Purchase Plan ("ESPP"). As of December 31, 1995 and 1996, no shares of Common Stock have been issued under the ESPP and there have been no subscriptions of employees to participate in the plan.

    At December 31, 1996, there were 104,174 additional shares available for grant under the Plan. The per share weighted-average fair value of stock options granted and modified during 1995 and 1996 was $908,019 and $239,818, respectively, on the date of grant or amendment using the Black Scholes option-pricing model with the following weighted-average assumptions: 1995--expected dividend yield 0 percent, risk-free interest rate of 6.0 percent, expected life of 4 years for original grants and 7 years for modified grants, and an expected volatility of 80 percent; 1996--expected dividend yield 0 percent, risk-free interest rate of 6.6 percent, expected life of 4 years, and an expected volatility of 80 percent.

    The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the date of grant for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                       1995          1996
                                                                   -------------  -----------
Reported net loss................................................  $  (1,351,150)  (1,544,090)
Pro forma net loss...............................................     (1,751,909)  (1,997,271)
Pro forma net loss per share.....................................           (.86)        (.48)

                       CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(6) STOCK OPTIONS (CONTINUED)
    Pro forma net loss reflects only options granted in 1995 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options' vesting period and compensation cost for options granted prior to January 1, 1995 is not considered.

(7) EMPLOYMENT AGREEMENTS

    At the closing of the Acquisition, the Company executed written employment agreements, having terms of five years each, with two officers of the Company. The employment agreement with one officer provides that he will serve the Company as its Chairman, President and CEO, on a full-time basis, for a minimum base salary of $100,000 per year. The employment agreement with the other officer provides for his serving as Vice President of Finance, on a part-time basis, for a minimum base salary of $27,000 per year.

    In December 1996, the Company executed a written employment agreement with a new officer of the Company. The employment period ends upon discharge or resignation of the employee. The employment agreement provides that the officer will serve the Company as Vice President of Marketing, on a full-time basis, for a minimum base salary of $110,000 per year.

(8) OPERATING EXPENSES

    For the years ended December 31, 1995 and 1996, operating expense consists of the following:

                                                                      1995           1996
                                                                  -------------  -------------
General and administrative......................................  $     488,972        710,330
Marketing.......................................................        262,799        420,976
Research and development........................................        450,657        708,985
                                                                  -------------  -------------
                                                                  $   1,202,428      1,840,291
                                                                  -------------  -------------
                                                                  -------------  -------------

(9) ROYALTY AGREEMENTS

    The Company is party to four royalty agreements under which it must make payments to the original holders of patents on components used in its products. Such royalties are generally due upon sale of products containing patented components.

    The first royalty agreement, with the University of California, pertains to the Company's exclusive license agreement which continues until February 14, 2007. The royalty is calculated as either (a) $1,000 for each patentable item included on a product sold for an amount in excess of $75,000, or (b) one percent of the selling price of a product sold for less than $75,000 which includes a patentable item. Minimum annual royalty payments required to retain the license are $15,000 each year. This royalty agreement was renegotiated on January 5, 1996. Pursuant to the renegotiation, the licensor agreed to accept $15,000 for full satisfaction of the old license agreement. The new agreement consists of two underlying patents. The new agreement continues until the expiration of the last underlying patent which is February 14, 2007. Under the terms of the new agreement, the Company agrees to pay a royalty equal to 4 percent of the net selling price of products utilizing one patent and two percent of the net selling price of products utilizing the other patent. Minimum annual royalty payments required to retain the license are $5,000 per year. The

                       CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(9) ROYALTY AGREEMENTS (CONTINUED)
Company currently feels the technology covered in this license agreement is no longer needed for future product development and intends to terminate the license.

    The second royalty agreement, with AT&T, requires a royalty payment equal to 5 percent of revenue generated from sales by the Company's products and pertains to the Company's major, worldwide, exclusive license agreement which continues until March 31, 2016. Minimum royalty payments required to retain this license are as follows:

                      TWELVE-MONTH PERIOD ENDED MARCH 31
-------------------------------------------------------------------------------
1998...........................................................................  $     150,000
1999...........................................................................        200,000
2000...........................................................................        250,000
2001...........................................................................        300,000
2002...........................................................................        400,000
Thereafter.....................................................................      4,550,000
                                                                                 -------------
                                                                                 $   5,850,000
                                                                                 -------------
                                                                                 -------------

    The third royalty agreement is with Mitsui (note 5). Under the terms of the agreement, which continues until September 11, 2005, the Company agrees to pay Mitsui a royalty equal to 1 percent of the aggregate net sales of certain products.

    The fourth royalty agreement, with Tecnal Products, Inc., requires quarterly royalty payments equal to 1 percent of the net revenues from sales of a certain product. The royalty agreement stipulates that lifetime maximum royalty payments will not exceed $20,000. The Company has the option to relieve itself of this obligation by paying an amount equal to the difference between royalties previously paid and the lifetime maximum of $20,000.

                       CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(10) INCOME TAXES

    No provision for federal or state income tax expense has been recorded due to the Company's losses. The Company has net operating loss carryforwards and temporary differences that give rise to the following deferred tax assets and liabilities:

                                                                          DECEMBER 31
                                                                  ----------------------------
                                                                      1995           1996
                                                                  -------------  -------------
Deferred tax assets:
  Net operating loss carryforwards..............................  $   2,800,000      3,400,000
  Inventory capitalization......................................         63,000        104,000
  Obsolete inventory reserve....................................          8,000         15,000
  Vacation and sick leave payable...............................         31,500         27,000
  Allowance for doubtful accounts...............................            625            625
  Legal fees....................................................         11,000          9,000
                                                                  -------------  -------------
                                                                      2,914,125      3,555,625
  Less valuation allowance......................................     (2,897,925)    (3,536,625)
                                                                  -------------  -------------
    Net deferred tax asset......................................         16,200         19,000
Deferred tax liabilities:
  Depreciation..................................................        (16,200)       (19,000)
                                                                  -------------  -------------
    Net deferred income taxes...................................  $    --             --
                                                                  -------------  -------------
                                                                  -------------  -------------

    The net deferred taxes have been fully offset by a valuation allowance since the Company cannot currently conclude that it is more likely than not that the benefits will be realized. The net operating loss carryforward for income tax purposes of approximately $10,000,000 expires beginning in 2006. Ownership changes resulting from the Acquisition (note 5) will limit the use of this net operating loss under applicable Internal Revenue Service regulations.

(11) COMMITMENTS

    The Company is obligated under a noncancelable operating lease for building facilities which require minimum rental payment of $86,196 in 1997. Rent expense for 1995 and 1996 was $108,054 and $104,336, respectively.

    The Company is obligated under a noncancelable purchase agreement to purchase 1,000 units of a particular inventory component at $125 per unit for a total commitment of $125,000 during 1997.

(12) CAPITAL RESOURCES

    Since inception, the Company has incurred operating losses which resulted in an accumulated deficit of $11,140,456 at December 31, 1996 and operations using net cash of $1,315,930 in 1996.

    The Company's ability to improve cash flow and ultimately achieve profitability will depend on its ability to significantly increase sales. Although the Company believes future sales of its scientific instrument line will improve, it does not expect these products to materially contribute to its goal of achieving

                       CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(12) CAPITAL RESOURCES (CONTINUED)
future profitability. Accordingly, the Company has begun development on, and is preparing to manufacture and market a series of laser-based medical devices which leverage the Company's existing base of patented technology. The Company believes the markets for these new products are broader than that of the scientific instrumentation market and, as such, offer a greater opportunity to significantly increase sales. In addition, the Company is pursuing development and marketing partners for several of its new medical products. These partnerships will enhance the Company's ability to rapidly ramp-up its marketing and distribution strategy, and possibly offset the products' development costs.

    Although the Company has refocused its strategy to concentrate on the development of its laser based medical devices while continuing to market its scientific instrument line, it does not anticipate achieving profitable operations during fiscal 1997. As a result, the Company's working capital surplus at December 31, 1996 is expected to erode over the next twelve months. Nevertheless, the Company expects that its working capital surplus at December 31, 1996 will be sufficient to cover its expected operational deficits during fiscal 1997.

    The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. The ultimate continuation of the Company is dependent on attaining profitable operations.

(13) SUBSEQUENT EVENTS (UNAUDITED)

    At its present level of research and development and product introduction, the Company requires approximately $200,000 per month to cover operating expenses in excess of cash flow currently generated by operations. The proceeds of an August 1997 private equity sale, resulting in net proceeds of $630,500, are being used to satisfy the Company's working capital requirements pending completion of the proposed offering described below. The Company does not have any available commercial lines of credit or other sources of capital to satisfy its cash requirements until revenues from operations can be realized through future product introduction and sales. Accordingly, the Company will rely exclusively upon the proceeds of the proposed public offering described below to satisfy its working capital requirements for the foreseeable future.

    The Board of Directors of the Company has authorized management to offer 2,000,000 shares of common stock in a registered offering to the public. If successful, the net proceeds will be used for product development, future research and development, manufacturing equipment and personnel, marketing, and sales and working capital.

    In conjunction with this offering, the Company will issue to the President and CEO, warrants exercisable to purchase in the aggregate, 450,000 shares of the Company's common stock at an exercise price equal to the initial price per share of the Company's common stock sold in this offering or $4.50 per share, whichever is greater. Of the total 450,000 warrants, 150,000 vest at the closing of the offering. The remaining 300,000 warrants vest on November 30, 2002, however, earlier vesting occurs if certain pre-tax and net income targets are met.

    In October 1997, a competitor filed a civil suit against the Company claiming that the Lasette-TM- infringes a U.S. patent, underlying its competitive laser skin perforator. The Company and its patent counsel have conducted a comprehensive investigation of the basis of the claims underlying such litigation, and believe that the Lasette-TM- does not infringe upon such competitor's U.S. patent or any of its related

                       CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(13) SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED) foreign patents. The Company intends to vigorously defend the claims being asserted in such litigation. There has been, and the Company believes that there will continue to be, significant litigation in the laser-based biotechnological industry regarding patent and other intellectual property rights. Any litigation, including the claim described above, could consume a substantial portion of the Company's financial and personnel resources and, regardless of the outcome of such litigation, have a material adverse impact on the Company's business, results of operations and financial condition.

                      Medical and Research Laser Products

                            Cell Robotics Workstation

     One photograph of Workstation, two photographs of cells with description of product and functions.



                                 Revitalase-TM-

     One photograph of product with description.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO UNDERWRITER, DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND IF, GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THAT DATE.

                           --------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
The Company....................................           3
Risk Factors...................................           8
Use of Proceeds................................          19
Dividend Policy................................          20
Capitalization.................................          21
Dilution.......................................          22
Certain Market Information.....................          23
Selected Financial Data........................          24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          25
Business.......................................          30
Management.....................................          43
Certain Transactions...........................          50
Principal Stockholders.........................          52
Description of Securities......................          55
Underwriting...................................          58
Legal Matters..................................          60
Experts........................................          60
Available Information..........................          60
Financial Statements ........................... F-1 to F-18

                           --------------------------

    UNTIL             , 19  , ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF THE DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,000,000 SHARES

                                  COMMON STOCK

                                 CELL ROBOTICS
                              INTERNATIONAL, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               PAULSON INVESTMENT
                                 COMPANY, INC.

                            COHIG & ASSOCIATES, INC.

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

    Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:

7-109-101. DEFINITIONS. As used in this article:

    (1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

    (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

    (3) "Expenses" includes counsel fees.

    (4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

    (5) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

    (6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

    (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

7-109-102. AUTHORITY TO INDEMNIFY DIRECTORS.

    (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

        (a) The person conducted himself or herself in good faith; and

        (b) The person reasonable believed:

            (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

           (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

        (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

    (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

    (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

    (4) A corporation may not indemnify a director under this section:

        (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

        (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

    (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

7-109-103. MANDATORY INDEMNIFICATION OF DIRECTORS.

    Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

7-109-104. ADVANCE OF EXPENSES TO DIRECTORS.

    (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

        (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

        (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

        (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

    (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

    (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

7-109-105. COURT-ORDERED INDEMNIFICATION OF DIRECTORS.

    (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

        (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

        (b) If it determines that the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102
    (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

7-109-106. DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION OF DIRECTORS.

    (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) -C- has been made.

    (2) The determinations required by subsection (1) of this section shall be made:

        (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

        (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

    (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

        (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

        (b) By the shareholders.

    (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

7-109-107. INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND AGENTS.

    (1) Unless otherwise provided in the articles of incorporation:

        (a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

        (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

        (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

7-109-108. INSURANCE. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

7-109-109. LIMITATION OF INDEMNIFICATION OF DIRECTORS.

    (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the article of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

    (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

7-109-110. NOTICE TO SHAREHOLDER OF INDEMNIFICATION OF DIRECTOR. If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

                                     * * *

    b. Article XII of Registrant's Articles of Incorporation provide that the corporation may indemnify each director, officer, and any employee or agent of the corporation, his heirs, executors and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the corporation to the extent permitted by the law as recited above in subparagraph (a).

    c.  Article XII of Registrant's Articles of Incorporation provides, in part:

    "e. To the maximum extent permitted by law or by public policy, directors of this Corporation are to have no personal liability for monetary damages for breach of fiduciary duty as a director."

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses of the offering are to be borne by the Company, are as follows:

SEC Filing Fee....................................................  $   3,849
NASD Fee..........................................................      1,770
Nasdaq Fee........................................................     15,000
Printing Expenses.................................................     75,000
Accounting Fees and Expenses......................................     40,000
Legal Fees and Expenses...........................................     60,000
Blue Sky Fees and Expenses........................................     25,000
Registrar and Transfer Agent Fee..................................      5,000
Underwriters' Non-Accountable Expense Allowance...................    270,000
Miscellaneous.....................................................     54,381
                                                                    ---------
  Total...........................................................  $ 550,000

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

        1. In January 1994, the IFC issued an aggregate of 22,500 shares of Common Stock valued at $.50 per share to officers and directors for services performed in those capacities. The securities were issued to six individuals, each of whom represented that he was an "accredited investor" within in the meaning of Rule 501(a) of Regulation D. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act of 1933, as amended (the "Act") in reliance upon the exemption provided in
    Section 4(2) of the Act.

        2. In February 1995, the Company issued an aggregate of 668,019 shares of Common Stock and Incentive Stock Options exercisable to purchase an additional 66,594 shares of Common Stock at $1.75 per share and Non-Qualified Stock Options exercisable to purchase 36,000 shares of Common Stock at $1.75 per share in connection with the Company's acquisition of Cell Robotics, Inc., a New Mexico corporation. The shares of Common Stock were issued to total of eight (8) former stockholders of Cell Robotics, Inc., PRO RATA, each of whom represented that he, she or it satisfied certain suitability and qualification requirements. The securities, which were taken for investment and were subject to appropriate transfer restriction, were issued without registration under the Act in reliance upon the exemption provided in Section 4(2) of the Act.

        3. In 1995, the Company sold 380,000 shares of Common Stock to BridgeWorks Investors I, L.L.C., an Oregon limited liability company, for $1.00 per share. The shares of Common Stock were acquired for investment purposes and were subject to appropriate transfer restrictions. The shares of Common Stock were not registered under the Act in reliance upon Section 4(2) thereof.

        4. In 1994, the IFC sold 120,000 shares of Common Stock to six (6) investors for $1.00 per share. Each investor represented that they satisfied certain suitability requirements. The shares of Common Stock were acquired for investment purposes and were subject to appropriate transfer restrictions. The shares of Common Stock were not registered under the Act in reliance upon Section 4(2) thereof.

        5. In August 1995, the Company granted Incentive Stock Options exercisable to purchase 360,000 shares of the Company's Common Stock at an exercise price of $1.75 per share. The Incentive Stock Options were issued to executive officers and key employees of the Company pursuant to the Company's 1992 Stock Incentive Plan. The Incentive Stock Options were taken for investment, were subject to appropriate transfer restrictions, and were issued without registration under the Act in reliance upon the exemption provided in Section 4(2) of the Act.

        6. In September 1995, the Company sold an aggregate 115 Units, each Unit consisting of 20,000 shares of Common Stock and 10,000 Class A Warrants. Each Class A Warrant entitles the holder thereof to purchase one
    (1) share of Common Stock at an exercise price of $1.75 per share. The Units were sold to an aggregate of 89 investors who represented that they qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D, and a total of 4 other investors who satisfied certain other suitability requirements. The securities were acquired for investment purposes and were subject to appropriate transfer restrictions. The securities were not registered under the Act in reliance upon Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder.

        7. In September 1995, the Company issued a warrant to purchase 11.5 Units of the Company's securities, each Unit consisting of 20,000 shares of Common Stock and 10,000 Class A Warrants. Each Class A Warrant entitles the holder thereof to purchase one (1) share of Common Stock at an exercise price of $1.75 per share. The subject warrant was issued to a registered broker-dealer which qualified as a "accredited investor" within the meaning of Rule 501(a) of Regulation D. The subject warrant was acquired for investment purposes and was subject to appropriate transfer restrictions. The subject warrant was not registered under the Act in reliance upon
    Section 4(2) thereof and Rule 506 of Regulation D thereunder.

        8. In September 1995, the Company granted a Non-Qualified Stock Option exercisable to purchase 3,000 shares of the Company's Common Stock at an exercise price of $2.39 per share. The Non-Qualified Stock Option was granted to one (1) individual in addition to cash compensation for public relations services performed for the Company. The option was deemed to have only nominal value. The Non-Qualified Stock Option was acquired for investment purposes and was subject to appropriate transfer restrictions. The Non-Qualified Stock Option was not registered under the Act in reliance upon Section 4(2) thereof.

        9. In September 1995, the Company granted a Non-Qualified Stock Option exercisable to purchase 6,000 shares of the Company's Common Stock at an exercise price of $2.39 per share. The Non-Qualified Stock Option was granted for services performed as a member of the Company's Technical Advisory Board and was deemed to have only nominal value. The Non-Qualified Stock Option was acquired for investment purposes and was subject to appropriate transfer restrictions. The Non-Qualified Stock Option was not registered under the Act in reliance upon Section 4(2) thereof.

        10. In December, 1995, the Company granted Non-Qualified Stock Options exercisable to purchase 60,000 shares of the Company's Common Stock at an exercise price of $2.81 per share. The Non-Qualified Stock Options were granted to three (3) directors of the Company. The Non-Qualified Stock Options were deemed to have only nominal value. The Non-Qualified Stock Options were acquired for investment purposes and were subject to appropriate transfer restrictions. The Non-Qualified Stock Options were not registered under the Act in reliance upon Section 4(2) thereof.

        11. In January 1996, the Company issued an aggregate of 17,500 shares to seven (7) investors as partial consideration for certain United States and foreign patent rights. The shares of Common Stock were valued at $2.25 per share. The shares of Common Stock were acquired for investment purposes and were subject to appropriate transfer restrictions. The shares of Common Stock were not registered under the Act in reliance upon Section 4(2) thereof.

        12. During fiscal 1996, the Company granted Incentive Stock Options exercisable to purchase 175,000 shares of the Company's Common Stock at exercise prices of $1.875 to $2.875 per share. The Incentive Stock Options were issued to executive officers and key employees of the Company pursuant to the Company's 1992 Stock Incentive Plan. The Incentive Stock Options were taken for investment, were subject to appropriate transfer restrictions, and were issued without registration under the Act in reliance upon the exemption provided in Section 4(2) of the Act.

        13. In August 1997, the Company sold to one (1) accredited investor an aggregate of 200,000 shares of Common Stock at a price of $3.25 per share. The shares of Common Stock were acquired for investment purposes and subject to the appropriate transfer restrictions. The shares of Common Stock were not registered under the Act in reliance upon Section 4.2 thereof.

ITEM 27.  EXHIBITS.

        a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

EXHIBIT NO.                                TITLE
-----------  ------------------------------------------------------------------
 *****  1.0  Underwriting Agreement

 **     3.2  Amended and Restated Bylaws

 ****   3.3(a) Amended and Restated Articles of Incorporation

 **     3.3(b) Articles of Amendment to the Articles of Incorporation dated May
               23, 1995

 **     4.1  Specimen Certificate of Common Stock

 *****  4.2  Representatives' Common Stock Purchase Warrant

 *****  4.3  Warrant Agreement

 *****  4.4  Lohrding Option Agreement

 *****  5.0  Opinion of Neuman & Drennen, LLC regarding the legality of the securities being registered

 *     10.1  Agreement and Plan of Reorganization between and among Cell
               Robotics, Inc., Intelligent Financial Corporation, MiCel, Inc.,
               BridgeWorks Investors I, L.L.C., and Ronald K. Lohrding.

 *     10.2  Employment Agreement of Ronald K. Lohrding.

 *     10.3  Employment Agreement of Craig T. Rogers.

       10.4  Employment Agreement of Travis Lee

 *     10.5  Financing and Capital Contribution Agreement between and among
               Cell Robotics, Inc., Intelligent Financial Corporation, MiCel,
               Inc., and BridgeWorks Investors I, L.L.C.

 *     10.6  Irrevocable Appointment of Voting Rights by Dr. Lohrding to MiCel,
               Inc.

 *     10.7  Stock Pooling and Voting Agreement

EXHIBIT NO.                                TITLE
-----------  ------------------------------------------------------------------
 **    10.8  Royalty Agreement dated September 11, 1995 between the Registrant,
               Cell Robotics, Inc., and Mitsui Engineering & Shipbuilding Co.,
               Ltd.

 **    10.9  Agreement of Contribution and Mutual Comprehensive Release dated
               September 11, 1995 between the Company, Cell Robotics, Inc. and
               Mitsui Engineering & Shipbuilding Co., Ltd.

 **   10.10  Distribution Agreement dated April 6, 1995, between Carl Zeiss,
               Inc. and the Registrant

 **   10.11  Distribution Agreement dated December 15, 1994, between MiCel,
               Inc. and the Registrant

 **   10.12  Revised License Agreement dated January 5, 1996 between the
               Registrant and the Regents of the University of California

 **   10.13  Purchase Agreement with Tecnal Products, Inc.

 **   10.14  License Agreement with NTEC

 **** 10.15  License Agreement dated May 13, 1996, between the Registrant and
               GEM Edwards, Inc.

 *****10.16  Termination Agreement and Release dated             , 1997 between
               the Registrant and GEM Edwards, Inc.

 ***  16.00  Letter of Schumacher & Associates, Inc., Certified Public
               Accountants, filed pursuant to Item 304(a)(3) of Regulation S-B

 **    21.0  Subsidiaries

 ***** 23.1  Consent of Neuman & Drennen, LLC

 ***** 23.2  Consent of KPMG Peat Marwick LLP, Certified Public Accountants

------------------------

* Incorporated by reference from the Registrant's Current Report on Form 8-K dated February 23, 1995, as filed with the Commission on March 10, 1995, SEC File No. 33-26467.

** Incorporated by reference from the Registrant's Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 declared effective by the Commission on February 14, 1996, SEC File No. 33-80347.

*** Incorporated by reference from the Registrant's Current Report on Form 8-K dated May 15, 1995, as filed with the Commission on May 18, 1995, SEC File No. 33-26467.

**** Incorporated by reference from the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form SB-2 filed with the Commission on July 15, 1996, SEC File No. 33-80347.

***** Filed herewith.

ITEM 28.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

           a. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           b. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

           c. Include any additional or changed material information on the plan of distribution.

        2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        5. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Albuquerque, State of New Mexico on the 24th day of November, 1997.

                                CELL ROBOTICS INTERNATIONAL, INC.

                                By:            /s/ RONALD K. LOHRDING
                                     -----------------------------------------
                                           Ronald K. Lohrding, PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities with Cell Robotics International, Inc. and on the dates indicated.

          SIGNATURE                      POSITION                  DATE
------------------------------  --------------------------  -------------------

    /s/ RONALD K. LOHRDING      Chairman of the Board,
------------------------------    President, Chief           November 24, 1997
      Ronald K. Lohrding          Executive Officer

       /s/ JEAN SCHARF          Chief Financial Officer,
------------------------------    Chief Accounting Officer   November 24, 1997
         Jean Scharf              and Controller

     /s/ CRAIG T. ROGERS
------------------------------  Director                     November 24, 1997
       Craig T. Rogers

       /s/ MARK WALLER
------------------------------  Director                     November 24, 1997
         Mark Waller

    /s/ RAYMOND RADOSEVICH
------------------------------  Director                     November 24, 1997
      Raymond Radosevich

       /s/ DEBRA BRYANT
------------------------------  Director                     November 24, 1997
         Debra Bryant

                               INDEX TO EXHIBITS

EXHIBIT NO.                                TITLE
-----------  ------------------------------------------------------------------
 *****  1.0  Underwriting Agreement

 **     3.2  Amended and Restated Bylaws

 ****   3.3(a) Amended and Restated Articles of Incorporation

 **     3.3(b) Articles of Amendment to the Articles of Incorporation dated May
               23, 1995

 **     4.1  Specimen Certificate of Common Stock

 *****  4.2  Representatives' Common Stock Purchase Warrant

 *****  4.3  Warrant Agreement

 *****  4.4  Lohrding Option Agreement

 *****  5.0  Opinion of Neuman & Drennen, LLC regarding the legality of the securities being registered

 *     10.1  Agreement and Plan of Reorganization between and among Cell
               Robotics, Inc., Intelligent Financial Corporation, MiCel, Inc.,
               BridgeWorks Investors I, L.L.C., and Ronald K. Lohrding.

 *     10.2  Employment Agreement of Ronald K. Lohrding.

 *     10.3  Employment Agreement of Craig T. Rogers.

       10.4  Employment Agreement of Travis Lee

 *     10.5  Financing and Capital Contribution Agreement between and among
               Cell Robotics, Inc., Intelligent Financial Corporation, MiCel,
               Inc., and BridgeWorks Investors I, L.L.C.

 *     10.6  Irrevocable Appointment of Voting Rights by Dr. Lohrding to MiCel,
               Inc.

 *     10.7  Stock Pooling and Voting Agreement

 **    10.8  Royalty Agreement dated September 11, 1995 between the Registrant,
               Cell Robotics, Inc., and Mitsui Engineering & Shipbuilding Co.,
               Ltd.

 **    10.9  Agreement of Contribution and Mutual Comprehensive Release dated
               September 11, 1995 between the Company, Cell Robotics, Inc. and
               Mitsui Engineering & Shipbuilding Co., Ltd.

 **   10.10  Distribution Agreement dated April 6, 1995, between Carl Zeiss,
               Inc. and the Registrant

 **   10.11  Distribution Agreement dated December 15, 1994, between MiCel,
               Inc. and the Registrant

 **   10.12  Revised License Agreement dated January 5, 1996 between the
               Registrant and the Regents of the University of California

 **   10.13  Purchase Agreement with Tecnal Products, Inc.

 **   10.14  License Agreement with NTEC

 **** 10.15  License Agreement dated May 13, 1996, between the Registrant and
               GEM Edwards, Inc.

 ***  16.00  Letter of Schumacher & Associates, Inc., Certified Public
               Accountants, filed pursuant to Item 304(a)(3) of Regulation S-B

 **    21.0  Subsidiaries

 ***** 23.1  Consent of Neuman & Drennen, LLC

EXHIBIT NO.                                TITLE
-----------  ------------------------------------------------------------------
 ***** 23.2  Consent of KPMG Peat Marwick LLP, Certified Public Accountants

------------------------

* Incorporated by reference from the Registrant's Current Report on Form 8-K dated February 23, 1995, as filed with the Commission on March 10, 1995, SEC File No. 33-26467.

** Incorporated by reference from the Registrant's Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 declared effective by the Commission on February 14, 1996, SEC File No. 33-80347.

*** Incorporated by reference from the Registrant's Current Report on Form 8-K dated May 15, 1995, as filed with the Commission on May 18, 1995, SEC File No. 33-26467.

**** Incorporated by reference from the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form SB-2 filed with the Commission on July 15, 1996, SEC File No. 33-80347.

***** Filed herewith.